As filed with the Securities and Exchange Commission on May 19, 1999
                                                     Registration No. 333-73073
===============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                            -----------------------


                              Amendment No. 2 to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            -----------------------


                             The Chubb Corporation
            (Exact name of Registrant as specified in its charter)

                            -----------------------

    New Jersey                       6331                      13-2595722
(State or Other           (Primary Standard Industrial         (IRS Employer
Jurisdiction of            Classification Code Number)       Identification No.)
Incorporation or
  Organization)

                      15 Mountain View Road, P.O. Box 1615
                         Warren, New Jersey 07061-1615
                                 (908) 903-2000
              (Address, Including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)


                            -----------------------

                                 Robert Rusis
                           Senior Vice President and
                                General Counsel
                             The Chubb Corporation
                     15 Mountain View Road, P.O. Box 1615
                         Warren, New Jersey 07061-1615
                                (908) 903-2000
               (Name, Address, Including Zip Code, and Telephone
              Number, Including Area Code, of Agent for Service)

                            -----------------------

                                  copies to:
    Dennis S. Hersch                                James A. FitzPatrick, Jr.
  Davis Polk & Wardwell                               Dewey Ballantine LLP
  450 Lexington Avenue                             1301 Avenue of the Americas
New York, New York 10017                            New York, New York 10019
     (212) 450-4000                                      (212) 259-8000

                            -----------------------


Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into Executive Risk Inc. as described in the Agreement and Plan of Merger dated as of February 6, 1999.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|


                            -----------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

===============================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


(Subject to Completion)


                           [Executive Risk Inc. LOGO]


Dear Stockholders:

     We are pleased to inform you that Executive Risk has signed a merger agreement with The Chubb Corporation. As a result of the proposed merger, each of your Executive Risk shares will be converted into 1.235 Chubb shares and Executive Risk will become a wholly owned subsidiary of Chubb. Chubb shares trade on the New York Stock Exchange under the symbol "CB".


     Executive Risk has scheduled a special meeting of its stockholders to be held on __________, 1999 to consider and vote on the merger agreement. We cannot complete the merger without the approval of the holders of a majority of the outstanding shares of Executive Risk common stock.


     After careful consideration, your board of directors has unanimously approved the merger agreement and determined that the merger is in the best interest of Executive Risk and its stockholders. The board of directors unanimously recommends that you vote FOR the merger agreement.

     In arriving at its determination and recommendation, the board of directors took into account the factors described in the attached proxy statement/prospectus, including the opinions of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc. to the effect that the merger consideration is fair to Executive Risk stockholders from a financial point of view.

     Your vote is very important. Please promptly complete, date, sign and return the enclosed proxy card in the prepaid envelope enclosed to ensure that your shares will be represented at the special meeting. If you do not vote at all, it will, in effect, count as a vote against the merger.

     We look forward to the successful combination of Executive Risk and Chubb and to your continued support as a stockholder of Chubb.

     On behalf of the board of directors of Executive Risk, we urge you to vote "FOR" approval of the merger and the related merger agreement.

                                              Sincerely,

-------------------------------------    --------------------------------------
ROBERT H. KULLAS                         STEPHEN J. SILLS
Chairman of the Board                    President and Chief Executive Officer

See "Risk Factors" beginning on page 10 for a discussion of risks which should be considered by stockholders with respect to the merger.
-------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators have approved the Chubb common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

This proxy statement/prospectus is dated __________, 1999 and was first mailed to stockholders on __________, 1999.

                              EXECUTIVE RISK INC.
                              Tower Business Park
                              82 Hopmeadow Street
                       Simsbury, Connecticut 06070-7683

                   Notice of Special Meeting of Stockholders
                        To be held on __________, 1999

To the Stockholders of Executive Risk Inc.:


     Notice is hereby given that a special meeting of stockholders of Executive Risk Inc. will be held at the principal offices of Executive Risk at the Tower Business Park, 82 Hopmeadow Street, Routes 10 & 202, Simsbury, Connecticut, on __ day, ________, 1999 at 10:00 a.m. for the following purposes:


     Item 1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger among Executive Risk, The Chubb Corporation and a wholly owned subsidiary of Chubb.

     Item 2. To transact any other business as may properly be brought before the meeting or any adjournment of the meeting.

     These items of business are described more fully in the proxy statement/prospectus attached to this Notice.


     Only holders of record of Executive Risk stock at the close of business on May 3, 1999 will be entitled to notice of, and to vote at, the special meeting.


     Your vote is important. If you don't vote at all, it will, in effect, count as a vote against the merger. Whether or not you expect to be present at the meeting, we request that you date and sign the enclosed proxy and return it as soon as possible in the addressed envelope provided. If you attend the meeting you may revoke your proxy and vote in person.

                                             By Order of the board of directors


                                             James A. FitzPatrick, Jr.
                                             Secretary

                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE
    MERGER....................................................................1

WHO CAN HELP ANSWER YOUR
    QUESTIONS.................................................................1

SUMMARY.......................................................................2
The Companies.................................................................2
The Merger....................................................................2
Selected Financial Information................................................5
Chubb.........................................................................5
Executive Risk ...............................................................7
Historical and Pro Forma Per Share Data.......................................8
Comparative Market Price Information..........................................9

RISK FACTORS.................................................................10
If the price of the Chubb common stock
    decreases, then the value of Chubb common
    shares that Executive Risk stockholders will
    receive in the merger will decrease......................................10
Difficulties associated with integrating Chubb and
    Executive Risk could have an adverse effect
    on Chubb's ability to realize cost savings
    expected to result from the merger.......................................10
Executive officers and directors of Executive
    Risk have potential conflicts of interest in the
    merger...................................................................10
Forward-looking statements may prove
    inaccurate...............................................................10


THE MERGER...................................................................12
General......................................................................12
Background of the Merger.....................................................12
Merger Factors Considered by Chubb...........................................14
Merger Factors Considered by Executive Risk;
    Recommendation of the Executive Risk Board...............................15
Material Federal Income Tax Consequences.....................................17
Accounting Treatment.........................................................18
Regulatory Matters...........................................................18
No Appraisal Rights..........................................................19
Stock Transfer Restriction Agreements........................................19

COMPARATIVE PER SHARE MARKET
    PRICE AND DIVIDEND INFORMATION...........................................21

OPINIONS OF FINANCIAL ADVISORS...............................................22
Opinion of Donaldson, Lufkin & Jenrette
    Securities Corporation...................................................22
Opinion of Salomon Smith Barney Inc..........................................29

INTERESTS OF THE EXECUTIVE OFFICERS
    AND DIRECTORS OF EXECUTIVE RISK IN THE MERGER............................41

PRINCIPAL PROVISIONS OF THE MERGER
    AGREEMENT................................................................44
General......................................................................44
Consideration to be Received in the Merger...................................44
Exchange of Shares...........................................................44
Representations and Warranties...............................................45
Covenants....................................................................45
Conditions to the Consummation of the Merger.................................50
Termination..................................................................51
Termination Fees Payable by Executive Risk ..................................52
Expenses.....................................................................52
Stock Option Agreement.......................................................52
Voting Agreement.............................................................54

VOTING SECURITIES AND THEIR
    HOLDERS..................................................................55

THE SPECIAL MEETING..........................................................56
Time and Place; Purpose......................................................56
Voting Rights; Votes Required for Approval...................................56
Voting of Proxies............................................................56

COMPARISON OF STOCKHOLDER RIGHTS
     ........................................................................58
State Anti-Takeover Laws.....................................................66
Stockholder Rights Plans.....................................................68
Listing or Quotation of Chubb Common Shares;
    Delisting of Executive Risk Common Stock.................................71

LEGAL MATTERS................................................................72

EXPERTS......................................................................72

FUTURE STOCKHOLDER PROPOSALS.................................................72

WHERE YOU CAN FIND MORE
    INFORMATION..............................................................73


LIST OF ANNEXES

    Annex A Agreement and Plan of Merger

    Annex B Stock Option Agreement

    Annex C Voting Agreement

    Annex D Opinion of Donaldson, Lufkin & Jenrette Securities Corporation

    Annex E Opinion of Salomon Smith Barney Inc.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What do I need to do now?

A: Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker will be the equivalent of voting against the merger.

Q:  Should I send in my stock certificates now?

A: No. Chubb will send instructions to you on how to exchange your stock certificates for Chubb stock certificates after the merger is completed.


Q: Can I change my vote after submitting my proxy card?


A: Yes. Any person who submits a proxy in connection with this solicitation may revoke the proxy at any time before it is voted. The proxy may be revoked in writing, or by appearing at the special meeting and voting in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. You may find further details on how to revoke your proxy on page 56.


Q:  What happens to my future dividends?

A: We expect no changes in Chubb's or Executive Risk's dividend policies before the merger. Chubb's quarterly dividend is expected to continue to be $.32 per common share.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as soon as possible. We hope to complete the merger in the second quarter of 1999.


                      WHO CAN HELP ANSWER YOUR QUESTIONS
       If you have more questions about the merger you should contact:

                              Executive Risk Inc.
                              82 Hopmeadow Street
                                 P.O. Box 2002
                       Simsbury, Connecticut 06070-7683
                          Attention: Timothy J. Curry
                         Phone Number: (860) 408-2000

                         If you would like additional
                         copies of this document, you
                                should contact:

                             Georgeson & Co. Inc.
                               Wall Street Plaza
                              New York, NY 10005
                         Phone Number: (800) 223-2064

                                   SUMMARY


     This summary contains selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the Annexes, and the documents to which we refer. The SEC allows Chubb and Executive Risk to "incorporate by reference" information into this document, which means that Chubb and Executive Risk can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. The previously filed documents contain important information about Chubb and Executive Risk and their financial performance. A list of documents we incorporate by reference appears under the heading "Where You Can Find More Information" on page 73.


                                The Companies

The Chubb Corporation
15 Mountain View Road
P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: (908) 903-3561

     Chubb is a holding company whose subsidiaries form a leading global specialty property and casualty insurance organization known for its strength in executive protection and financial institution markets, particularly directors and officers, errors and omissions, fiduciary and fidelity coverages. These subsidiaries also engage in other commercial lines of property and casualty insurance and have a large and profitable personal lines business. Chubb and its subsidiaries have approximately 10,700 employees worldwide with gross written premiums for 1998 of approximately $6 billion. Executive Risk Inc. 82 Hopmeadow Street P.O. Box 2002 Simsbury, Connecticut 06070-7683 Telephone: (860) 408-2000

     Executive Risk is a specialty insurance holding company focused on the directors and officers, professional liability, errors and omissions and ancillary markets. Executive Risk offers a wide range of innovative directors and officers and errors and omissions coverages. Executive Risk has almost 600 employees. Executive Risk's gross written premiums for 1998 were approximately $500 million.
                                  The Merger

        What Executive Risk Stockholders Will Receive in the Merger


     You will receive 1.235 Chubb shares for each Executive Risk share you hold. Instead of fractional Chubb shares, you will be paid cash. Based on the number of shares of Executive Risk common stock outstanding on May 18, 1999 and the closing price of $72.31 per share of Chubb stock on that date, Chubb would issue approximately 14.27 million shares to the stockholders of Executive Risk with an aggregate value of approximately $1,032 million. Because the exchange ratio is fixed, the actual value of the shares that will be issued to Executive Risk stockholders may be higher or lower, depending on the market price of the Chubb stock on the day of the closing.

   Recommendation to Stockholders (See page 15)


     Executive Risk's board of directors believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement.


   Opinions of Financial Advisors (see page 22)


     In connection with the merger, Executive Risk's board of directors received opinions from its financial advisors, Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc. These opinions discuss the fairness from a financial point of view of the consideration to be received by Executive Risk's stockholders. We have attached the full text of these opinions as Annexes D and E to this document. These opinions describe the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinions. We encourage you to read and consider each opinion in its entirety. The opinions are directed to Executive Risk's board of directors and do not constitute a recommendation to any stockholder as to how that stockholder should vote in connection with the proposed merger.


   Material Federal Income Tax Consequences (See page 17)


     The receipt of shares of Chubb common stock in the merger generally will be tax free to Executive Risk stockholders for United States federal income tax purposes, except for tax on cash received for fractional shares of Chubb common stock.

     Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

   Share Ownership of Management and Directors


     On May 3, 1999, directors and executive officers of Executive Risk and their affiliates owned and were entitled to vote approximately 1,153,337 shares of Executive Risk common stock, or approximately 10.0% of the shares of Executive Risk common stock outstanding on the record date for the special meeting.


     The directors of Executive Risk who own shares of Executive Risk common stock have entered into a voting agreement with Chubb under which they have agreed to vote all of their Executive Risk shares in favor of the merger agreement and against any competing transaction.

   No Appraisal Rights (see page 19)

     You will not have dissenters' rights of appraisal by reason of the merger.


   Comparative Per Share Market Price and Dividend Information (see page 21)

     Chubb common shares are listed on the New York Stock Exchange under the symbol "CB". Shares of Executive Risk common stock are listed on the New York Stock Exchange under the symbol "ER". On February 5, 1999, the last full trading day prior to the public announcement of the proposed merger, the last sale price per share of Chubb common stock was $58.06 and the last sale price per share of Executive Risk common stock was $44.00. On May 18, 1999, the most recent date for which prices were available prior to the printing of this document, the last sale price per share of Chubb common stock was $72.31 and the last sale price per share of Executive Risk common stock was $87.94.


   Regulatory Approvals (see page 18)

     On February 26, 1999, the parties filed a Notification Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The waiting period under the Act applicable to the merger expired on March 28, 1999.


     Chubb has obtained the requisite approval of the insurance department of the State of Connecticut in order to close the merger and is awaiting approval of the insurance department of the State of Delaware.

   Interests of Executive Risk's Executive Officers and Directors in the Merger (see page 41)


     Stockholders should note that a number of Executive Risk directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Executive Risk stockholders generally.


   Conditions to the Merger (see page 50)


     The consummation of the merger is subject to a number of conditions, including:

     o    approval of the merger agreement by the Executive Risk stockholders;

     o    receipt of regulatory approvals and the absence of legal restraints;
          and

     o receipt of legal opinions as to the treatment of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.


   Termination of the Merger Agreement (see page 51)


     Executive Risk and Chubb can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either company can terminate the merger agreement if:

     o    the merger is not completed by December 31, 1999;

     o a law or court order prohibits the merger; Executive Risk's stockholders fail to approve the merger; or the other party materially breaches any of the representations or warranties it made or fails to materially comply with any of its obligations under the merger agreement and that breach is not or cannot be cured by December 31, 1999.

     Executive Risk can also terminate the merger agreement if Executive Risk's board of directors has determined that an alternative transaction with a third party is superior to the merger and that Executive Risk should enter into an agreement relating to that transaction. However, Executive Risk must give
Chubb three business days to match the third party's offer before Executive Risk can terminate the merger agreement.

     Chubb can terminate the merger agreement if Executive Risk willfully and materially breaches the restrictions on its ability to negotiate with a third party concerning an alternative transaction or its agreement to call for a special meeting of stockholders. Chubb can also terminate the merger agreement if Executive Risk recommends an alternative transaction to its stockholders or if Executive Risk's board of directors changes or withdraws its recommendation of the merger proposal to its stockholders in a manner materially adverse to Chubb.


   Termination Fees and Expenses (see page 52)


     Executive Risk could be obligated to pay Chubb termination fees and expenses which could total up to $34 million if the merger agreement is terminated under specified circumstances. The amount could be up to $45 million under circumstances involving a willful and material breach by Executive Risk of the merger agreement.


   Stock Option Agreement (see page 52)


     Executive Risk has granted Chubb an option to purchase 19.9% of Executive Risk's outstanding shares at $71.70 per share exercisable under some of the circumstances under which the termination fee is payable. Chubb's profit on the option is capped at the amount of the termination fee.

                        Selected Financial Information

     The selected financial data presented below should be read in conjunction with the financial statements and the notes to the financial statements for Chubb and Executive Risk included in their respective annual reports.

Chubb


     The following selected historical financial data for, and as of the end of, each of the five years in the period ended December 31, 1998 have been derived from Chubb's consolidated financial statements, which have been audited by Ernst & Young LLP, Chubb's independent auditors. The data as of March 31, 1999 and 1998 and for the three months ended March 31, 1999 and 1998 have been derived from Chubb's unaudited consolidated financial statements which include, in the opinion of Chubb's management, all adjustments, consisting of normal recurring accruals, necessary to present fairly the results of operations and financial position of Chubb for the periods and dates presented. Stockholders should read this data together with the audited and unaudited consolidated financial statements of Chubb, including the notes to those financial statements, included in Chubb's annual report for the year ended December 31, 1998 and quarterly report for the quarter ended March 31, 1999. See "Where You Can Find More Information" on page 74.



                              For the Three Months                                 For the
                                 Ended March 31,                          Years Ended December 31,
                             ------------------------  ----------------------------------------------------------------



                                1999         1998         1998          1997         1996          1995        1994
                             -----------  -----------  -----------   -----------  -----------   -----------  ----------
                                                                   (in millions, except per share amounts)

Revenues
   Premiums earned........... $1,379.8     $1,314.1     $5,303.8      $5,157.4     $4,569.3      $4,147.2     $3,776.3
   Investment income.........    208.9        204.1        821.9         785.3        711.6         667.7        619.9
   Real estate...............      9.4         24.5         82.2         616.1        319.8         287.8        204.9
   Realized investment gains.     31.5         44.6        141.9         105.2         79.8         108.8         54.1
                              --------     --------     --------      --------     --------      --------     --------
     Total revenues.......... $1,629.6     $1,587.3     $6,349.8      $6,664.0     $5,680.5      $5,211.5     $4,655.2
                              ========     ========     ========      ========     ========      ========     ========

Components of income from
   continuing operations*
   Property and casualty
      insurance income....... $  166.8     $  157.3(a)  $  594.0 (a)  $   669.8    $  561.3       $ 562.9     $  467.2
   Real estate income (loss).      (.5)         (.5)        (2.0)          (5.1)     (146.8)(b)       6.0         (2.0)
   Corporate income..........       .1          6.0         22.8           34.6        19.7          14.8          7.6
                              --------     --------     --------      --------     --------      --------     --------
   Operating income from
      continuing operations(c)    66.4        162.8        614.8         701.1        434.2         583.7        472.8
   Realized investment gains
      from continuing
      operations.............     20.5         29.0         92.2          68.4         52.0          70.7         35.1
                              --------     --------     --------      --------     --------      --------     --------
   Income from continuing
      operations............. $  186.9     $  191.8(a)  $  707.0 (a)  $  769.5     $  486.2 (b)   $ 754.4     $  507.9
                              ========     ========     ========      ========     ========      ========     ========

Operating income from
   continuing operations per
   diluted common share(c)    $   1.02     $    .95 (a) $  365.5 (a)  $   4.00     $    244 (b)   $  3.27     $   2.66
Income from continuing
   operations per diluted
   common share...........        1.14         1.12         4.19 (a)      4.39         2.73 (b)      3.67         2.85
Cash dividends declared per
   common share...........         .32          .31          1.24         1.16         1.08           .98          .92




                                  As of March 31,                           As of December 31,
                             ------------------------  ----------------------------------------------------------------

                                1999         1998         1998          1997         1996           1995        1994
                             -----------  -----------  -----------   -----------  -----------   ----------- -----------
                                                                   (in millions, except per share amounts)

Total assets.................$ 20,971.5   $ 19,998.5   $ 20,746.0    $ 19,615.6   $ 19,938.1    $ 19,636.3  $ 17,761.0
Invested assets..............  14,775.6     14,254.6     14,755.3      14,049.6     12,081.1      10,920.2     9,818.3
Unpaid claims................  10,514.9      9,900.3     10,356.5       9,772.5      9,523.7       9,588.2     8,913.2
Long-term debt...............     607.4        248.4        607.5         398.6      1,070.5       1,150.8     1,279.6
Stockholders' equity.........   5,650.0      5,752.9      5,644.1       5,657.1      5,462.9       5,262.7     4,247.0
Stockholders' equity per
   common share...........        39.98        34.19        34.78         33.53        31.24         30.14       24.46

-------------------

* The federal and foreign income tax provided for each component of income represents its allocated portion of the consolidated provision.
(a) Property and casualty insurance income and income from continuing operations have been reduced by a net charge of $26.0 million or $ .15 per share for the after-tax effect of a $40.0 million restructuring charge.

(b) Real estate income and income from continuing operations have been reduced by a net charge of $160.0 million or $ .89 per share for the after-tax effect of a $255.0 million write-down of the carrying value of certain real estate assets to their estimated fair value.

(c) Operating income from continuing operations is defined as income from continuing operations excluding realized investment gains, net of tax.

     Executive Risk


     The following selected historical financial data for, and as of the end of, each of the five years in the period ended December 31, 1998 have been derived from Executive Risk's consolidated financial statements, which have been audited by Ernst & Young LLP, Executive Risk's independent auditors. The data as of March 31, 1999 and 1998 and for the three months ended March 31, 1999 and 1998 have been derived from Executive Risk's unaudited consolidated financial statements which include, in the opinion of Executive Risk's management, all adjustments, consisting of normal recurring accruals, necessary to present fairly the results of operations and financial position of Executive Risk for the periods and dates presented. Stockholders should read this data together with the audited and unaudited consolidated financial statements of Executive Risk, including the notes to those financial statements, included in Executive Risk's annual report for the year ended December 31, 1998 and quarterly report for the quarter ended March 31, 1999. See "Where You Can Find More Information" on page 74.



                              As of or for the Three                          As of or for the
                              Months Ended March 31,                        Years Ended December 31,
                             ------------------------  ----------------------------------------------------------------

                                1999         1998         1998          1997         1996          1995        1994
                             -----------   ----------  -----------   -----------  -----------   ----------- -----------
                                                                   (in millions, except per share amounts)
Revenues
   Premiums earned........... $   62.9     $   59.8     $  254.5      $  211.2     $  155.8       $ 116.4     $   95.0
   Investment income.........     16.2         15.1         61.7          47.1         32.6          26.7         22.5
   Realized investment gains
      losses)................      2.2          1.8          6.7           3.2          1.0           1.6          (.5)
   Other income..............       .3           .1           .3            .2           .2            .1           .1
                              --------     --------     --------      --------     --------       -------     --------
      Total revenues......... $   81.6     $   76.8     $  323.2      $  261.7     $  189.6       $ 144.8     $  117.1
                              ========     ========     ========      ========     ========      ========     ========

Components of net income*
   Operating income(a)....... $    9.8(b)  $   10.3     $   39.1(c)   $   34.4     $   27.4       $  24.3     $   19.6
   Realized investment gains
      (losses)...............      1.4          1.2          4.3           2.1           .7           1.0           .3
                              --------     --------     --------      --------     --------       -------     --------
      Net Income              $   11.2(b)  $   11.5     $   43.4(c)   $   36.5     $   28.1       $  25.3     $   19.3
                              ========     ========     ========      ========     ========      ========     ========
Operating income per diluted
   common share(a)........    $    .83(b)  $    .88     $   3.34(c)   $   3.22     $   2.61       $  2.04     $   1.72
   Net income per diluted
   common share..............      .95(b)       .98         3.71(c)       3.41         2.67          2.12        1.70
Cash dividends declared per
   common share...........         .02          .02          .08           .08          .08           .08         .06
   Total assets...........     1,897.3      1,560.9      1,866.0       1,485.8        941.2         705.9       516.7
   Invested assets........     1,249.2      1,117.3      1,249.9       1,085.2        691.0         549.9       431.8
   Unpaid claims..........       901.3        693.6        866.3         637.9        457.1         324.4       254.8
   Long-term debt and preferred
   securities................    200.0        200.0        200.0         200.0         70.0          25.0        25.0
   Stockholders' equity......    339.8        292.5        330.9         276.2        144.8         177.7       130.9
Stockholders' equity per
   common share...........       29.59        26.87        29.77         25.48        15.52         15.46       11.38


-------------------

* The federal and foreign income tax provided for each component of income represents its allocated portion of the consolidated provision.

(a) Operating income is defined as net income excluding realized investment gains (losses), net of tax.

(b) Operating income and net income have been reduced by a net charge of $1.7 million or $.15 per share for the after-tax effect of a $2.6 million charge related to non-recurring merger related expenses.

(c) Operating income and net income have been reduced by a net charge of $3.8 million or $.32 per share for the after-tax effect of $5.8 million of charges related to the closing of certain operations.

     The following table sets forth selected historical and pro forma combined per share data for Chubb and historical and equivalent pro forma per share data for Executive Risk. The unaudited pro forma financial data gives effect to the merger as a "purchase" under U.S. generally accepted accounting principles.

     We have based the unaudited pro forma combined income per share data upon the historical average number of outstanding Chubb common shares adjusted to include the number of Chubb common shares that would be issued in the merger based upon an exchange ratio of 1.235. We have based the unaudited equivalent pro forma per share data for Executive Risk on the unaudited pro forma combined amounts per share, multiplied by 1.235. The unaudited pro forma combined per share data and the unaudited equivalent pro forma per share data for Executive Risk do not include any cost savings or other financial or operational benefits from the merger.

     Stockholders should read the information set forth below in conjunction with the historical consolidated financial data of Chubb and Executive Risk contained in their respective annual reports.

     The merger is not a "significant business combination" for Chubb under the SEC's accounting rules. Therefore, pro forma financial information has not been included in this proxy statement/prospectus except as provided below. The combined company's operating results might have differed from the pro forma results if the companies had actually been combined during the periods presented. You should not rely on the pro forma information as being indicative of either the historical results that we would have had or the future results that we will experience after the merger is completed.

                                                                                            Executive Risk
                                                                            Pro       --------------------------
                                                             Chubb         Forma                     Equivalent
                                                          Historical     Combined     Historical     Pro Forma
                                                         -----------     ---------    -----------    -----------

Three Months Ended March 31, 1999
Operating income from continuing operations per
 diluted common share (a).............................    $    1.02      $     .96    $       .83    $     1.19
Income from continuing operations per diluted
 common share.........................................         1.14           1.08            .95          1.33
Average common and potentially dilutive common
 shares outstanding (in millions).....................        163.2          177.6           11.7           n/a
Cash dividends declared per common share..............    $     .32      $     .32    $       .02    $      .40
Book value per common share (at end of period)........        34.98          37.00          29.59         45.70

Year Ended December 31, 1998
Operating income from continuing operations per
 diluted common share (a).............................    $    3.65      $    3.45    $      3.34    $     4.26
Income from continuing operations per diluted
 common share.........................................         4.19           3.98           3.71          4.92
Average common and potentially dilutive common
 shares outstanding (in millions).....................        168.6          183.0           11.7           n/a
Cash dividends declared per common share..............    $    1.24      $    1.24    $       .08    $     1.53
Book value per common share (at end of period)........        34.78          36.76          29.77         45.40

-------------------


(a) Operating income from continuing operations is defined as income from continuing operations excluding realized investment gains, net of tax.

                     Comparative Market Price Informationf Chubb


     The following table sets forth the closing prices per share of Chubb common stock and Executive Risk common stock on the New York Stock Exchange on February 5, 1999, the last trading day prior to the public announcement of the proposed merger, and on May 18, 1999, the most recent date for which prices were available prior to printing this document. The table also sets forth the value of the shares of Chubb common stock that a stockholder would have received for one share of Executive Risk common stock assuming the merger had taken place on those dates. These numbers have been calculated by multiplying 1.235, the exchange ratio of Chubb shares per Executive Risk share, by the closing price per share of Chubb common stock on each of those dates. The actual value of the Chubb common share a stockholder will receive on the date the merger takes place may be higher or lower than the prices set forth



                                                               Closing Price of
                             Closing Price of Chubb         Executive Risk Common             Value of Chubb
                                  Common Stock                      Stock                 Common Stock Received
                             ----------------------         ---------------------         ---------------------
February 5, 1999.......               $58.06                        $44.00                        $71.70
May 18, 1999...........               $72.31                        $87.94                        $89.30
                                      ------                        ------                        ------



     Additional market price information is contained on page 21 under the caption "Comparative Per Share Market Price and Dividend Information."

                                 RISK FACTORS

     Executive Risk's stockholders should consider the following matters in deciding whether to vote in favor of the merger agreement. Stockholders should consider these matters in conjunction with the other information included or incorporated by reference in this document. If the price of the Chubb common stock decreases, then the value of Chubb common shares that Executive Risk stockholders will receive in the merger will decrease.

     The value of Chubb common shares that Executive Risk stockholders will receive in the merger depends on the market price of the Chubb common stock because the exchange ratio for the shares is fixed at 1.235. Therefore, because the market price of Chubb shares fluctuates, the value at the time of the merger of the consideration to be received by Executive Risk stockholders will depend on the market price of Chubb shares at that time. There can be no assurance as to the market value at the time of the merger of the consideration to be received by Executive Risk stockholders. If the price of the Chubb common stock decreases, the value of the shares that Executive Risk stockholders will receive will also decline. For historical and current market prices of Chubb shares, see "Comparative Per Share Market Price and Dividend Information." Difficulties associated with integrating Chubb and Executive Risk could have an adverse effect on Chubb's ability to realize cost savings expected to result from the merger.

     Although Chubb expects the combined company to realize increased revenues, together with cost savings and other financial and operating benefits from the merger, there can be no assurance regarding when or the extent to which the combined company will be able to realize these benefits. The merger involves the integration of two companies that have previously operated independently. There are numerous systems that the companies must integrate, including those involving management information, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance. Specifically, the companies have a number of information systems that are dissimilar. The companies will have to integrate, or, in some cases, replace, these systems. Difficulties associated with integrating Chubb and Executive Risk could have an adverse effect on the ability of Chubb to realize the expected financial and operating benefits of the merger. Executive officers and directors of Executive Risk have potential conflicts of interest in the merger.

     Stockholders should be aware of a potential conflict of interest and the benefits available to executive officers and directors when considering Executive Risk's board of directors' determinations to approve the merger. As discussed below under "Interests of the Executive Officers and Directors of Executive Risk in the Merger," the executive officers and directors of Executive Risk have benefit plans that provide them with interests in the merger that are different from, or in addition to, your interests as stockholders. Forward-looking statements may prove inaccurate.

     This document contains forward-looking statements about Chubb, Executive Risk and the combined company which Chubb and Executive Risk believe are within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this document, the words "anticipates," "believes," "expects," "intends," and similar expressions as they relate to Chubb, Executive Risk or the combined company or the management of either company are intended to identify these forward-looking statements. In making any of these statements, we believe that our expectations are based on reasonable assumptions. However, any of these statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. These forward-looking statements are subject to numerous risks and uncertainties. There are numerous important factors that could cause actual results to differ materially from those in forward-looking statements, including, but not limited to:

     (A) those discussed or identified from time to time in Chubb's or Executive Risk's public filings with the Securities and Exchange Commission;

     (B) specific risks or uncertainties associated with Chubb's or Executive Risk's expectations with respect to:

o timing, completion or tax status of the merger o the value of the merger consideration o growth prospects o market positions o distribution channels o premiums o earnings per share o cost savings o revenue enhancements and o profitability resulting from the merger;

     and (C) general economic conditions such as:

o changes in interest rates and the performance of the financial markets, o changes in domestic and foreign laws, regulations and taxes, o changes in competition and pricing environments, o regional or general changes in asset valuations, o the occurrence of significant natural disasters, o the development of major Year 2000 liabilities, o the inability to reinsure their risks economically, o the adequacy of loss reserves; o general market conditions, o competition, o pricing and o restructurings.

     The actual results, performance or achievement by Chubb, Executive Risk or the combined company could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of Chubb, Executive Risk or the combined company.

                                   THE MERGER
     General

     Executive Risk and Chubb are furnishing this document to holders of Executive Risk common stock in connection with the solicitation of proxies by Executive Risk's board of directors at a special meeting of its stockholders, and at any adjournments or postponements of the meeting.

     At the special meeting, the Executive Risk stockholders will be asked to vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 6, 1999, among Chubb, Executive Risk and Excalibur Acquisition, Inc., a wholly-owned subsidiary of Chubb, and the transactions contemplated by the merger agreement.

     The merger agreement provides for the merger of the Chubb subsidiary, Excalibur Acquisition, Inc., with and into Executive Risk, with Executive Risk surviving the merger as a wholly-owned subsidiary of Chubb. The merger will become effective in accordance with the certificate of merger to be filed with the Secretary of State of the State of Delaware. We anticipate that the parties will make this filing as soon as practicable after the last of the conditions precedent to the merger contained in the merger agreement has been satisfied or waived. We have attached a copy of the merger agreement as Annex A to this proxy statement/prospectus. Background of the Merger

     As part of its strategic planning, Chubb continually reviews trends and strategic opportunities in the insurance industry.

     On October 19, 1998, Dean R. O'Hare, Chairman and Chief Executive Officer of Chubb, and Stephen J. Sills, Chief Executive Officer of Executive Risk, met in New York City and discussed each person's outlook for his company's business and whether it would make sense to explore a possible business combination between the two companies.

     On November 19, 1998, Messrs. O'Hare and Sills met for a second time in New York City to refine some of the issues discussed at the October 19th meeting. Potential benefits of a possible combination were discussed; Messrs. O'Hare and Sills also examined product innovation and development, distribution channels and each organization's relative skill sets.

     On December 7, 1998, representatives of Chubb, Executive Risk, Goldman Sachs Inc. and Donaldson, Lufkin & Jenrette Securities Corporation met so that the representatives could assess their compatibility with one another, discuss industry trends, and outline in broad terms for the other the nature of its business and its organizational structure.

     On December 11, 1998, at a regularly scheduled meeting of the Chubb board of directors at which Chubb's financial advisor was present, Mr. O'Hare informed the board of the preliminary discussions with Executive Risk representatives regarding Chubb's possible acquisition of Executive Risk. A presentation for informational purposes was made about Executive Risk, describing its history, its specialty emphasis and core financial information. No action regarding Executive Risk was taken by Chubb's board at that meeting.

     On December 17, 1998, Executive Risk held a meeting of its board of directors at which Mr. Sills informed the board that preliminary discussions had been held with Chubb regarding a possible business combination. At the meeting, Donaldson, Lufkin & Jenrette Securities Corporation made a presentation regarding the possible combination with Chubb.

     On December 23, 1998, representatives of Chubb, Executive Risk, Goldman Sachs Inc. and Donaldson, Lufkin & Jenrette Securities Corporation met to discuss possibilities for cost savings and revenue enhancements and to develop financial assumptions upon which the respective valuation models of the two companies would be built.

     On January 4, 1999, Messrs. O'Hare and Sills met to discuss integration issues between the two companies. During that first week of January, there were a number of telephone conferences between Chubb representatives and Executive Risk representatives as to Chubb's preliminary valuation of Executive Risk. No agreement as to value was reached. Chubb acknowledged that any agreement would involve a substantial premium to Executive Risk's market price because Chubb believed that the then current market price of Executive Risk's stock did not adequately reflect its inherent value.

     On January 5, 1999, Chubb and Executive Risk executed a mutual confidentiality agreement. Starting on January 5, 1999, representatives of Chubb and Executive Risk met to conduct due diligence investigations of each other's businesses.


     On January 22, 1999, Executive Risk retained Donaldson, Lufkin & Jenrette Securities Corporation to act as its financial advisor with respect to the possible merger with Chubb. DLJ has been a financial advisor to Executive Risk since prior to the time Executive Risk became a public company in March 1994 and served as lead underwriter in Executive Risk's public offering and advised Executive Risk in its two follow-on equity offerings, its senior notes offering and its trust preferred securities offering between 1996 and 1997. Accordingly, Executive Risk consulted with DLJ from time to time concerning financial issues and strategic opportunities, including a possible transaction with Chubb, prior to the date Executive Risk formally retained DLJ as its financial advisor with respect to the transaction contemplated by the merger agreement.


     On January 25, 1999, at Executive Risk's annual strategic planning meeting of the board of directors, Mr. Sills reviewed with the Executive Risk board of directors the status of the due diligence investigations and other discussions between representatives of Executive Risk and Chubb.

     On January 28, 1999, Messrs. O'Hare and Sills discussed a possible exchange ratio equal to 1.235 shares of Chubb stock for each share of Executive Risk stock. Later that day, representatives of Chubb and Executive Risk met to discuss issues relating to the possible integration of their businesses. Messrs. O'Hare and Sills then authorized their respective representatives to negotiate a merger agreement.


     Because a managing director in DLJ's Mergers and Acquisitions Group is a member of the board of directors of Chubb, on February 1, 1999, Executive Risk retained Salomon Smith Barney Inc. also to act as its financial advisor with respect to the possible merger with Chubb.


     Beginning on February 1, 1999 and continuing through the execution of the merger agreement on February 6, 1999, Chubb and Executive Risk, and their respective legal and financial advisors, negotiated the terms of the merger agreement, stock option agreement and the voting agreement.

     As part of the negotiation of the merger agreement, Chubb insisted that Executive Risk agree to provisions, which would prevent Executive Risk from soliciting third parties to make a bid for Executive Risk, and agree to pay Chubb a fee if the merger agreement were terminated as a result of a third party bid. In addition, Chubb insisted that Executive Risk grant it an option to purchase 19.9% of Executive Risk shares, which if exercised by Chubb would have the effect of preventing a third party from acquiring Executive Risk in a transaction accounted for under the "pooling of interests" method. The parties held extensive negotiations regarding the circumstances under which Executive Risk could respond to a third party proposal, the amount of the termination fee payment, the conditions under which it would be paid and the circumstances under which the stock option could be exercised. As a result, Chubb's initial request for a $40 million termination fee was reduced to $30 million, or $40 million under circumstances involving a willful and material breach of the merger agreement by Executive Risk, and it was agreed that the termination fee would only be payable under circumstances in which a third party acquisition was pending. In addition, the combined value of the stock option and termination fee was limited to the value of the termination fee. These negotiations resulted in the provisions of the merger agreement described under "Principal Provisions of the Merger Agreement -- Termination" and the provisions of the stock option described under "--Stock Option Agreement."

     On February 5, 1999, at a special meeting, the Chubb board received an update regarding the transaction from Chubb's management and legal and financial advisors, and approved a proposed exchange ratio and other terms of the merger and related transactions subject to the finalization of the remaining documentation.

     The Executive Risk board of directors convened to consider the transaction on February 5, 1999. Following the conclusion of the board meeting, the negotiations resumed. All remaining material issues, including the details regarding the break-up fee (including the amount), were agreed later that evening, and on February 6, 1999, the Executive Risk board of directors approved the transaction. On February 6, 1999, Chubb and Executive Risk each executed the merger agreement and the stock option agreement, and Chubb and the directors of Executive Risk entered into the voting agreement.

     On February 8, 1999, the parties issued a joint press release announcing the merger.

Merger Factors Considered by Chubb

     In reaching its conclusion to approve the merger agreement, the Chubb board considered a number of factors, including the following material factors:

     o The solidification of Chubb's leading market positions in numerous profitable executive protection lines. Chubb believes the merger will strengthen its position in executive protection lines that Chubb believes offer attractive opportunities for profitable growth and will expand its position in specialty markets.

     o The ability of Chubb to access new distribution channels. Chubb believes that the merger will offer the combined company the opportunity to build upon Chubb's relationships with 5,000 retail independent agents and brokers worldwide and Executive Risk's relationships with more than 2,200 wholesale agents, specialty brokers and program administrators.

     o The acceleration of premium growth in attractive specialty markets. Chubb believes that the merger will provide it with the opportunity to accelerate premium growth in attractive specialty markets. Based on pro forma data, the combined company had gross written premiums in excess of $6.5 billion in 1998. In addition, Chubb's financial strength may create opportunities for restructuring a portion of Executive Risk's reinsurance arrangements.

     o The strengthening of Chubb's management team. Executive Risk will provide Chubb with a management team that is experienced in developing innovative products and producing strong growth with profitable underwriting results. Chubb believes that it can blend the strengths of the Executive Risk management team with the strengths of the Chubb management team to create an enhanced leadership team that will lead Chubb in expanding its presence in the directors and officers and errors and omissions markets.

     o Insignificant customer overlap. Due to the difference in Chubb's and Executive Risk's historical marketing approaches where Chubb has focused on larger, Fortune 500 customers, while Executive Risk has focused on small to middle market customers, Chubb believes that the merger will create very little customer overlap.

     o The creation of opportunities for cost savings in a range from $10 million to $18 million annually and other financial and operational benefits through the integration of the two companies' operations.

     o The uncertainties regarding when and the extent to which the combined company would be able to realize cost savings and other financial and operating benefits from the merger.

     o The difficulties which may be associated with the integration of Chubb and Executive Risk. The merger involves combining two companies that have previously operated independently. There are numerous systems, including information systems, that the companies have that are dissimilar. Integrating or replacing these systems could be costly and time consuming. We describe the uncertainties associated with realizing these anticipated cost savings under the heading "Risk Factors--Difficulties associated with integrating Chubb and Executive Risk could have an adverse effect on Chubb's ability to realize cost savings expected to result from the merger".

     o Chubb's expectation that the merger will result in earnings dilution in 1999 of less than 2%. Chubb expects the merger to be slightly accretive to earnings in 2000.

     In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the Chubb board of directors did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. Individual directors may have given different weights to different factors.

Merger Factors Considered by Executive Risk; Recommendation of the Executive Risk Board

     In reaching its conclusion to approve the merger agreement and to recommend that stockholders vote for the merger agreement, the Executive Risk board considered a number of factors, including the following material factors:

     o Information regarding the financial condition, results of operations, business and prospects of Executive Risk and Chubb, both on a stand-alone and combined basis.

     o   Potential benefits of the merger, including:

         o That Executive Risk stockholders would receive an ownership interest in the combined company.

         o That Executive Risk stockholders would be able to share in the growth and prospects of the combined company, including its opportunity to achieve revenue growth and cost savings as a result of the combination.

         o That Executive Risk's ability to offer insurance would benefit from Chubb's stronger balance sheet and financial ratings.

         o That Executive Risk would be able to offer traditional property and casualty products ancillary to the specialty products that Executive Risk currently offers.

         o That Executive Risk would have access to Chubb's 115 offices globally, allowing for faster expansion than available to Executive Risk absent the merger.

     o The presentations by Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc. and the opinions of these firms to the effect that, as of February 6, 1999, the dates of their opinions, and based upon and subject to the assumptions, limitations and qualifications set forth in their opinions, the consideration to be received in the merger was fair to the stockholders of Executive Risk from a financial point of view. See "Opinions of Financial Advisors" for a discussion of the factors these firms considered in rendering their opinions. We have attached copies of the firms' written opinions which describe the assumptions, limitations and qualifications as Annexes D and E to this proxy statement/prospectus.

     o The historical trading prices of the Executive Risk shares and the Chubb shares and the premium represented by the merger consideration.

     o The consideration to be received by Executive Risk stockholders in the merger, including the possibility that, because the number of Chubb shares to be issued per Executive Risk share is fixed, the value of those shares may increase or decrease.

     o That the merger is expected to be tax-free to Executive Risk stockholders. See "Material Federal Income Tax Consequences".

     o The regulatory approvals required for the merger and the estimated length of time required to consummate the merger.

     o   The terms and conditions of the merger agreement, including:

         o That Executive Risk may provide information to and negotiate with unsolicited bidders, if the Executive Risk board determines it is required to do so to comply with its fiduciary duties.

         o That Executive Risk may terminate the merger agreement to accept a superior proposal for a competing transaction.

         o That Executive Risk could be obligated to pay Chubb termination fees and expenses that could total up to $34 million, or $45 million under circumstances involving a willful and material breach of the merger agreement by Executive Risk. The board believed that while the termination fee provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with Executive Risk and the stock option agreement could prevent an alternative business combination with Executive Risk from being accounted for as a pooling of interests, these provisions would not preclude bona fide alternative proposals and that the size of the termination fee was reasonable in light of the size and benefits of the transaction. See "Principal Provisions of the Merger Agreement--Termination" and "--Stock Option Agreement" for a description of the termination fee provisions of the merger agreement and a description of the stock option agreement.

     o The risk that the expected benefits of the merger may not be realized. See "Risk Factors".

     o That the executive officers and directors of Executive Risk may be deemed to have interests in the proposed merger that are different from and in addition to the interests of Executive Risk stockholders generally. See "Interests of the Executive Officers and Directors of Executive Risk in the Merger".

     In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the Executive Risk board did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. Individual directors may have given different weights to different factors.

     The Executive Risk board unanimously recommends that stockholders vote "FOR" approval and adoption of the merger agreement.

Material Federal Income Tax Consequences


     Tax Consequences. Dewey Ballantine LLP and Davis Polk & Wardwell have provided opinions to Executive Risk and Chubb regarding the material federal income tax consequences of the merger. These opinions have been filed with the SEC as exhibits to the registration statement related to this proxy statement/prospectus. The opinions rely on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with the proxy statement/prospectus and the merger agreement. The opinions also rely on representations and covenants, including those contained in officer's certificates of Executive Risk and Chubb. If any of the assumptions, representations or covenants are inaccurate, the conclusions contained in the opinions could be affected.


     The material federal income tax consequences of the merger as summarized in the opinions described above are as follows:

     o   The merger will constitute a "reorganization" within the meaning of
         Section 368(a) of the Internal Revenue Code.


     o Executive Risk stockholders will not recognize any gain or loss upon the exchange of their Executive Risk common stock solely for shares of Chubb common stock pursuant to the merger, except with respect to any cash they receive instead of fractional shares of Chubb common stock.


     o The aggregate tax basis of the shares of Chubb common stock received solely in exchange for shares of Executive Risk common stock pursuant to the merger, including fractional shares of Chubb common stock for which cash is received, will be the same as the aggregate tax basis of the shares of Executive Risk common stock exchanged for them.

     o The holding period for shares of Chubb common stock received in exchange for shares of Executive Risk common stock pursuant to the merger will include the holding period of the shares of Executive Risk common stock exchanged for them.

     o Executive Risk stockholders who receive cash instead of fractional shares of Chubb common stock should be treated as having received the fractional shares in the merger and then as having the fractional shares redeemed by Chubb in a distribution under Section 302 of the Internal Revenue Code. Accordingly, these stockholders should recognize gain or loss equal to the difference, if any, between the tax basis of the fractional shares and the amount of cash received. The gain or loss generally will be capital gain or loss and, in the case of individuals, long-term capital gain or loss eligible for reduced rates of taxation if the Executive Risk stock exchanged have been held for more than one year.

     o None of Chubb, Excalibur Acquisition, Inc. or Executive Risk will recognize any gain or loss as a result of the merger.

     The tax opinions summarized above assume that you hold your shares of Executive Risk common stock as a capital asset. Further, the tax opinions do not address all of the federal income tax consequences that may be relevant to you in light of your particular circumstances; nor do the tax opinions address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

     o   insurance companies;

     o   financial institutions;

     o   dealers in securities;

     o   traders that mark to market;

     o   tax-exempt organizations;

     o stockholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;

     o stockholders who acquired the Executive Risk common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and

     o foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.


     No information is provided in this document with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. The tax opinions summarized above are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, and IRS rulings and judicial decisions, as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in the tax opinions summarized above. No rulings have been or will be sought from the IRS concerning the tax consequences of the merger and the opinions of counsel as to the material federal income tax consequences summarized above will not be binding on the IRS or any court.

     The preceding summary of the tax opinions does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, Executive Risk stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.


     Other Tax Matters. It is a condition to the obligations of Executive Risk and Chubb to consummate the merger that Dewey Ballantine LLP and Davis Polk & Wardwell each render an opinion, dated as of the time of the merger, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. The parties do not currently intend to waive the condition that Dewey Ballantine LLP and Davis Polk & Wardwell will render their opinions at the time of the merger. In the unlikely event that the parties do decide to waive the condition, however, Executive Risk will recirculate this document to disclose the waiver of the condition and all related material disclosures, including the risks to Executive Risk stockholders resulting from the waiver, and will resolicit proxies from the Executive Risk stockholders. Accounting Treatment


     The merger will be accounted for by Chubb under the "purchase" method of accounting. Under this method of accounting, the assets and liabilities of Executive Risk will be recorded at their fair value, and any excess of Chubb's purchase price over the fair value will be accounted for as goodwill. The goodwill attributable to the merger is expected to be amortized by Chubb over a period of twenty-six years. The revenues and expenses of Executive Risk will be included in Chubb's financial statements from the date of consummation of the merger. Regulatory Matters

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated under the Hart-Scott-Rodino Act, prohibit Chubb and Executive Risk from consummating the merger until they notify and furnish information to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements are satisfied. On February 26, 1999, in connection with the merger, Chubb and Executive Risk each filed with the FTC and the Antitrust Division a Notification and Report Form under the Hart-Scott-Rodino Act. The waiting period under the Hart-Scott-Rodino Act expired on March 28, 1999.

     At any time before or after the completion of the merger, the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of substantial assets of Chubb or Executive Risk. Private parties and the state attorneys general may also bring actions under the U.S. antitrust laws. Although Chubb and Executive Risk believe that the merger is legal under the U.S. antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     Chubb and Executive Risk each conduct business in member states of the European Union, but it is not anticipated that any filing with the European Commission will be required as a result of this proposed merger. Chubb and Executive Risk also each conduct operations in a number of individual foreign jurisdictions where regulatory filings with, or notifications to, applicable commissions and other authorities may be required in connection with consummation of the merger.

     The insurance laws and regulations of all U.S. jurisdictions generally require that, prior to the acquisition of an insurance company doing business in these jurisdictions through the acquisition of or merger with the insurance company or holding company of that insurance company, the surviving company obtain the prior approval of, or file notification with and meet waiting period requirements imposed by, the insurance commissioners of these jurisdictions.


     In connection with this state approval and notification process, Chubb has made formal filing applications, called Form "A" filings, for approval of the merger with the insurance commissioners of Delaware and Connecticut, the states in which the insurance company subsidiaries of Executive Risk are domiciled. Hearings on the Form "A" filings in Connecticut and Delaware have been conducted. Chubb has received the requisite approval from the Connecticut insurance commissioner and is awaiting approval from the Delaware insurance commissioner. In addition, Chubb has made notice filings in other jurisdictions, including in states where Executive Risk's subsidiaries and Chubb's subsidiaries together have sufficiently large market shares in particular insurance lines to require a notification prior to merger. Approval of the merger is generally not required in these states, but state insurance departments could determine to take action to prevent or impose conditions on the merger or on any related change of control affecting Executive Risk's existing insurance licenses and authorizations.


No Appraisal Rights

     Executive Risk stockholders are not entitled to appraisal or dissenters' rights under Delaware law in connection with the merger because Executive Risk's common stock were listed on the New York Stock Exchange on the record date for Executive Risk's special meeting of stockholders, and the Chubb common shares that the Executive Risk stockholders will be entitled to receive in the merger will be listed on the New York Stock Exchange at the effective time of the merger.

Stock Transfer Restriction Agreements

     This document does not cover any resales of the Chubb common shares to be received by Executive Risk's stockholders upon consummation of the merger, and no person is authorized to make any use of this document in connection with any such resale.

     All Chubb common shares received by Executive Risk stockholders in the merger will be freely transferable, with the exception of the Chubb common shares received by persons who are deemed to be "affiliates" of Executive Risk under the Securities Act of 1933 and the rules and regulations promulgated under that act, at the time of the Executive Risk special meeting. These "affiliates" may only re-sell their Chubb common shares in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under that act. Persons who may be deemed to be affiliates of Executive Risk for these purposes generally include individuals or entities that control, are controlled by, or are under common control with, Executive Risk and may include officers, directors and principal stockholders of Executive Risk. The merger agreement requires Executive Risk to use commercially reasonable efforts to deliver or cause to be delivered to Chubb on or prior to the effective time of the merger from each of these affiliates an executed letter agreement to the effect that these persons will not offer or sell or otherwise dispose of any Chubb common shares issued to these persons in the merger in violation of the Securities Act of 1933.

           COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     The price per Chubb common share is quoted on the New York Stock Exchange under the symbol "CB". The price per share of Executive Risk common stock is quoted on the New York Stock Exchange under the symbol "ER".

     For the calendar quarters indicated, the table below sets forth, (1) the high and low sales prices per Chubb common share and per share of Executive Risk common stock, in each case as reported on the New York Stock Exchange Composite Transaction Tape and based on published financial sources and (2) the cash dividends declared per Chubb common share and per share of Executive Risk common stock.



                                                   Chubb Common Shares          Executive Risk Common Stock
                                             ------------------------------   -------------------------------
                                                Market Price                     Market Price
                                             -----------------     Cash        -----------------      Cash
                                              High       Low     Dividends      High       Low      Dividends
                                             ------     ------   ---------     ------     ------    ---------

1997
   First Quarter...........................  $62.25     $53.00     $0.29       $48.75     $35.63     $0.02
   Second Quarter..........................   67.63      51.25      0.29        56.00      43.38      0.02
   Third Quarter...........................   71.75      65.56      0.29        68.38      49.81      0.02
   Fourth Quarter..........................   78.13      65.88      0.29        72.00      63.50      0.02
1998
   First Quarter...........................  $81.44     $71.00     $0.31       $75.31     $65.69     $0.02
   Second Quarter..........................   82.63      73.31      0.31        74.63      57.50      0.02
   Third Quarter...........................   88.25      62.50      0.31        72.69      35.88      0.02
   Fourth Quarter..........................   73.38      57.00      0.31        56.88      40.50      0.02
1999
   First Quarter...........................  $68.31     $54.00     $0.32       $74.00     $44.00     $0.02
   Second Quarter (through May 18).........   75.94      57.00        --        92.25      69.63        --
                                              -----      -----      ----        -----      -----      ----




     On February 5, 1999, the last full trading day prior to the public announcement of the proposed merger, the closing price per Chubb common share quoted on the New York Stock Exchange Composite Transaction Tape was $58.06 and the closing price per share of Executive Risk common stock reported on the New York Stock Exchange Composite Transaction Tape was $44.00. On May 18, 1999, the most recent date for which prices were available prior to the printing of this document, the closing price per Chubb common share reported on the New York Stock Exchange Composite Transaction Tape was $72.31 and the closing price per share of Executive Risk common stock reported on the New York Stock Exchange Composite Transaction Tape was $87.94. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.


     Chubb and Executive Risk do not expect to change their dividend policies before the merger. Chubb's quarterly dividend is expected to continue to be $.32 per common share.

                         OPINIONS OF FINANCIAL ADVISORS


          On February 6, 1999, Donaldson, Lufkin & Jenrette Securities Corporation, also known as DLJ, and Salomon Smith Barney Inc. each delivered an oral opinion to Executive Risk's board of directors that, as of the date of these opinions and based upon and subject to the assumptions, limitations and qualifications set forth in these opinions, the merger consideration was fair to Executive Risk stockholders from a financial point of view. DLJ and Salomon Smith Barney Inc. subsequently confirmed those opinions in writing.


     We have attached to this document as Annex D and Annex E and incorporate in this document by reference the full text of the respective written opinions of DLJ and Salomon Smith Barney Inc. dated February 6, 1999. These opinions set forth the assumptions made, matters considered and limitations on the review undertaken in connection with these opinions. We urge Executive Risk stockholders to read these opinions carefully and in their entirety for the procedures followed, assumptions made, other matters considered and limits of the review by DLJ and Salomon Smith Barney Inc. in connection with their opinions.

     Executive Risk selected DLJ and Salomon Smith Barney based upon their reputations, expertise and familiarity with Executive Risk and its business. DLJ has been a financial advisor to Executive Risk since prior to the time Executive Risk became a public company in March 1994 and served as lead underwriter in Executive Risk's initial public offering. As described above in "The Merger--Background of the Merger", beginning on December 7, 1999, DLJ assisted Executive Risk during Executive Risk's preliminary discussions with Chubb and Chubb's advisors concerning a possible transaction between the two companies. Executive Risk formally retained DLJ as its financial advisor in connection with the possible merger with Chubb on January 22, 1999. Because a managing director in DLJ's Mergers and Acquisitions Group is a member of the board of directors of Chubb, Executive Risk also retained Salomon Smith Barney on February 1, 1999 to act as a financial advisor in connection with the possible merger with Chubb.


Opinion of Donaldson, Lufkin & Jenrette Securities Corporation


     Executive Risk requested DLJ in its role as financial advisor to Executive Risk, to render an opinion to the Executive Risk board as to the fairness from a financial point of view of the consideration to be received by Executive Risk stockholders in the form of 1.235 shares of common stock of Chubb for each share of Executive Risk common stock. On February 5, 1999, DLJ indicated to the Executive Risk board that DLJ was prepared to deliver its opinion to the effect that, as of that date, the consideration to be received by the Executive Risk stockholders pursuant to the merger agreement was fair to the Executive Risk stockholders from a financial point of view. On February 6, 1999, DLJ delivered its opinion to the Executive Risk board that, as of that date, and based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be received was fair to the stockholders of Executive Risk from a financial point of view. The summary of the material elements of the presentation made by DLJ to the Executive Risk board on February 5, 1999 described below is qualified in its entirety by reference to the full text of the DLJ opinion attached as Annex D to this proxy statement/prospectus.


     The DLJ opinion was prepared for the Executive Risk board and was directed only to the fairness from a financial point of view, as of the date of the opinion, of the consideration to be received by the Executive Risk stockholders. The DLJ opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ opinion. It should be understood that although subsequent developments may affect the DLJ opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ opinion. DLJ expressed no opinion as to the prices at which Executive Risk common stock or Chubb common shares would actually trade at any time. The DLJ opinion does not address the relative merits of the merger and the other business strategies considered by the Executive Risk board nor does it address the Executive Risk board's decision to proceed with the merger. The DLJ opinion does not constitute a recommendation to the Executive Risk stockholders as to how they should vote on the merger.

     In arriving at its opinion, DLJ reviewed the merger agreement and the related voting agreement and stock option agreement. DLJ also reviewed financial and other information that was publicly available, including the First Call mean earnings estimates for Chubb, or was furnished to DLJ by Executive Risk and Chubb including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were financial projections of Executive Risk prepared by the management of Executive Risk. In addition, DLJ compared financial and securities data of Executive Risk and Chubb with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Executive Risk common stock and Chubb common stock, reviewed prices and premiums paid in other relevant business combinations and conducted other financial studies, analyses and investigations that it deemed appropriate for purposes of the DLJ opinion. DLJ was not asked to, nor did it, solicit the interest of any other party in acquiring Executive Risk. Executive Risk did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Executive Risk and Chubb or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the Executive Risk financial projections supplied to DLJ, DLJ assumed that these projections had been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Executive Risk as to the future operating and financial performance of Executive Risk. With respect to the First Call mean earnings estimates for Chubb reviewed by DLJ, DLJ assumed that these projections did not differ materially from those of the management of Chubb. Chubb did not provide DLJ with its earnings projections. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ assumed that the merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     The following is a summary of the presentation made by DLJ to the Executive Risk board at its February 5, 1999 meeting in connection with rendering the DLJ opinion. The chart below summarizes the resulting ranges of implied per share prices of Executive Risk common stock based on DLJ's analyses and compares these ranges with the consideration to be received by Executive Risk stockholders based on the closing price of Chubb's common shares as of February 4, 1999 and the exchange ratio of 1.235. For a detailed description of each of DLJ's analyses, see the individual analysis discussions immediately following the table.

[GRAPHIC OMITTED]

     1. Consideration Received Analysis Based on Comparable Public Company Analysis. DLJ compared the consideration to be received to the range of values of Executive Risk common stock implied by the relative valuation multiples of the following selected publicly traded specialty insurance peer companies:

     o   W.R. Berkley Corporation,

     o   CNA Surety Corporation,

     o   HCC Insurance Holdings, Inc.,

     o   HSB Group Inc.,

     o   Markel Corporation,

     o   Orion Capital Corporation, and

     o   Philadelphia Consolidated Holding Corp.

     DLJ analyzed the equity value of each of the peer companies, using trading valuations as of February 4, 1999, measured as a multiple of selected financial data, including: (A) earnings per share for the last twelve months ended September 30, 1998, excluding after-tax realized gains, assuming a 35% tax rate and other non-recurring items, (B) 1998 and 1999 estimated earnings per share and (C) September 30, 1998 book value per share. The 1998 and 1999 estimated earnings per share were based on mean earnings per share estimates issued by First Call. Based on this analysis, DLJ developed ranges of valuation multiples. The high and low data points for each criterion were excluded in determining the following ranges:

     o   12.2x - 18.0x for last twelve months earnings per share,

     o   12.5x - 17.4x for 1998 estimated earnings per share,

     o   10.4x - 15.1x for 1999 estimated earnings per share, and

     o   1.33x - 2.45x for 9/30/98 book value per share.

     These valuation multiples were then applied to Executive Risk's respective actual balances for last twelve months earnings and September 30, 1998 book value per share and Executive Risk management's estimates for 1998 and 1999 earnings to determine the range of implied equity values of Executive Risk. The analysis resulted in a range of implied Executive Risk value per share of $42.79 to $65.57. The consideration to be received is above the resulting implied range of values of Executive Risk common stock.

     2. Consideration Received Analysis Based on Comparable Acquisitions of Property-Casualty Insurance Companies. DLJ compared the consideration to be received to the range of values of Executive Risk common stock implied by the relative purchase price multiples generated from 24 selected acquisitions of property-casualty insurance companies that have occurred since January 1, 1997. DLJ analyzed the equity value of each of the acquired companies, measured as a multiple of selected financial data, including last twelve months earnings per share, next twelve months estimated earnings per share and current book value per share. Based on this analysis, DLJ developed the following ranges of acquisition multiples:

     o   12.9x - 24.9x for last twelve months earnings,

     o   12.5x - 21.1x for next twelve months estimated earnings and

     o   1.20x - 3.38x for current book value.

These acquisition multiples were then applied to Executive Risk's respective actual balances for last twelve months earnings and current book value and Executive Risk management estimates for next twelve months earnings to determine the range of implied equity values of Executive Risk. The analysis resulted in a range of implied Executive Risk value per share of $44.68 to $92.37. The consideration to be received is within this range of implied values.

     3. Consideration Received Analysis Based on Premiums Paid Over Current Market Prices in Comparable Acquisitions of Property-Casualty Insurance Companies. DLJ compared the consideration to be received to the range of values of Executive Risk common stock implied by the relative premiums paid over current market prices in recent selected acquisitions of property-casualty insurance companies. DLJ analyzed 15 property-casualty acquisitions involving public companies that have occurred since January 1, 1997. DLJ analyzed the equity value of each of the acquired companies, measured as a percentage of premiums paid over the acquired companies' common stock closing prices for the following periods: one day prior, one week prior and one month prior to the transaction announcement. Based on this analysis, DLJ developed the following ranges of premiums paid percentages:

     o   5.6% - 80.1% over the closing price one day prior to announcement,

     o   7.1% - 79.5% over the closing price one week prior to announcement, and

     o   2.1% - 110.1% over the closing price one month prior to announcement.

     These premium paid percentages were then applied to Executive Risk's respective common stock closing prices, assuming a theoretical announcement date of February 5, 1999, to determine the range of implied equity values of Executive Risk. The analysis resulted in a range of implied Executive Risk value per share of $51.23 to $93.42. The consideration to be received is within this range of implied values.

     4. Consideration Received Analysis Based on a Discounted Cash Flow Valuation Analysis. DLJ compared the consideration to be received to the range of values of Executive Risk common stock implied by a discounted cash flow valuation analysis. For purposes of this analysis, DLJ assumed that Executive Risk paid the maximum allowable dividends to its stockholders over the course of a five-year period. The maximum allowable dividends were assumed to be primarily based on a two step test that measures the amount of allowable dividends Executive Risk's insurance subsidiaries could pay under (1) state insurance regulatory constraints and (2) market-driven leverage constraints which were assumed to restrict the ratio of net premiums to surplus to 1.5 to
1. A terminal value was estimated at the end of year five based on a range of forward earnings of 10.0x to 12.0x and book value of 1.40x to 1.80x valuation multiples and the Company's estimated 2004 earnings and December 31, 2003 book value. The resulting cash flows were discounted using a range of discount rates of 12.0% to 16.0% based on Executive Risk's estimated cost of equity capital. The analysis resulted in a range of implied Executive Risk value per share of $49.60 to $65.42. The consideration to be received is above the resulting range of implied values of Executive Risk common stock.

     5. Consideration Received Analysis Based on the Historical Prices of Executive Risk Common Stock. DLJ compared the consideration to be received to the range of implied per share equity values resulting from Executive Risk's historical stock trading prices. DLJ examined the history of Executive Risk's common stock trading prices for the 12 months ended February 4, 1999 and for the approximately five-year period since Executive Risk's initial public offering of common stock on March 15, 1994. In this analysis, DLJ noted the following average closing prices and resulting implied transaction premiums based on Chubb's February 4, 1999 closing price:

       Trading Day Period    Average Closing Price   Transaction Premium
       ------------------    ---------------------   -------------------

              1 Day                $45.31                  61.1%
             10 Day                 46.77                  56.1%
             20 Day                 49.68                  47.0%
             30 Day                 50.80                  43.7%
             60 Day                 52.08                  40.2%
             90 Day                 49.70                  46.9%
            125 Day                 47.41                  54.0%
            250 Day                 56.89                  28.4%
            500 Day                 57.34                  27.3%
            750 Day                 49.98                  46.1%


DLJ focused on Executive Risk's common stock trading prices for the 12 months ended February 4, 1999 as DLJ believed this period to be more comparable. The analysis resulted in a range of implied Executive Risk value per share of $35.50 to $75.75. The consideration to be received is within this range of implied values.

     Pro Forma Financial Analysis. DLJ analyzed some of the pro forma financial effects resulting from the merger. In conducting its analysis, DLJ relied upon financial projections provided by the management of Executive Risk and First Call mean earnings estimates for Chubb. DLJ analyzed the pro forma effect of the merger on 1999 and 2000 earnings per share, stockholders' equity per share, dividends per share and ownership of the pro forma combined company. In this analysis, DLJ assumed that the transaction occurred on January 1, 1999. Executive Risk management has indicated that they believe that the merger will offer consolidated opportunities which will result in expense savings and revenue enhancement. DLJ did not express any opinion as to the likelihood of the expense savings and revenue enhancement being realized. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. DLJ compared the projected 1999 and 2000 earnings per share, book value per share and dividend per share of Executive Risk and Chubb on a stand-alone basis to Executive Risk and Chubb shareholders' projected pro forma 1999 and 2000 earnings per share, book value per share and dividend per share of the pro forma combined company. The analysis estimates that the earnings per share to each Executive Risk stockholder is accretive in pro forma 1999 and 2000, respectively, while the earnings per share to each Chubb shareholder is slightly dilutive in pro forma 1999 and 2000. The analysis also estimates that the book value per share to each Executive Risk stockholder and each Chubb shareholder would have been accretive as of December 31, 1998.

     Chubb Analysis: Comparable Public Company Valuation Analysis. In order to value the shares of Chubb common stock to be received by Executive Risk shareholders, DLJ compared Chubb's current market valuation multiples and operating results to a range of valuation multiples and operating results of selected publicly traded peer insurance companies including the following:

     o   ACE Limited,

     o   American International Group, Inc.,

     o   The Allstate Corporation,

     o   CNA Surety Corporation,

     o   XL Capital Ltd.,

     o   The Hartford Financial Services Group, Inc.,

     o   The Progressive Corporation,

     o   Reliance Group Holdings, Inc.,

     o   SAFECO Corporation, and

     o   The St. Paul Companies, Inc.

     DLJ analyzed the equity value of each of the Chubb peer companies, using trading valuations as of February 4, 1999, measured as a multiple of selected financial data, including: (A) earnings per share for the last twelve months ended September 30, 1998, (B) 1998 and 1999 estimated earnings per share based on First Call mean earnings per share estimates and (C) September 30, 1998 book value per share. DLJ also reviewed historical operating data of the Chubb peer companies, including dividend yield, 1998 estimated return on equity and estimated long-term earnings growth rate based on First Call's mean long-term growth rates. Based on this analysis, DLJ developed the following Chubb peer companies range of valuation multiples and operating results and compared the results to Chubb's respective results. Chubb's 1998 and 1999 estimated earnings valuation multiples were based on First Call mean earnings per share estimates:

                                                                Chubb Peer Companies
                                                 -----------------------------------------------       Chubb
                                                    Low         Mean        Median        High        Results
                                                 --------     --------    ----------    --------     ---------
Description
-----------
Valuation Multiples:
   Last Twelve Months Earnings...................   9.5x        16.3x        14.6x        31.7x         15.1x
   1998 Estimated Earnings.......................   9.7          16.8         16.6         29.7         15.6
   1999 Estimated Earnings.......................   8.3          14.7         13.0         26.1         13.8
   September 30, 1998 Book Value.................   0.7          1.80         1.4          4.23         1.73
Operating Results:
   Dividend Yield................................   0.0%         1.6%         1.4%         3.6%         2.1%
   1998 Estimated Return on Equity...............   3.9          10.7         10.9         18.0         11.1
   Estimated Long-Term Growth Rate...............   9.8          11.8         11.4         15.1         10.8


     As noted above Chubb's valuation multiples and estimated long-term growth rate are in-line with or slightly below the mean and median results of the Chubb peer companies. Chubb's dividend yield and 1998 estimated return on equity, however, are above the Chubb peer companies mean and median results. In addition, DLJ noted the following historical average closing prices of Chubb and the implied current price premium/(discount) based on Chubb's February 4, 1999 closing price:

                                                             Current Price
   Trading Day Period         Average Closing Price        Premium/(Discount)
   -----------------           -------------------         ------------------
          1 Day                     $59.13                       0.0%
         10 Day                      58.62                       0.9%
         20 Day                      60.38                      (2.1)%
         30 Day                      61.93                      (4.5)%
         60 Day                      65.21                      (9.3)%
         90 Day                      64.12                      (7.8)%
        125 Day                      65.26                      (9.4)%
        250 Day                      72.26                     (18.2)%
        500 Day                      69.29                     (14.7)%
        750 Day                      62.49                      (5.4)%


     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the Executive Risk board on February 5, 1999 in connection with preparation of the DLJ opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Executive Risk that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement agreement dated January 22, 1999 between Executive Risk and DLJ, Executive Risk

     o has incurred a fee of $500,000 payable to DLJ relating to the delivery of DLJ's fairness opinion,

     o has incurred a fee of $500,000 payable to DLJ relating to the announcement of the signing of the merger agreement and

     o upon consummation of the merger, will pay an additional amount based on a range of percentages, between six-tenths of one percent (0.60%) and seventy-two one hundredths of one percent (0.72%), of the aggregate consideration paid to stockholders plus the debt and capital securities assumed, less the amounts paid in consideration for the fairness opinion and the fee relating to the announcement of the signing of the merger agreement. For example, assuming the merger had been completed on March 31, 1999, DLJ would have been paid an additional fee of approximately $5.5 million.

     In addition, Executive Risk agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel incurred by DLJ in connection with its engagement and to indemnify DLJ and related persons against liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and Executive Risk negotiated the terms of the fee arrangement, and the Executive Risk board was aware of this arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the merger. DLJ believes that the terms of this fee arrangement are customary in transactions of this nature.

     As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the accounts of customers, in equity or debt securities of Executive Risk or Chubb. DLJ has performed investment banking and other services for Executive Risk and for Chubb in the past and has received customary compensation for its services. DLJ is currently engaged by Chubb with respect to matters unrelated to the merger. In addition, a managing director in DLJ's Mergers and Acquisitions Group is a member of the board of directors of Chubb, and a member of the board of directors of Executive Risk is currently working with affiliates of DLJ with respect to matters unrelated to the merger. Executive Risk's management and board of directors were made aware of these arrangements at the commencement of DLJ's engagement.

Opinion of Salomon Smith Barney Inc.

     Salomon Smith Barney was also retained to act as financial advisor to Executive Risk in connection with the possible merger of Executive Risk with Chubb. Pursuant to Salomon Smith Barney's engagement letter dated February 1, 1999, Salomon Smith Barney rendered an opinion to the Executive Risk board of directors on February 6, 1999 to the effect that, based upon and subject to the considerations set forth in the opinion, as of that date, the exchange ratio was fair, from a financial point of view, to Executive Risk stockholders.

     The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex E to this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of that opinion. Stockholders are urged to read the Salomon Smith Barney opinion carefully and in its entirety.

     In connection with rendering its opinion, Salomon Smith Barney reviewed, among other things, the following:

     o a draft of the merger agreement, a draft of the stock option agreement and a draft of the voting agreement, in each case that Executive Risk advised Salomon Smith Barney was substantially in the form to be executed by the parties;

     o   publicly available information concerning Executive Risk and Chubb;

     o other financial information with respect to Executive Risk and Chubb that was provided to Salomon Smith Barney by Executive Risk and Chubb, respectively;

     o publicly available information prepared by third parties, including equity research analysts, concerning the business, operations and financial prospects of Executive Risk and Chubb and the sectors in which they operate;

     o publicly available information concerning the trading of, and the trading market for, Executive Risk common stock and Chubb common stock;

     o publicly available information with respect to other companies that Salomon Smith Barney believed to be comparable to Executive Risk or Chubb and the trading markets for those other companies' securities; and

     o publicly available information concerning the nature and terms of other transactions that Salomon Smith Barney considered relevant to its inquiry.

Salomon Smith Barney also considered other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Smith Barney also discussed the past and current business operations and financial conditions of Executive Risk and Chubb as well as other matters Salomon Smith Barney believed relevant to its inquiry with several officers and employees of Executive Risk and Chubb, respectively.

     In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of this information and further relied on assurances of management of Executive Risk that they were not aware of facts that would make any of this information inaccurate or misleading. Salomon Smith Barney did not conduct a physical inspection of any of the properties or facilities of Executive Risk or Chubb, did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of these properties or facilities, and was not furnished with any of these evaluations or appraisals. Salomon Smith Barney is not an actuarial firm and Salomon Smith Barney's services did not include making any actuarial determinations or evaluations or an attempt to evaluate actuarial assumptions. In that regard, Salomon Smith Barney made no analyses of, and expressed no opinion as to, the adequacy of the loss and loss adjustment expense reserves of Executive Risk or Chubb.

     With respect to financial forecasts regarding Executive Risk, Salomon Smith Barney relied on estimates from the management of Executive Risk, and assumed that the estimates had been reasonably prepared and reflected the best currently available estimates and judgments of the management of Executive Risk as to the future financial performance of Executive Risk. With respect to financial forecasts regarding Chubb, Salomon Smith Barney relied on publicly available third-party equity research forecasts. Salomon Smith Barney expressed no view with respect to the Executive Risk management's estimates or the third-party equity research forecasts or the assumptions on which they were based. Salomon Smith Barney assumed that the transaction agreements, when executed and delivered, would not contain any terms or conditions that differed materially from the drafts Salomon Smith Barney reviewed, that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement.

     In conducting its analysis and arriving at its opinion, Salomon Smith Barney considered financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

      (1) the historical and current financial position and results of operations of Executive Risk and Chubb;

      (2)  the business prospects of Executive Risk and Chubb;

      (3) the historical and current market for Executive Risk common stock, Chubb common stock and the equity securities of other companies that Salomon Smith Barney believed to be comparable to Executive Risk or Chubb; and

      (4) the nature and terms of other merger and acquisition transactions that Salomon Smith Barney believed to be relevant.

Salomon Smith Barney also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. Salomon Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for Executive Risk. Salomon Smith Barney was not asked to, and did not, solicit any proposals to merge with or acquire Executive Risk. Salomon Smith Barney's opinion necessarily was based on conditions as they existed and could be evaluated on the date of the opinion and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after that date. Salomon Smith Barney's opinion does not constitute an opinion or imply any conclusion as to the price at which Executive Risk common stock or Chubb common stock will trade following announcement of the merger or the price at which Chubb common stock will trade following consummation of the merger. Salomon Smith Barney's opinion was, in any event, limited to the fairness, from a financial point of view, of the exchange ratio and did not address Executive Risk's underlying business decision to effect the merger or constitute a recommendation of the merger to Executive Risk or a recommendation to any holder of Executive Risk common stock as to how that holder should vote with respect to the merger.

     In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Executive Risk board of directors on February 5, 1999, with respect to analyses performed by Salomon Smith Barney in evaluating the fairness of the exchange ratio. The following is a summary of this presentation. The summary of the financial analyses includes information presented in tabular format. In order to understand fully the financial analyses used by Salomon Smith Barney, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to February 4, 1999 and is not necessarily indicative of current or future market conditions.

     The analyses performed by Salomon Smith Barney were generally grouped into four categories: analyses providing an overview of Chubb; analyses based on the historical trading prices of Chubb common stock and Executive Risk common stock; analyses reviewing the consequences of the merger; and analyses providing an overview and valuation of Executive Risk.

                               Overview of Chubb

     Salomon Smith Barney included in its presentation to the Executive Risk board an overview of Chubb, including a description of its business, historical financial information, historical trading price information and a summary of the views of Wall Street analysts on Chubb. In connection with this overview, Salomon Smith Barney performed, and summarized, analyses of the value of Chubb common stock utilizing three methodologies: a review of comparable companies' trading information; a regression analysis of the relationship between the ratio of market price to book value and estimated 1999 return on equity; and a dividend discount analysis. Salomon Smith Barney did not utilize these methodologies to derive a specific value, or range of values, for Chubb common stock, but rather utilized them to confirm that the trading price of Chubb common stock was consistent with the trading price of peer firms and with its expected future cash flows so that Salomon Smith Barney could utilize the current trading price of Chubb common stock as a reasonable indicator of the value to be received by holders of Executive Risk common stock in the merger in its analysis of the fairness of the exchange ratio.

     Comparable Company Analysis. Salomon Smith Barney reviewed publicly available financial, operating and stock market information for Chubb and the following seven other publicly-traded property and casualty insurance companies:

     o   Travelers Property Casualty Corp.,

     o   Hartford Financial Services Group, Inc.,

     o   XL Capital Limited,

     o   The St. Paul Companies, Inc.,

     o   Cincinnati Financial Corporation,

     o   ACE Limited and

     o   SAFECO Corporation.

     Salomon Smith Barney considered these companies to be reasonably similar to Chubb insofar as they participate in business segments similar to Chubb's business segments, but noted that none of these companies has the same management, makeup, size and combination of businesses as Chubb.

     For Chubb and each of the comparable companies, Salomon Smith Barney calculated and compared, among other things:

     o   the ratio of the closing stock price on February 4, 1999 to

         o 1998 operating earnings per share estimates from I/B/E/S International, Inc.,

         o   1999 operating earnings per share estimates, and

         o book value per share including adjustments for unrealized gains and losses on investments;

     o   1999 estimated return on equity; and

     o   dividend yield.

The following table sets forth the results of these calculations.

                                                                    Comparable Companies
                                                    -----------------------------------------------------
                                                         Range            Mean       Median        Chubb
                                                    ----------------    --------    --------      -------
Ratio of Closing Price on February 4, 1999 to:
   (a) I/B/E/S International 1998 Operating
       Earnings Per Share Estimates...............   10.4x -- 24.5x       15.9x       14.8x         15.6x
   (b) I/B/E/S International 1999 Operating
       Earnings Per Share Estimates...............    9.3x -- 19.0x       12.6x       11.8x         13.2x
   (c) Book Value Per Share.......................   0.95x -- 1.87x       1.36x       1.40x         1.71x
1999 Estimated Return on Equity...................    5.4x -- 13.0%       10.3%       11.4%         12.4%
Dividend Yield....................................    1.3x -- 3.6%         2.3%        2.0%          2.1%

     Salomon Smith Barney noted that the multiples for Chubb were within the range calculated for the comparable companies, and in most instances consistent with the average or median multiples observed.

     Regression Analysis. Salomon Smith Barney performed a regression analysis to compare the relationship of the ratio of market price to book value per share to the estimated 1999 return on equity for Chubb and the seven comparable companies described above. Based on this analysis, Salomon Smith Barney confirmed that Chubb common stock was priced in a manner consistent with the relationship observed for the other seven comparable companies.

     Dividend Discount Analysis. Salomon Smith Barney also performed a dividend discount analysis pursuant to which the value of Chubb common stock was reviewed by adding (1) the estimated present value of Chubb's future stream of dividend payments to Chubb's stockholders for the years 1999 through 2003, plus (2) the estimated present value of the terminal value per share of Chubb common stock at the end of the year 2003, based upon 1999 and 2000 I/B/E/S International operating earnings per share estimates and assuming a compound annual growth rate of 11.3%, implied from the 1999 and 2000 I/B/E/S International estimates thereafter and a constant dividend payout ratio of 31.0%. For purposes of this analysis, Salomon Smith Barney utilized discount rates ranging from 9.0% to 14.0%, and terminal values based on multiples ranging from 11.0x to 15.0x projected year 2004 operating earnings and from 1.5x to 1.9x projected book value at the end of the year 2003. Salomon Smith Barney noted that Chubb's closing stock price of $59.13 on February 4, 1999 was within the range of values suggested by this analysis.

                           Historical Trading Analyses

     Salomon Smith Barney performed a number of analyses based on the historical trading prices of Executive Risk common stock and Chubb common stock and the relationship between the two.

     Salomon Smith Barney reviewed the relationship between the daily closing prices of Executive Risk common stock and Chubb common stock during the periods from February 4, 1998 through February 4, 1999 and from March 15, 1994, the date of Executive Risk's initial public offering, through February 4, 1999 and the implied historical exchange ratios determined by dividing the closing price per share of Executive Risk common stock by the closing price per share of Chubb common stock for each trading day in these periods. Salomon Smith Barney calculated that during these periods the average historical exchange ratio was 0.786 and 0.645, respectively. Salomon Smith Barney noted that the merger exchange ratio of 1.235 compared favorably with each of these average historical exchange ratios.

     Based upon the relative market capitalization of Executive Risk and Chubb since February 4, 1998, Salomon Smith Barney reviewed the implied average ownership of holders of Executive Risk common stock in the combined entity over the same period, excluding for the purpose of this analysis shares underlying outstanding options to purchase Executive Risk common stock or Chubb common stock. The following table compares the average implied ownership of holders of Executive Risk common stock in the combined entity based upon relative market capitalization over this period to the ownership of these stockholders resulting from the merger.

          Average Implied Ownership of                    Ownership of
          Executive Risk Stockholders              Executive Risk Stockholders
    Based on Relative Market Capitalization         Resulting from the Merger
--------------------------------------------------------------------------------
                    5.1%                                      7.8%


Salomon Smith Barney compared the performance of Executive Risk common stock and Chubb common stock for the period from February 4, 1998 through February 4, 1999. Salomon Smith Barney noted that the performance of Executive Risk common stock closely tracked the performance of Chubb common stock, but, except for brief periods in early 1998, that Executive Risk common stock had underperformed slightly when compared to Chubb common stock.

     Salomon Smith Barney reviewed the historical ratio of stock price to forward earnings estimates for both Executive Risk common stock and Chubb common stock during the period from January 29, 1998 through January 29, 1999. The following table compares the average ratio of stock price to forward earnings estimates for Chubb and Executive Risk over this one year period.

                          Average Ratio of Stock Price
                          to Forward Earnings Estimates
--------------------------------------------------------------------------------
Executive Risk                                                             15.5x
Chubb                                                                      16.8x


     Salomon Smith Barney also reviewed the historical multiple of stock price to book value for both Executive Risk common stock and Chubb common stock during the period from January 29, 1998 through January 29, 1999. For purposes of this analysis, book value was stockholders' equity excluding any adjustments for unrealized gains and losses on investments. The following table compares the average multiple of stock price to book value per share for Executive Risk and Chubb over this one year period.

                         Average Multiple of Stock Price
                             to Book Value per Share
--------------------------------------------------------------------------------
Executive Risk                                                             2.12x
Chubb                                                                      2.13x



     Contribution Analyses. Salomon Smith Barney performed analyses of the relative contributions of each of Executive Risk and Chubb to the pro forma merged entity with respect to market and financial data, including 1999 and 2000 estimated operating earnings based on management estimates for Executive Risk and I/B/E/S International estimates for Chubb and the other items in the following table:


                                                                      Executive Risk        Chubb
                                                                       Contribution     Contribution
                                                                      --------------    ------------
1999 Estimated Operating Earnings....................................      6.30%           93.70%
2000 Estimated Operating Earnings....................................      7.30%           92.70%
1998 Revenue.........................................................      5.00%           95.00%
Total Assets as of December 31, 1998.................................      8.30%           91.70%
Stockholders' Equity as of December 31, 1998, Including
   Adjustments for Unrealized Gain and Losses on Investments.........      5.50%           94.50%


     Salomon Smith Barney noted that the 7.8% ownership stake in the merged entity to be received by holders of Executive Risk common stock compared favorably to the percentage contribution by Executive Risk in most of the above categories.

     Salomon Smith Barney also derived the ratio of the pro forma ownership of Executive Risk stockholders and pro forma ownership of Chubb stockholders in the combined entity to the respective percentage represented by Executive Risk's and Chubb's relative contributions to the combined income statement and balance sheet items described above. The following table presents these ratios.

                                                                      Executive
                                                                        Risk         Chubb
                                                                      ---------     -------
Ratio of Pro Forma Ownership to Relative Contribution to:
1999 Estimated Operating Earnings.....................................   1.24x       0.98x
2000 Estimated Operating Earnings.....................................   1.06x       1.00x
1998 Revenue..........................................................   1.57x       0.97x
Total Assets as of December 31, 1998..................................   0.94x       1.01x
Stockholders' Equity as of December 31, 1998 Including Adjustments
  for Unrealized Gains and Losses on Investment.......................   1.41x       0.98x

     Accretion/Dilution Analysis. Salomon Smith Barney performed an analysis of the impact of the merger on future operating earnings of the combined entity. Salomon Smith Barney noted that the merger would initially be accretive to Executive Risk's stockholders and slightly dilutive to Chubb's stockholders.

     Implied Premium Analysis. Salomon Smith Barney performed analyses summarizing the premiums implied by the exchange ratio. Salomon Smith Barney calculated that, by multiplying the exchange ratio by the Chubb closing price on February 4, 1999 of $59.13 per share, the implied price per share of Executive Risk common stock in the merger was $73.02. The following table compares the premium represented by this $73.02 implied price to the closing price of Executive Risk common stock on February 4, 1999 and to the average closing prices for specified periods ended that day.

                                                        Premium (Discount) of
        Period Ended February 4, 1999                $73.02 to Applicable Price
--------------------------------------------------------------------------------
Closing Price on February 4..........................           61.1%
5 Trading Days.......................................           57.8%
20 Trading Days......................................           47.2%
60 Trading Days......................................           40.0%


     Transaction Multiples Analysis. Salomon Smith Barney also performed analyses summarizing the transaction multiples implied by the exchange ratio. Salomon Smith Barney calculated the ratio of the implied $73.02 per share price in the transaction to Executive Risk's 1998 operating earnings per share (20.0x), 1999 estimated operating earnings per share (17.5x), 2000 estimated operating earnings per share (13.6x), and book value at December 31, 1998, including adjustments for gains and losses on investments (2.59x).

                            Executive Risk Valuation

     Salomon Smith Barney prepared a separate valuation of Executive Risk using several methodologies, including comparable company trading analysis, comparable transactions analysis, a regression analysis of the ratio of trading price to book value versus estimated 1999 return on equity, discounted cash flow analysis and a premiums paid analysis. Each of these methodologies was used to generate a reference range for the value of Executive Risk, which was then compared to the $45.31 per share price of Executive Risk common stock as of February 4, 1999 and the implied $73.02 per share transaction price as part of Salomon Smith Barney's evaluation of the fairness of the exchange ratio. The following table shows the reference ranges of values per share of Executive Risk common stock derived for each of these methodologies. This table should be read together with the more detailed summary of each of these valuation analyses set fort below.

                                                         Implied Reference Range
               Valuation Methodology                        of Per Share Value
--------------------------------------------------------------------------------
Comparable Company Analysis...............................     $55.27-- $67.37
Comparable Transactions Analysis..........................     $45.99-- $61.82
Price/Book vs. Return on Equity Regression Analysis.......     $56.57-- $73.54
Discounted Cash Flow Analysis.............................     $53.96-- $74.84
Premiums Paid Analysis....................................     $53.74-- $62.80


     Comparable Company Analysis. Salomon Smith Barney reviewed publicly available financial, operating and stock market information for Executive Risk and the following eight other publicly-traded specialty property and casualty insurance companies:

     o   HSB Group, Inc.,

     o   Markel Corporation,

     o   Orion Capital Corporation,

     o   HCC Insurance Holdings, Inc.,

     o   Medical Assurance, Inc.,

     o   W.R. Berkley Corporation,

     o   Frontier Insurance Group, Inc. and

     o   RLI Corp.

Salomon Smith Barney considered these companies to be reasonably similar to Executive Risk insofar as they participate in business segments similar to Executive Risk's business segments, but noted that none of these companies has the same management, makeup, size and combination of businesses as Executive Risk.

     For Executive Risk and each of the comparable companies, Salomon Smith Barney calculated and compared, among other things:

     o the ratio of the closing stock price on February 4, 1999 to (a) I/B/E/S International 1998 operating earnings per share estimates, (b) I/B/E/S International 1999 operating earnings per share estimates, and (c) book value per share including adjustments for unrealized gains and losses on investments;

     o   1999 estimated return on equity; and

     o   dividend yield.

The following table sets forth the results of these calculations.

                                                                       Comparable Companies
                                                    -----------------------------------------------------------
                                                           Range          Mean       Median     Executive Risk
                                                    ------------------  --------    --------    ---------------
Ratio of Closing Price on February 4, 1999 to:
 (a) I/B/E/S International 1998 Operating
     Earnings Per Share Estimates.............        9.2x   --  23.2x    14.3x       12.5x           12.4x
 (b) I/B/E/S International 1999 Operating
     Earnings Per Share Estimates.............        8.5x   --  20.2x    12.6x       11.2x           10.9x
 (c) Book Value Per Share.....................        0.73x  --   2.63x    1.74x       1.73x           1.60x
1999 Estimated Return on Equity...............        6.7%   --  17.7%    12.1%       11.5%           13.8%
Dividend Yield................................        0.0%   --   4.5%     1.6%        1.7%            0.2%

     In its analysis, Salomon Smith Barney utilized a narrower selected range around the median of these ratios for the comparable companies and applied a 30% control premium to derive an implied value per share of Executive Risk common stock ranging from $55.27 to $67.37.

     Comparable Transactions Analysis. Salomon Smith Barney analyzed publicly available financial, operating and stock market information for eight selected merger and acquisition transactions in the specialty property and casualty insurance industry since 1995. The following precedent transactions were reviewed:

     o   Gryphon Holdings Inc./Markel Corporation;

     o   Northland Insurance Company/Associates First Capital Corporation;

     o   Clarendon Insurance Group/Hannover Rueckversicherungs/AG;

     o   Colonial Penn Insurance Company/General Electric Capital Services,
         Inc.;

     o   Coregis Group/General Electric Capital Services, Inc.;

     o   AVEMCO Corporation/HCC Insurance Holdings, Inc.;

     o   SIG Holdings, Inc./Delphi Financial Group, Inc.; and

     o   MECC Inc./W.R. Berkley Corporation.

In each case, the first-named company represents the acquired company in the transaction, comparable to Executive Risk in the merger and the second-named company represents the acquiror in the transaction, comparable to Chubb in the merger. Salomon Smith Barney considered the precedent transactions to be reasonably similar to the merger, but none of these transactions is identical to the merger.

     For each of the precedent transactions, Salomon Smith Barney derived, among other things:

     o the premium of the transaction consideration to (a) closing price of the acquired stock one day prior to announcement of the transaction and
         (b) average closing price of the acquired stock for the 30-trading day period prior to announcement of the transaction;

     o the ratio of the implied value per share of the acquired stock based on the closing price of the acquiror for the trading day immediately prior to announcement of the transaction to (a) latest twelve months operating earnings per share, (b) to estimated operating earnings per share and (c) latest book value per share; and

     o the ratio of the transaction value, which was based on the implied value per share plus assumed debt and preferred securities, to (a) latest twelve months operating earnings per share and (b) latest statutory surplus.

The following table sets forth the results of these calculations.


                                                                          Precedent Transactions
                                                                      Range            Mean        Median
                                                                -----------------     ------       ------
Premium of Transaction Price over:
 (a) Day Prior Price..................................          15.2%   --  44.5%      29.8%        29.8%
 (b) 30 Day Prior Average Price.......................          33.03%  --  86.7%      60.0%        60.0%
Ratio of Implied Purchase Price to:
 (a) Latest Twelve Month Operating Earnings Per
     Share............................................           4.9x   --  20.8x      14.1x        18.3x
 (b) Forward Operating Earnings Per Share Estimates...          13.9x   --  18.7x      16.3x        16.3x
 (c) Latest Book Value Per Share......................           0.97x  --   4.22x      1.93x        1.36x
Ratio of Transaction Value to:
 (a) Latest Twelve Month Operating Earnings Per
     Share............................................           8.4x   --  29.9x      15.8x        15.6x
 (b) Latest Statutory Surplus.........................           1.44x  --   4.07x      2.26x        2.08x


     In its analysis, Salomon Smith Barney utilized a narrower selected range around the median of these ratios for the precedent transactions to derive an implied value per share of Executive Risk common stock ranging from $45.99 to $61.82.

     Price/Book vs. Return on Equity Regression Analysis. Salomon Smith Barney performed a regression analysis to compare the relationship of the ratio of market price to book value per share to the estimated 1999 return on equity for Executive Risk and the eight comparable companies described above. Based on this analysis and an implied purchase premium of 30%, Salomon Smith Barney derived a reference range of implied value per share of Executive Risk common stock of $56.57 to $73.54.

     Discounted Cash Flow Analysis. Salomon Smith Barney also performed a dividend discount analysis pursuant to which the value of Executive Risk common stock was estimated by adding (1) the estimated present value of Executive Risk's future stream of dividend payments to Executive Risk's stockholders for the years 1999 through 2003, plus (2) the estimated present value of the terminal value per share of Executive Risk common stock at the end of the year 2003, based upon operating earnings per share estimates provided by Executive Risk management and assuming a constant dividend payout $0.08 per share. For purposes of this analysis, Salomon Smith Barney utilized discount rates ranging from 9.0% to 14.0%, and terminal values based on multiples ranging from 9.0x to 13.0x projected year 2004 operating earnings and from 1.4x to 1.8x projected book value at the end of the year 2003. From this analysis, Salomon Smith Barney derived a reference range of implied value per share of Executive Risk common stock of $53.96 to $74.84.

     Premiums Paid Analysis. Salomon Smith Barney also analyzed publicly available information relating to the premiums paid in fourteen selected merger and acquisition transactions in the property and casualty insurance industry since 1997 involving a public target company, including many of the precedent transactions described above. The transactions reviewed for this analysis were:

     o   Gryphon Holdings Inc./Markel Corporation;

     o   General Re Corporation/Berkshire Hathaway Inc.;

     o   Mid Ocean Limited/Exel Capital Limited;

     o   Omni Insurance Group, Inc./The Hartford Financial Services Group, Inc.;

     o   Guaranty National Corporation/Orion Capital Corporation;

     o   Unionamerica Holdings plc/MMI Companies, Inc.; Integon

     o   Corporation/General Motors Acceptance Corporation; Sphere Drake
         Holdings

     o   Limited/Fairfax Financial Holdings Limited; American States Financial

     o   Corporation/SAFECO Corporation; GCR Holdings Limited/Exel Capital

     o   Limited; Crop Growers Corporation/Fireman's Fund Insurance Company;

     o   Societe Anonyme Francaise de Reassurance/PartnerRe Ltd.; AVEMCO

     o   Corporation/HCC Insurance Holdings, Inc.; and Zurich Reinsurance Centre

     o   Holdings, Inc./Zurich Insurance Company.

     For each of these transactions, Salomon Smith Barney derived the premium to closing price of the acquired stock one day prior to announcement of the transaction and the premium to average closing price of the acquired stock for the 30-trading day period prior to announcement of the transaction. The following table compares the ranges indicated for these transactions of the premium to the closing price of the acquired stock for the day prior to announcement and for the average closing price of the acquired stock for the 30-trading day period prior to announcement of the transaction.

                                                 Range in
                                           Recent Transactions    Mean    Median
                                           -------------------    ----    ------
Premium to Day Prior Price................   10.8% --  80.1%      31.7%    21.9%
Premium to 30 Days Prior Average Price....   17.3% -- 128.8%      44.7%    28.6%


     Based on this analysis, Salomon Smith Barney derived a reference range for the implied per share value of Executive Risk common stock of $53.74 to $62.80.

     The foregoing is a summary of the material financial analyses furnished by Salomon Smith Barney to the Executive Risk board of directors but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the Executive Risk board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable public company analysis summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company utilized as a comparison in this analysis, and no transaction utilized as a comparison in the comparable transaction analyses summarized above, is identical to Executive Risk or Chubb, any business segment of Executive Risk or Chubb or the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the comparable companies and other factors that could affect the transaction or public trading value of the comparable companies and transactions to which Executive Risk and Chubb, the business segments of Executive Risk and Chubb and the merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Executive Risk, Chubb, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Executive Risk and Chubb. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Executive Risk, Chubb, the Executive Risk board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio and were provided to the Executive Risk board of directors in that connection. The opinion of Salomon Smith Barney was one of the factors taken into consideration by the Executive Risk board of directors in making its determination to approve the merger agreement and the merger.

     Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Salomon Smith Barney and its predecessors and affiliates had previously rendered investment banking and financial advisory services to Executive Risk and Chubb, for which they received customary compensation. In addition, in the ordinary course of its business, Salomon Smith Barney and its affiliates, including Citigroup Inc., may actively trade the debt and equity securities of both Executive Risk and Chubb for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

     Pursuant to Salomon Smith Barney's engagement letter, Executive Risk has incurred a fee of $750,000 payable to Salomon Smith Barney relating to the delivery of Salomon Smith Barney's fairness opinion. Executive Risk has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.


     As noted under the caption "The Merger--Merger Factors Considered by Executive Risk; Recommendation of the Executive Risk Board", the fairness opinion of Salomon Smith Barney was only one of several factors considered by the Executive Risk board of directors in determining to approve the merger agreement and the merger.

                INTERESTS OF THE EXECUTIVE OFFICERS AND DIRECTORS
                        OF EXECUTIVE RISK IN THE MERGER


     In considering the recommendation of Executive Risk's board of directors with respect to the merger proposal, Executive Risk stockholders should be aware that the directors and executive officers of Executive Risk may be deemed to have interests in the merger that are in addition to their interests as Executive Risk stockholders generally. Executive Risk's board of directors was aware of these interests and considered them, among other matters, in approving the merger.

     General

     Chubb plans to establish a new operation, Chubb-Executive Risk, which will manage the combined company's executive protection business following completion of the merger. Mr. Sills, President and Chief Executive Officer of Executive Risk, will be Chairman and Chief Executive Officer of this new operation.

     Equity-Based Awards. Executive Risk's employee and director stock options will become exercisable for Chubb common shares at the closing of the merger as described in "Principal Provisions of the Merger Agreement--Covenants--Executive Risk Stock Options". In connection with the approval of the merger agreement, the Executive Risk board of directors amended the terms of Executive Risk's stock options so that they will become vested and exercisable upon the closing of the merger.


     Based upon the Executive Risk stock options outstanding as of May 14, 1999, the vesting of stock options relating to 619,303 Executive Risk shares, valued at $23,363,374, based upon the per share closing price on May 14, 1999 less the respective exercise prices of those shares, held by the executive officers and directors of Executive Risk, would be accelerated upon the closing of the merger.


     At the time the Executive Risk board of directors approved the merger agreement, it amended the Executive Risk Non-Employee Directors Stock Option Plan to provide that when the directors resign from the Executive Risk board upon the closing of the merger, all options granted under the plan would remain exercisable for the respective terms of these options, which is up to ten years from the date of grant of each option.

     Executive Risk's Performance Share Plan provides for the issuance of Performance Share Units, which entitle the recipient to a distribution of shares of Executive Risk common stock or cash, as determined by the Executive Risk Committee on Directors and Compensation, based upon Executive Risk's achievement of corporate performance objectives specified in the Performance Share Plan. Under the plan, the level of achievement with respect to one of these performance objectives was required to be measured on the basis of Executive Risk's audited financial statements and the publicly announced financial results of peer group companies. At the time it approved the merger, the board amended the plan to allow the Committee to measure performance with respect to this objective for the three year performance period ended December 31, 1998 on the basis of Executive Risk's unaudited 1998 financial statements and estimates of peer group company results, rather than waiting until audited financial statements and reported peer group results were available. The Committee then made this measurement and distributions of cash and shares were made to all participants. Under the terms of the Performance Share Plan, all outstanding Performance Share Units for the three year performance period ending December 31, 1999 will be accelerated and will become fully vested upon the closing of the merger.


     Based upon the Performance Share Units outstanding as of May 14,1999, the vesting of 27,000 Performance Share Units, valued at $2,419,875, based upon the per share closing price on May 14, 1999, held by the executive officers of Executive Risk, would be accelerated upon the closing of the merger.


     Pursuant to the merger agreement, Chubb recommended to its Organization and Compensation Committee to grant options at the closing of the merger to employees of Executive Risk to purchase up to 228,800 shares of Chubb common stock based in part on the recommendations of Executive Risk. At its regularly scheduled meeting in March 1999, the Committee authorized the grant of these options but no determination has been made as to the recipients of these options. Executive Risk does not intend that any of these options be granted to any of its directors or its most senior officers.

     Continuation of Benefits. The merger agreement provides that from the closing of the merger until December 31, 1999, Executive Risk will continue to maintain each of its employee benefit plans in accordance with their existing terms, except for any stock option or other equity-related plans, which will be adjusted to be exercisable for Chubb common shares. During the period of January 1, 2000 through December 31, 2000, Executive Risk will maintain benefit plans which are in the aggregate at least as favorable to employees as the benefit plans presently in effect, excluding for these purposes any stock option or other equity-related plans.


     Retirement Agreement. On May 7, 1999, Executive Risk entered into an agreement with its Chairman, Robert H. Kullas, which provides that Mr. Kullas will resign as an officer and director of Executive Risk and its subsidiaries as of the day after the closing date of the merger. Under this agreement, Mr. Kullas will be entitled to continuation of his base salary from the time of his resignation through December 31, 1999, subject to a minimum aggregate amount of $122,000 for this period. Mr. Kullas will not, however, be eligible to participate in the Executive Risk Severance Pay Plan. The agreement provides that Mr. Kullas' resignation shall be treated as a retirement for purposes of Executive Risk's stock based and incentive compensation plans, the principal effects of which are that Mr. Kullas will have three years, rather than three months, following resignation in which to exercise his stock options and Mr. Kullas will be entitled to receive incentive compensation with respect to Executive Risk's performance during 1999 and prior years in the event that other participants in the Executive Risk Incentive Compensation Plan receive incentive compensation for such periods. The agreement also contains a restriction on Mr. Kullas' ability to compete with Executive Risk, Chubb and their affiliates through December 31, 2000 and other customary provisions.

     Other Agreement. On May 7, 1999, Executive Risk entered into an agreement with Robert V. Deutsch, its Executive Vice President, Treasurer, Chief Financial Officer and Chief Actuary, which provides that in the event Mr. Deutsch's employment with Executive Risk should terminate following the merger, other than as a result of his death or disability, Mr. Deutsch's termination would be treated as a retirement for purposes of Executive Risk's stock based and incentive compensation plans. The principal effect of this agreement is that Mr. Deutsch would have three years, rather than three months, following termination of employment in which to exercise his stock options or a longer period, if Chubb grants a longer period to other employees of Executive Risk after termination of employment. In addition, under the agreement, Mr. Deutsch would be entitled to receive incentive compensation with respect to Executive Risk's performance during 1999 and prior years in the event that other participants in the Executive Risk Incentive Compensation Plan receive incentive compensation for such periods.

     Severance. Consistent with the terms of the merger agreement, on May 7, 1999, Executive Risk adopted its Severance Pay Plan. This plan provides that, with the exception described below, employees of Executive Risk and its subsidiaries who are involuntarily terminated from employment with Executive Risk and its subsidiaries within one year after the closing of the merger shall receive a severance payment equal to (1) two months' base salary plus (2) two weeks' base salary for each full year of employment. The Severance Pay Plan also provides that those persons becoming entitled to a severance payment under its terms shall simultaneously become fully vested in employer contributions made under the Executive Risk Retirement Plan and Benefit Equalization Plan. Employees of Executive Risk and its subsidiaries who are eligible to receive severance or termination benefits under an employment agreement or other severance agreement or "stay bonus" arrangement with Executive Risk are not eligible to participate in the Severance Pay Plan.


     The merger agreement provides that Executive Risk may make tax gross-up payments up to a total of $2 million to indemnify employees against any excise tax that may be imposed as a result of the merger.

     Indemnification and Insurance. Under the merger agreement, Chubb has agreed that the indemnification obligations set forth in Executive Risk's charter and by-laws shall survive the merger and shall not be adversely amended for six years after the Effective Time. Chubb will indemnify present or former directors or officers of Executive Risk or its subsidiaries for all acts or omissions occurring prior to the effective time of the merger, including the transactions contemplated by the merger agreement and the stock option agreement to the fullest extent permitted under applicable law. Chubb will provide, for a period of six years after the effective time, a single payment, run-off policy of directors' and officers' liability insurance on terms and conditions as favorable as may be available, but no more favorable than the policy in effect as of the date of the merger agreement, for a premium not to exceed $250,000 in the aggregate. This policy will be chosen and purchased by Executive Risk prior to the closing of the merger and become effective at closing.

     See "Principal Provisions of The Merger Agreement--Covenants--Benefits Continuation" for a description of the benefits provided by the merger agreement for employees of Executive Risk generally.

                  PRINCIPAL PROVISIONS OF THE MERGER AGREEMENT


     General

     The merger agreement contemplates the merger of Excalibur Acquisition, Inc., a subsidiary of Chubb, with and into Executive Risk, with Executive Risk surviving the merger as a wholly-owned subsidiary of Chubb. The merger will become effective at the effective time in accordance with the certificate of merger to be filed with the Secretary of State of the State of Delaware. It is anticipated that this filing will be made as soon as practicable after the last of the conditions precedent to the merger, as set forth in the merger agreement, has been satisfied or waived. The merger agreement obligates Chubb to have the Chubb common shares to be issued in connection with the merger approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the merger. The following is a description of all material terms of the merger agreement but it does not purport to be complete. Stockholders are encouraged to read the merger agreement in its entirety. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

Consideration to be Received in the Merger

     At the effective time of the merger,

     1. each issued and outstanding share of Executive Risk common stock, together with the purchase rights attached to the common stock, other than shares to be canceled pursuant to clause 2 immediately below, will be converted into the right to receive 1.235 Chubb common shares, and

     2 each share of Executive Risk common stock, together with the purchase rights attached to the common stock, held by Executive Risk as treasury shares or owned by Chubb or any Chubb subsidiaries will be canceled and retired.

     The exchange ratio is subject to adjustment upon those changes in the capital stock of Chubb specified in the merger agreement, such as stock splits. Cash will be paid instead of any fractional Chubb common shares that would otherwise be issuable.

     The type and amount of consideration payable in the merger were determined through negotiations between Executive Risk and Chubb and were approved by the Executive Risk board. Although DLJ and Salomon Smith Barney provided advice to Executive Risk during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Executive Risk board.

Exchange of Shares

     Subject to the terms and conditions of the merger agreement, Chubb will deposit with First Chicago Trust Company of New York, acting as the exchange agent, certificates representing the Chubb common shares issuable in exchange for the outstanding shares of Executive Risk common stock and will from time to time deposit cash in an amount required to be paid for fractional Chubb common shares and dividends and other distributions on the Chubb common shares. As promptly as practicable after the effective time of the merger, Chubb will send, or will cause First Chicago Trust Company to send, to each holder of record of shares of Executive Risk common stock a letter of transmittal and instructions. Thereafter, holders of shares of Executive Risk common stock may surrender their certificates to First Chicago Trust Company, together with a duly executed letter of transmittal. In exchange for their share certificates, holders will receive Chubb common share certificates representing the number of shares as described under "--Consideration to be Received in the Merger". Holders of unexchanged shares of Executive Risk common stock will not be entitled to receive any dividends or other distributions payable by Chubb until all of their certificates are surrendered. Upon surrender, however, subject to applicable laws, the holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

Representations and Warranties

     The merger agreement contains customary reciprocal representations and warranties of Chubb and Executive Risk as to, among other things, o due organization and good standing o corporate authority to enter into the contemplated transactions o governmental authorization o absence of conflicts with organizational documents and material agreements o capitalization o recent reports filed with the SEC o financial statements o undisclosed liabilities o litigation o any changes or events o tax treatment of the transaction o compliance with laws o licenses and permits o liabilities and reserves o Year 2000 compliance o tax treatment of the transaction and o finders' fees.

     In addition, Executive Risk has made representations regarding, among other matters, o ownership of subsidiaries, o title to properties, o tax matters, o inapplicability of state takeover statutes and rights agreement to the transaction, o intellectual property, o environmental matters, o employee benefits matters, o insurance matters and o compliance with insurance laws.

     Many of these representations and warranties are qualified by the concept of "material adverse effect", that is to say, these representations and warranties are not intended to apply to facts or circumstances which would not have a material adverse effect on the financial condition, business or results of operations of the representing party and its subsidiaries, taken as a whole, other than effects caused by:

o    changes in general economic or securities markets conditions;
o changes that affect the insurance industry in general; or the public announcement of the transactions contemplated by the merger agreement.

     None of the representations and warranties contained in the merger agreement will survive the effective time of the merger. Covenants

     Conduct of Business Pending the Merger. Pursuant to the merger agreement, Executive Risk has agreed that from February 6, 1999, the date of the merger agreement, until the effective time of the merger, except as set forth in the merger agreement, or with the prior consent of Chubb, which consent may not be unreasonably withheld or delayed, Executive Risk and each Executive Risk subsidiary will conduct its business in all material respects in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve intact their present business organizations, maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, and preserve existing business relationships with material customers, lenders, suppliers and others.

     Specifically, from the date of the merger agreement until the effective time of the merger, Executive Risk may not, nor may it permit any Executive Risk subsidiary to:

     o amend the Executive Risk certificate of incorporation or the Executive Risk by-laws;

     o make any changes in respect of its capital stock or regular cash dividends;

     o incur any capital expenditures, except for expenditures up to $5 million, individually or $10 million in the aggregate, and those incurred in the ordinary course of business;

     o except for acquisitions in the ordinary course of the investment activities of Executive Risk and its subsidiaries consistent with past practice, acquire any assets, including any equity interests, having a fair market value in excess of $10 million, or all or substantially all of the equity interests of any third party or any business or division of any third party having a fair market value in excess of $5 million;

     o sell, lease, encumber or otherwise dispose of any assets except for sales in the ordinary course of business; incur any new indebtedness;

     o enter into any agreement or arrangement that would, after the effective time of the merger, limit or otherwise restrict Chubb, any Chubb subsidiary or any of their respective affiliates other than Executive Risk and its subsidiaries, from engaging or competing in any line of business or in any location, or amend, modify or terminate any material contract;

     o make any material changes to any of its current employee benefit arrangements other than those permitted under the merger agreement;

     o change Executive Risk's methods of accounting in effect at September 30, 1998, except as required by changes in U.S. Generally Accepted Accounting Principles or by Regulation S-X of the Securities Exchange Act of 1934, as concurred in by its independent accountants or change Executive Risk's fiscal year;

     o settle any claim, disability or obligation for an amount in excess of $500,000, other than insurance and reinsurance claims arising in the ordinary course of business; and

     o enter into or renew reinsurance arrangements with terms beyond, in general, one year unless the arrangement is terminable after one year.

     Executive Risk has also agreed to use its commercially reasonable efforts to complete its plan which addresses its Year 2000 problems on a timely basis.

     In addition, Executive Risk has agreed, and will cause its subsidiaries, to provide reasonable advance notice to Chubb of its intention to enter into any agreement or arrangement that would limit or restrict Executive Risk, any Executive Risk subsidiary or any of their respective affiliates from engaging or competing in any line of business or in any location and will consult with Chubb and in good faith consider any proposals, including as to the advisability of entering into any of these kinds of contracts, or requests for changes as Chubb may reasonably suggest.

     Chubb has agreed that from the date of the merger agreement until the effective time of the merger, except as set forth in the merger agreement, without the prior consent of Executive Risk, which consent may not be unreasonably withheld or delayed, Chubb will, and will cause each of the Chubb subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice and will use commercially reasonable efforts to:

     o    preserve intact its present business organization,

     o maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including all material licenses and permits that are required for Chubb or any Chubb subsidiary to carry on its business, and preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it.

          Specifically, from the date of the merger agreement until the effective time of the merger, Chubb may not:

     o make any amendment to the Chubb's charter that changes any material term or provision of the Chubb common shares;

     o    make any material changes to the charter of its merger subsidiary;

     o take any action that would or would be reasonably likely to prevent or materially impair the ability of Chubb to consummate the transactions contemplated by the merger agreement or the stock option agreement; and

     o authorize or pay any extraordinary dividend on, or other extraordinary distribution with respect to, Chubb's capital stock or engage in any recapitalization, restructuring or reorganization with respect to Chubb's capital stock which materially and adversely affects the rights of the holders of Chubb common shares.

     No Solicitation of Transactions. Pursuant to the merger agreement:

     (a) Executive Risk has agreed that it will not, nor will it permit any Executive Risk subsidiary to, nor will it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of Executive Risk or any Executive Risk subsidiary, directly or indirectly, to:

     1. take any action to solicit, initiate or facilitate or encourage the submission of any acquisition proposal, as defined below,

     2. engage in any negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any acquisition proposal,

     3. grant any waiver or release under any standstill or similar agreement with respect to any class of Executive Risk's equity securities or

     4. enter into any agreement with respect to any acquisition proposal, other than in the manner contemplated by clause (d) below.

     However, Executive Risk may take any actions described in the foregoing clauses 1, 2, 3, or 4 in respect of any person who makes a bona fide acquisition proposal, but only if:

     o Executive Risk's board of directors determines in good faith, after receipt of advice of its outside legal counsel, that it is required to take these actions in order to comply with its fiduciary duties under applicable law and

     o prior to furnishing any non-public information to third parties, these persons shall have entered into a confidentiality agreement with Executive Risk on terms no less favorable to Executive Risk than the Confidentiality Agreement between Executive Risk and Chubb dated as of January 5, 1999.

     Executive Risk agreed to cease and cause to be terminated immediately all existing discussions or negotiations, if any, with any persons conducted prior to the date of the merger agreement with respect to, or that could be reasonably expected to lead to, any acquisition proposal.

     For the purposes of the merger agreement, acquisition proposal means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase of 30% or more of:

     o any class of equity securities of Executive Risk or its subsidiary Executive Risk Indemnity Inc. or

     o the consolidated assets of Executive Risk and its subsidiaries or Executive Risk Indemnity Inc., other than the transactions contemplated by the merger agreement and the stock option agreement.

     (b) Unless Executive Risk's board of directors has previously withdrawn, or is concurrently therewith withdrawing, its recommendation of the merger in accordance with clause (d) below, neither Executive Risk's board of directors nor any committee of the board of directors may recommend any acquisition proposal to Executive Risk stockholders. Notwithstanding the foregoing, nothing contained in the merger agreement will prevent Executive Risk's board of directors from complying with Rule 14e-2 under the Securities Exchange Act of 1934 with respect to any acquisition proposal or making any disclosure required by applicable law.

     (c) Executive Risk will notify Chubb promptly but in no event later than 24 hours after receipt by Executive Risk or any Executive Risk subsidiary, or any of their respective directors, officers, agents or advisors, of any acquisition proposal. Similarly, Executive Risk will notify Chubb of any negotiations, discussions or contacts concerning, or any request for nonpublic information or for access to the properties, books or records of Executive Risk or any Executive Risk subsidiary or any request for a waiver or release under any standstill or similar agreement, by anyone that has made an acquisition proposal or indicates that it is considering making an acquisition proposal. This notice to Chubb will state the identity of the offeror and the material terms and conditions of the proposal. Executive Risk will keep Chubb reasonably apprised of any material developments with respect to any acquisition proposals.

     (d) Pursuant to the terms of the merger agreement, Executive Risk may terminate the merger agreement if

     o Executive Risk's board of directors shall have authorized Executive Risk, subject to the terms and conditions of the merger agreement, to enter into a binding agreement concerning a transaction that constitutes a superior proposal, as defined below,

     o Executive Risk notifies Chubb that it intends to enter into the agreement, specifying the material terms and conditions of the agreement, and

     o Executive Risk pays Chubb a termination fee of $30 million plus expenses not to exceed $4 million.

     In connection with the foregoing, Executive Risk agrees that it will not terminate the merger agreement if, within three business days of receiving notice that Executive Risk wishes to enter into an agreement for a superior proposal, Chubb makes an offer such that the board of directors of Executive Risk determines that the superior proposal is no longer a superior proposal. Executive Risk is not permitted to enter into such binding agreement during the three business day period.

     For the purposes of the merger agreement, superior proposal means a bona fide, written acquisition proposal for all of the outstanding shares of Executive Risk common stock that is on terms that a majority of Executive Risk's board of directors determines in good faith, after consultation with an investment bank of nationally recognized reputation and Executive Risk's outside counsel, would result in a transaction, if consummated, that is more favorable to Executive Risk stockholders, from a financial point of view, than the transactions contemplated by the merger agreement.

     The determination of whether an acquisition proposal constitutes a superior proposal should take into account, among other things, all legal, financial, regulatory and other aspects of the proposal including any break-up fees, expense reimbursement provisions, conditions to consummation and the identity of the offeror and be made after giving effect to any revised proposal made by or on behalf of Chubb prior to the end of the three-business-day- period referred to in clause (d) above.

     Retention Program. Executive Risk will, and will cause each of its subsidiaries to, cooperate in good faith with Chubb to assist in the implementation of an employee retention benefit program designed by Chubb, in Chubb's sole discretion. However, all benefits and payments under any retention benefit program will be contingent upon the closing of the merger. The corporation surviving the merger will be solely liable for all obligations and liabilities under any retention benefit program.

     Indemnification and Insurance. The agreement of the parties on these matters is discussed above under the heading "Interests of the Executive Officers and Directors of Executive Risk in the Merger--Indemnification and Insurance".

     Executive Risk Stock Options. The merger agreement provides that at the effective time of the merger, each Executive Risk option outstanding immediately prior to the effective time of the merger, regardless of the extent vested and exercisable, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Executive Risk stock option, the same number of Chubb common shares as the holder of the Executive Risk option would have been entitled to receive pursuant to the merger agreement had the holder exercised the Executive Risk option in full immediately prior to the effective time of the merger, rounded up to the nearest whole number. The price per share, rounded down to the nearest whole cent, will equal:

     o the aggregate exercise price for the shares of Executive Risk common stock otherwise purchasable pursuant to the Executive Risk option divided by

     o the number of full Chubb common shares deemed purchasable pursuant to the Executive Risk option in accordance with the foregoing.

     Chubb has agreed, at or prior to the effective time of the merger, to take all corporate action necessary to reserve for issuance a sufficient number of Chubb common shares for delivery upon exercise of these substitute options. At or prior to the effective time of the merger, Chubb will file a registration statement, with respect to the Chubb common shares subject to the Chubb options, and will use its reasonable best efforts to maintain the effectiveness of the registration statement or statements, maintain the current status of the prospectus or prospectuses contained in the applicable registration statement and comply with all applicable state securities or blue sky laws for so long as the Chubb options remain outstanding.

     Benefits Continuation. Following the effective time of the merger and until December 31, 1999, Chubb will or will cause the surviving corporation to continue to maintain each Executive Risk employee plan in existence on the date of the merger agreement, other than any stock option or other equity-related plans maintained by Executive Risk, in accordance with their existing terms. During the period of January 1, 2000 through December 31, 2000, Chubb will or will cause the surviving corporation to maintain benefit plans which are in the aggregate at least as favorable to the employees of Executive Risk and its subsidiaries as the benefit plans in effect as of the date of the merger agreement, excluding any stock option or other equity-related plans maintained by Executive Risk.

     Chubb has also agreed to

     o waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the employees of Executive Risk under any welfare plan in which those employees may be eligible to participate after the effective date of the merger, except to the extent that conditions or waiting periods would apply under the then existing plans of Executive Risk and Executive Risk subsidiaries absent any change in the welfare plan coverage, and

     o provide each employee with credit for all service with Executive Risk and Executive Risk subsidiaries for purposes of participation eligibility and vesting under each employee benefit plan covering these employees after the effective time of the merger. However, credit for service will not be given for purposes of benefit calculation, early retirement factors or benefit accruals, other than benefits previously accrued under an Executive Risk employee plan.

     In addition, at the regular meeting of the Organization and Compensation Committee of the board of directors of Chubb held in March of 1999, the committee, at Chubb's recommendation, authorized the grant to employees of Executive Risk and its subsidiaries, as of the effective time of the merger, of options to acquire not more than 228,800 shares of Chubb common stock under Chubb's Long-Term Stock Incentive Plan. This grant will be based in part on the recommendations by Executive Risk and in accordance with the terms described on a schedule to the merger agreement.

     Other Covenants. The merger agreement contains other covenants relating to preparation and distribution of this document, calling of the special meeting, access to information, mutual notification of specified events, public announcements and cooperation regarding filings with governmental and other agencies and organizations. In addition, the merger agreement contains a general covenant requiring the parties to use their reasonable best efforts to effect the consummation of the merger.

Conditions to the Consummation of the Merger

     Conditions to Each Party's Obligations to Effect the Merger. Each party's obligation to complete the merger is subject to the satisfaction of the several conditions including:

     (a) Stockholder Approval. Receipt of the approval by Executive Risk's stockholders of the merger agreement and the transactions contemplated by the merger agreement.

     (b) Listing or Quotation of Stock. Approval for listing on the New York Stock Exchange, subject to official notice of issuance, of the Chubb common shares to be issued in the merger.

     (c) No Governmental Restraints. The absence of any order, injunction or decree, or any other governmental action, that permanently restrains, enjoins or otherwise prohibits the consummation of the merger.

     Additional Conditions to Obligations of Chubb. The obligation of Chubb and MergerSub to complete the merger is subject to the satisfaction of each of the following additional conditions:

     (a) Performance of Obligations; Representations and Warranties. The performance in all material respects by Executive Risk of all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger. The representations and warranties of Executive Risk set forth in the merger agreement that are qualified as to material adverse effect being true and correct when made and at and as of the time of the filing of the certificate of merger, as if made at and as of that time, except that, if any representation or warranty speaks as of an earlier date, it shall be true and correct as of that date, except for inaccuracies as are not reasonably likely, individually or in the aggregate, to have a material adverse effect in respect of Executive Risk.

     (b) Tax Opinion. Chubb having received a written opinion from Davis Polk & Wardwell, its counsel, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the tax code.

     Additional Conditions to Obligations of Executive Risk. The obligation of Executive Risk to complete the merger is subject to the satisfaction of each of the following additional conditions:

     (a) Performance of Obligations; Representations and Warranties. Chubb and its merger subsidiary each will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the merger. The representations and warranties of Chubb contained in the merger agreement will be true and correct when made and at and as of the time of filing the certificate of merger, as if made at and as of that time, other than inaccuracies which have not had and are not likely to have a material adverse effect on Chubb.

     (b) Tax Opinion. Executive Risk having received a written opinion from Dewey Ballantine LLP, its counsel, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the tax code.

Termination
     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by the Executive Risk stockholders:

     (a)   by mutual written consent of Chubb and Executive Risk;

     (b) by either Chubb or Executive Risk, if the merger has not been contemplated by December 31, 1999. However, this right to terminate the merger agreement will not be available to a party whose breach of any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before December 31, 1999;

     (c) by either Chubb or Executive Risk, if there is any law or regulation that makes completion of the merger illegal or otherwise prohibited, or if a court or other governmental entity having competent jurisdiction has issued a nonappealable final order or taken any other nonappealable final action enjoining Executive Risk, Chubb or its merger subsidiary from completing the merger;

     (d) by either Chubb or Executive Risk if the Executive Risk stockholders have not approved the merger agreement as required;

     (e) by Executive Risk, if Chubb or its merger subsidiary has breached or failed to perform any representation, warranty, covenant or agreement which would cause the conditions set forth in "--Conditions to the Consummation of the Merger--Additional Conditions to Obligations of Executive Risk" not to be satisfied, and these conditions are incapable of being satisfied by December 31, 1999;

     (f) by Executive Risk, if its board of directors has determined, in accordance with the requirements described under "--Covenants--No Solicitation of Transactions", to approve or recommend a superior proposal;

     (g) by Chubb, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Executive Risk set forth in the merger agreement has occurred which would cause the conditions set forth under "--Conditions to the Consummation of the Merger--Additional Conditions to Obligations of Chubb" not to be satisfied, and these conditions are incapable of being satisfied by December 31, 1999;

     (h)   by Chubb, if Executive Risk's board of directors has

     1.   withdrawn or modified its recommendation of the merger and/or

     2. recommended any acquisition proposal to the Executive Risk stockholders;

     (i) by Chubb, if Executive Risk, any Executive Risk subsidiary or any of their respective officers, directors, employees, advisors or other agents has willfully and materially breached the covenant to call for a shareholders special meeting or the covenant described under "--Covenants--No Solicitation of Transactions".

Termination Fees Payable by Executive Risk

     If the merger agreement is terminated pursuant to paragraphs (f) or (h) under "--Termination" above, Executive Risk will pay to Chubb a termination fee of $30 million in cash within one business day after the termination plus out-of-pocket expenses not to exceed $4 million.

     If the merger agreement is terminated pursuant to paragraph (d) under "--Termination" above, Executive Risk will pay Chubb out-of-pocket expenses not to exceed $4 million and, if at the time of termination an acquisition proposal shall have been made and be pending and within 12 months after the termination, a third party acquisition event, as defined below, occurs, Executive Risk will pay to Chubb a $30 million termination fee within one business day of the earlier to occur of the date on which it enters into any agreement constituting, or consummates, the third party acquisition event.

     If the merger agreement is terminated pursuant to paragraph (i) under "--Termination" above, Executive Risk shall pay to Chubb out-of-pocket expenses not to exceed $5 million and if within 12 months after the termination a third party acquisition event occurs, then Executive Risk shall pay to Chubb a $40 million termination fee within one business day of the earlier to occur of the date on which it enters into any agreement constituting, or consummates, a third party acquisition event.

     For the purposes of the merger agreement, a "third party acquisition event" means

     o the consummation of an acquisition proposal involving the purchase of a majority of either the equity securities of Executive Risk or of the consolidated assets of Executive Risk and the Executive Risk subsidiaries, taken as a whole, or any similar transaction that, if it had been proposed prior to the termination of the merger agreement, would have constituted an acquisition proposal or

     o the entering into by Executive Risk or any of the Executive Risk subsidiaries of a definitive agreement with respect to any such transaction.

Expenses

     All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement other than termination fees payable upon termination under "--Termination Fees Payable by Executive Risk " will be paid by the party incurring these expenses, whether or not the merger is consummated. Stock Option Agreement

     In connection with the merger agreement, Chubb and Executive Risk entered into the stock option agreement. The following is a description of the material terms of the stock option agreement but it does not purport to be complete. Stockholders are encouraged to read the stock option agreement in its entirety. A copy of the stock option agreement is attached as Annex B to this proxy statement/prospectus.

     Pursuant to the stock option agreement, Executive Risk has granted Chubb an irrevocable option to purchase up to that number of shares which equals 19.9% of the outstanding shares of Executive Risk common stock immediately prior to the first exercise of the option, at a cash purchase price equal to $71.70 per share.

     The option may be exercised by Chubb, in whole or in part, at any time, or from time to time, following the occurrence of a trigger event or an event which obligates Executive Risk to pay a termination fee under the events specified in "--Termination Fees Payable by Executive Risk" above, and prior to the termination date of the option which is 45 days after the trigger event.

     In the event of any change in the shares of Executive Risk common stock by reason of stock dividends, stock splits, split-ups, spin-offs, recapitalizations, recombinations, extraordinary dividends or the like, the type and number of option shares, and the option price, as the case may be, will be adjusted appropriately so as to fully preserve the economic benefits provided of the option and proper provision will be made in any agreement governing any such transaction to provide for a similar adjustment and the full satisfaction of Executive Risk's obligations under the stock option agreement.

     Pursuant to the terms of the stock option agreement, Executive Risk's obligation to deliver Executive Risk shares upon exercise of the option is subject to the conditions that:

     o no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Executive Risk shares is in effect;

     o any applicable waiting period under the United States federal antitrust laws has expired or been terminated; and

     o any approval required to be obtained prior to the delivery of the Executive Risk shares under the laws of any jurisdiction have been obtained and are in full force and effect.

     The stock option agreement provides that, if by the first anniversary of the date the merger agreement was terminated pursuant to the terms of the agreement, neither Chubb nor any other person has acquired more than fifty percent of the outstanding shares of Executive Risk common stock, then Executive Risk has the right to purchase all, but not less than all, of the Executive Risk shares acquired upon exercise of the option at the greater of:

     o    the option purchase price, or

     o the average of the closing price per share of Executive Risk common stock on the NYSE Composite Tape for the five consecutive trading days ending on and including the trading date immediately prior to the completion of the repurchase of shares of Executive Risk common stock.

     The stock option agreement also provides that at any time when the option is exercisable pursuant to the agreement, Chubb will have the right to sell to Executive Risk the option together with any Executive Risk shares acquired upon exercise of the option at the higher of:

     o the highest price per share at which a tender or exchange offer has been made for shares of Executive Risk common stock following the date hereof, or

     o the highest closing price per share of Executive Risk common stock as reported by the NYSE Composite Tape for any day following the date on which an acquisition proposal has been made, less in the case of each option share, the option price.

     The stock option agreement provides that in no event will Chubb's total profit, as defined below, exceed the amount of the applicable termination fee and, if it otherwise would exceed this amount, Chubb will repay the excess amount to Executive Risk in cash so that Chubb's total profit will not exceed the amount of the applicable termination fee.

     For the purposes of the stock option agreement, total profit is calculated as the sum, before taxes, of the following:

     o the amount of the termination fee received by Chubb pursuant to the merger agreement,

     o the amount received by Chubb in connection with Executive Risk's repurchase of the option, or any portion of the option, and/or option share, as applicable, pursuant to the stock option agreement,

     o the net cash amounts received by Chubb pursuant to the sale of option shares to any unaffiliated party minus Chubb's purchase price for the option shares, and

     o any amounts received by Chubb on the sale of the option, or any portion of the option, to any unaffiliated party.

     The stock option agreement further provides that the option may not be exercised for a number of Executive Risk shares as would, as of the date of the exercise, result in a notional total profit, as defined below, of more than the amount of the applicable termination fee and, if exercise of the option otherwise would exceed this amount, the exercise price for these shares will be increased so that the notional total profit will not exceed the amount of the applicable termination fee.

     The notional total profit is calculated as the total profit determined as of the date of the proposed exercise of the option assuming that the option were exercised on that date and assuming that each share was sold for cash at the closing market price on the NYSE Composite Tape for one share of Executive Risk common stock as of the close of business on the preceding trading day, less customary brokerage commissions.

     Executive Risk granted the option to Chubb in part to increase the likelihood that Executive Risk would complete the merger. The stock option agreement could discourage other companies from trying or proposing to combine with Executive Risk before we complete the merger.

     The purchase of more than 10% of the outstanding shares of Executive Risk by Chubb pursuant to the stock option agreement may require approvals by various insurance regulatory agencies.

Voting Agreement

     General. As an inducement to Chubb entering into the merger agreement, directors of Executive Risk who own shares of Executive Risk common stock entered into a voting agreement with Chubb dated as of February 6, 1999. As of the date of the voting agreement, these directors beneficially owned approximately 15.1%, including options exercisable, of the outstanding shares of Executive Risk common stock. The following is a summary of the material terms of the voting agreement, but it does not purport to be complete. Stockholders are encouraged to read the voting agreement in its entirety. A copy of the voting agreement is attached as Annex C to this proxy statement/prospectus.

     Voting and Proxies. Pursuant to the voting agreement, the directors have agreed, among other things, to vote all shares of Executive Risk common stock owned or subsequently acquired by them to approve and adopt the merger agreement and each other action or agreement related to the merger agreement. The directors have also agreed that they will not vote in favor of the approval of any acquisition proposal, reorganization or similar transaction or any transaction that would frustrate or delay the merger. The directors have revoked any and all previous proxies, and granted an irrevocable proxy appointing Chubb as their attorney-in-fact and proxy, with full power to vote their shares. The proxy granted to Chubb by the directors will be revoked only upon termination of the voting agreement.

     Other Provisions. The voting agreement provides that the directors will not, among other things, without the prior written consent of Chubb, directly or indirectly,

     o grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of their shares of Executive Risk common stock, or

     o sell or transfer, directly or indirectly, any shares of Executive Risk common stock during the term of the voting agreement, other than as required to pay income taxes.

     In addition, the directors agreed not to authorize or knowingly permit any investment bankers, attorneys, accountants, consultants and other agents or advisors of the directors to, directly or indirectly:

     o take any action to solicit, initiate or facilitate or encourage the submission of any acquisition proposal,

     o engage in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any acquisition proposal, or

     o grant any waiver or release under any standstill or similar agreement to which any of the directors is a party with respect to any class of equity securities of Executive Risk.

     However, the directors may take any action in their capacity as directors of Executive Risk that the board of directors would be permitted to take in accordance with the terms and conditions of the merger agreement.

     The directors have also agreed to notify Chubb within one day of obtaining any knowledge of any acquisition proposal or of any request for nonpublic information relating to Executive Risk or any of its subsidiaries or for access to the properties, books or records of Executive Risk or any of its subsidiaries or any request for a waiver or release under any standstill or similar agreement by any person who indicates that it is considering making, or has made, an acquisition proposal. The notice must state the identity of the offeror and the material terms and conditions of any acquisition proposal, inquiry, contact or request. The directors will keep Chubb reasonably apprised of any material development with respect to any acquisition proposal. The directors will terminate all existing discussions or negotiations, if any, with any persons conducted up to the date of the voting agreement with respect to, or that could reasonably be expected to lead to, any acquisition proposal.

     The voting agreement terminates upon termination of the merger agreement.

                      VOTING SECURITIES AND THEIR HOLDERS

     Stockholders should read each of Chubb's and Executive Risk's 1998 Annual Report on Form 10-K to get detailed information regarding, for the respective companies:

     o security ownership of beneficial owners of more than five percent of any class of the company's voting securities,

     o    security ownership by management of that company,

     o    executive compensation, and relationships and

     o    transactions with related persons.

     See "Where You Can Find More Information" below.

                              THE SPECIAL MEETING

     This document is furnished in connection with the solicitation of proxies from the holders of Executive Risk common stock by Executive Risk's board of directors for use at the special meeting. This document and accompanying form of proxy are first being mailed to the Executive Risk stockholders on or about __________, 1999.

Time and Place; Purpose

     The Executive Risk special meeting will be held at Executive Risk's offices at the Tower Business Park, 82 Hopmeadow Street, Route 10 & 202, Simsbury, Connecticut on ______________, 1999, starting at 10:00 a.m., local time. At the special meeting, the Executive Risk stockholders will be asked to consider and vote upon the merger agreement proposal.

     Representatives of Ernst & Young LLP are expected to be present at the Executive Risk special meeting, where they will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Voting Rights; Votes Required for Approval


     Executive Risk. Executive Risk's board of directors has fixed the close of business on May 3, 1999 as the record date for Executive Risk stockholders entitled to notice of and to vote at the special meeting.


     Currently, the only outstanding voting securities of Executive Risk are the shares of Executive Risk common stock. Only holders of record of shares of Executive Risk common stock on the Executive Risk record date are entitled to notice of the Executive Risk special meeting, and to vote at the special meeting. Each holder of record, as of the record date, of Executive Risk common stock is entitled to cast one vote per share on the merger agreement proposal.


     On the record date, there were approximately 11,538,764 shares of Executive Risk common stock outstanding and entitled to vote at the special meeting, held by approximately 11,538,764 shareholders of record.


     The favorable vote of a majority of all outstanding shares of Executive Risk common stock outstanding on the record date is required to approve the merger agreement.


     On the record date, the directors and executive officers of Executive Risk and their affiliates beneficially owned and were entitled to vote 1,153,337 shares of Executive Risk common stock, or approximately 10.0% of the shares of Executive Risk common stock outstanding on the record date. Those directors and executive officers entered into the voting agreement which is described in more detail under the heading "Principal Provisions of the Merger Agreement--Voting Agreement" above.


Voting of Proxies

     All shares of Executive Risk common stock represented by proxies properly received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated on a properly executed returned proxy, these proxies will be voted FOR the approval of the merger agreement.

     If a proposal to adjourn the Executive Risk special meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote shares voted against the merger agreement, in favor of the adjournment proposal. Executive Risk is not aware of any matters expected to be presented at its meeting other than as described in its notice of special meeting.


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



     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     1. filing, including by telecopy, with the Secretary of Executive Risk, before taking the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

     2.   attending the relevant meeting and voting in person.

     In order to vote in person at the Executive Risk special meeting, Executive Risk stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the applicable meeting as follows:

     o to Executive Risk Inc., 82 Hopmeadow Street, P.O. Box 2002, Simsbury, Connecticut, 06070-7683, Telecopy: (860) 408-2464, Attention:
          Secretary.

     Executive Risk stockholders who require assistance in changing or revoking a proxy should contact Georgeson & Co. Inc. at the address or phone number provided in this document under the caption "Who Can Help Answer Your Questions".

     Abstentions may be specified on the merger agreement proposal. Since the favorable vote of holders of a majority of the outstanding shares of Executive Risk common stock on the merger agreement proposal is required to approve this proposal, a proxy marked "ABSTAIN" with respect to this proposal will have the effect of a vote against this proposal. In addition, the failure of an Executive Risk stockholder in connection with the merger agreement proposal to return a proxy will have the effect of a vote against the merger agreement proposal.

     Under New York Stock Exchange rules, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Under New York Stock Exchange rules, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters like the merger agreement proposal and, thus, absent specific instructions from the beneficial owner of these shares, brokers are not empowered to vote these shares with respect to the approval and adoption of the proposal. Since the affirmative votes described above are required for approval of the merger agreement proposal, a vote by a broker who has not received specific voting instructions with respect to this proposal will have the effect of a vote against the proposal.

     It is the policy of Executive Risk to keep proxy cards, ballots and voting tabulations that identify individual stockholders confidential, except where disclosure is mandated by law and in other limited circumstances.

     The cost of solicitation of proxies will be paid by Executive Risk. Executive Risk expects the cost of solicitation to be approximately $12,000. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners and Executive Risk will, upon request, reimburse these brokerage houses and custodians for their reasonable expenses in so doing. Executive Risk has signed a letter of agreement with Georgeson & Company Inc. which provides that Georgeson will disseminate broker search cards, distribute proxy materials in preparation for the special meeting and assist in the proxy solicitation process. Georgeson's fee for these services is $10,000, plus reimbursement for expenses incidental to the solicitation. The letter agreement with Georgeson contains customary indemnification and confidentiality provisions. To the extent necessary in order to ensure sufficient representation at its meeting, Executive Risk may request by telephone or telecopy the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

     Executive Risk stockholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of Executive Risk common stock will be mailed by Chubb to former Executive Risk stockholders as soon as practicable after the consummation of the merger.

                        COMPARISON OF STOCKHOLDER RIGHTS

     Holders of shares of Executive Risk common stock will, upon the exchange of their shares pursuant to the merger, become holders of shares of Chubb common stock, and their rights as holders of Chubb common shares will be governed by New Jersey law and Chubb's charter and by-laws. The material differences between the rights of holders of shares of Executive Risk common stock and the rights of holders of shares of Chubb common stock, which result from differences in their governing corporate documents and differences in Delaware and New Jersey corporate law, are summarized below.

---------------------------------------------------------------------------------------------------------------------------------

         CHUBB                                                             EXECUTIVE RISK
---------------------------------------------------------------------------------------------------------------------------------

                                                         GENERAL
---------------------------------------------------------------------------------------------------------------------------------
o Chubb is a New Jersey corporation subject to the                       o Executive Risk is a Delaware corporation subject
  provisions of the New Jersey Business                                    to the provisions of the General Corporation Law
  Corporation Act.                                                         of the State of Delaware.

o The rights of Chubb shareholders are governed                          o The rights of Executive Risk stockholders are
  by Chubb's charter and by-laws, in addition to                           governed by Executive Risk's charter and by-laws,
  New Jersey law.                                                          in addition to Delaware law.


                                                                         o Executive Risk stockholders will, upon
                                                                           consummation of the merger, become Chubb
                                                                           shareholders.
----------------------------------------------------------------------------------------------------------------------------------
                                                              AUTHORIZED CAPITAL
----------------------------------------------------------------------------------------------------------------------------------
o The authorized and outstanding capital stock of                        o The authorized and outstanding capital stock of
  Chubb consists of:                                                       Executive Risk consists of:



  o 600,000,000 Chubb common shares, $1.00                                 o 50,000,000 shares of Executive Risk
    par value, of which 161,677,080 shares were                              common stock, $.01 par value, of which
    outstanding as of April 30, 1999;                                        11,554,305 shares were outstanding as of
                                                                             May 18, 1999; and
  o 4,000,000 shares of cumulative preferred
    stock, $1.00 par value, of which 300,000 are                             o 4,000,000 shares of preferred stock, with a
    designated as "Series B Participating                                    par value of $.01 per share.  There are no
    Cumulative Preferred Stock" and relate to                                shares of Executive Risk preferred stock
    Chubb's shareholder rights plan, which is                                outstanding as of the Executive Risk record
    described in "--Stockholder Rights Plan"                                 date.
    below.  There are no shares of Chubb
    preferred stock outstanding as of the
    Executive Risk record date.



                                      58


----------------------------------------------------------------------------------------------------------------------------------
                        AMENDMENT OF GOVERNING DOCUMENTS
----------------------------------------------------------------------------------------------------------------------------------
                                                                 Charter
----------------------------------------------------------------------------------------------------------------------------------
o The following is required to amend the Chubb                           o The following is required to amend the Executive
  charter:                                                                 Risk charter:
----------------------------------------------------------------------------------------------------------------------------------
  o the board shall first approve a proposed                             o the board shall first approve a proposed
    amendment and submit it to the                                         amendment and submit it to the stockholders; and
    shareholders; and
                                                                         o  the approval of a majority of the outstanding
  o the approval of two-thirds of the votes cast                            shares of stock of each class entitled to vote; and
    by shareholders entitled to vote is required
    to adopt the amendment.                                                 o  Amendments to provisions governing the
                                                                               size of the board of directors, the liability of
                                                                               directors to the corporation, meetings of
                                                                               stockholders and amending the charter,
                                                                               additionally require the affirmative vote of
                                                                               the holders of at least seventy-five percent of
                                                                               the then-outstanding shares of Executive
                                                                               Risk common stock.
----------------------------------------------------------------------------------------------------------------------------------
 By-laws
----------------------------------------------------------------------------------------------------------------------------------
o The Chubb by-laws may be amended, adopted or                           o  The Executive Risk by-laws may be amended by:
  repealed by:
                                                                             o the affirmative vote of the holders of at least
  o  a majority of the votes cast by shareholders                              seventy-five percent of the shares of
     entitled to vote; or                                                      Executive Risk common stock; or


  o  a majority vote of the board of directors.                              o the board of directors.


                                      59


----------------------------------------------------------------------------------------------------------------------------------
                                                             DIRECTORS
----------------------------------------------------------------------------------------------------------------------------------
o Number X The number of directors must be between 7 and                 o The number of directors must be between 7 and
  30, with the actual number to be determined by                           11 directors, as fixed from time to time by
  the board of directors.                                                  resolution of the board of directors.

o The current number of directors is 15.                                 o The current number of directors is 11.
----------------------------------------------------------------------------------------------------------------------------------
                                                        Classification
----------------------------------------------------------------------------------------------------------------------------------
o Chubb does not have a classified board of                              o The Executive Risk board of directors is divided
  directors.  The Chubb by-laws require that all                           into three classes, each as nearly equal in number
  directors be elected at each annual meeting of                           as possible, with one class being elected annually
  shareholders for a term of one year.                                     to a three-year term.
----------------------------------------------------------------------------------------------------------------------------------
                                                               Removal
----------------------------------------------------------------------------------------------------------------------------------
o Directors may be removed with or without cause                         o Any director may be removed for cause, and only
  with the approval of a majority of the votes cast                        for cause, with the approval of a majority of the
  by shareholders entitled to vote.                                        Executive Risk common stockholders.
----------------------------------------------------------------------------------------------------------------------------------
                                                              Vacancies
----------------------------------------------------------------------------------------------------------------------------------
o Any vacancy which occurs during the year or                            o A vacancy occurring on the Executive Risk board
  which occurs as a result of an increase in the size                      of directors, including a vacancy resulting from
  of the Chubb board of directors may be filled by                         an increase in the number of directors, may be
  a majority vote of the directors then in office,                         filled by the vote of a majority of the remaining
  even if less than a quorum, for the balance of the                       Executive Risk directors, whether or not they
  term.                                                                    constitute a quorum.  Directors chosen in this
                                                                           manner shall remain in office for the unexpired
                                                                           term and until his or her successor is elected and
                                                                           qualified or until his or her earlier resignation or
                                                                           removal.
----------------------------------------------------------------------------------------------------------------------------------
o As permitted by New Jersey law, the Chubb                              o As permitted by Delaware law, the Executive
  charter contains a provision that eliminates the                         Risk charter contains a provision that eliminates
  personal liability of directors or officers to the                       the personal liability of directors to the
  corporation or to its shareholders for damages for                       corporation or to its stockholders for damages for
  breaches of any duty, except where a judgment or                         breaches of duty, except where the director's acts
  other final adjudication establishes that the                            or omissions:
  director's acts or omissions:
                                                                           o were in breach of the director's duty of
  o were in breach of the director's or officer's                            loyalty to Executive Risk and its
    duty of loyalty to Chubb or its shareholders;                            stockholders;

  o were not in good faith or involving a                                  o were in bad faith or involved intentional
    knowing violation of law; or                                            misconduct or a knowing violation of the
                                                                            law;
  o resulted in receipt by the director or officer
    of an improper personal benefit.                                       o involved transactions from which the
                                                                             director derived an improper personal
                                                                             benefit; or

                                                                           o resulted in a violation of a statute prohibiting
                                                                             dividend declarations, payments to
                                                                             stockholders, and particular types of loans.


                                      60



----------------------------------------------------------------------------------------------------------------------------------
                                                        Indemnification
----------------------------------------------------------------------------------------------------------------------------------
o The Chubb charter provides that the corporation                          o Executive Risk is required by its by-laws to
  shall indemnify its officers, directors, employees                         indemnify a director, officer, employee, or agent
  and corporate agents specified in the charter for                          of Executive Risk who is or was made a party to
  any expenses and liabilities incurred in their                             any proceeding by reason of the fact that he is or
  official capacity to the maximum extent                                    was a director, officer, employee or agent or is or
  permissible under New Jersey law.                                          was serving any other corporation, partnership,
                                                                             joint venture, trust, employee benefit plan or
o Under New Jersey law, a corporation may                                    other enterprise, at the request of Executive Risk
  indemnify any director, officer, employee and                              if he acted:
  corporate agent made, or threatened to be made, a
  party to any action or proceeding by reason of his                         o in good faith;
  position in the corporation.  In order to be
  indemnified, the director, officer, employee or                            o in a manner which he reasonably believed to
  corporate agent must have acted:                                             be in or not opposed to the best interests of
                                                                               the corporation; and
  o in good faith;
                                                                             o with respect to any criminal proceeding,
  o in a manner which he reasonably believed to                                with no reasonable cause to believe that his
    be in or not opposed to the best interests of                              conduct was unlawful.
    the corporation; and
                                                                           o Furthermore, the Executive Risk by-laws provide
  o with respect to any criminal proceeding,                                 that each director, officer, employee or agent of
    with no reasonable cause to believe that his                             Executive Risk shall be indemnified against all
    conduct was unlawful.                                                    costs and expenses reasonably incurred by or
                                                                             imposed upon him in connection with or resulting
o Under New Jersey law and Chubb's charter, the                              from any action, suit or proceeding to which he
  expenses incurred by a director, officer, employee                         may be made a party by reason of his being or
  or corporate agent in connection with these                                having been a director, officer, employee or agent
  proceedings may be paid by Chubb in advance of                             of Executive Risk, whether or not he continues to
  its final disposition upon the receipt of an                               be such at the time of incurring the cost or
  undertaking by or on behalf of the director,                               expense, provided that payment of expenses by a
  officer, employee or corporate agent to repay this                         director or officer in advance of the final
  amount if it shall be determined that he is not                            disposition of the proceeding shall be made only
  entitled to be indemnified as provided under New                           upon delivery to Executive Risk of an
  Jersey law.                                                                undertaking that the director or officer will repay
                                                                             all amounts if it is determined that he is not
                                                                             entitled to be indemnified.


                                      61


----------------------------------------------------------------------------------------------------------------------------------
                                                            STOCKHOLDERS
----------------------------------------------------------------------------------------------------------------------------------
                                                  Annual Meetings of Stockholders
----------------------------------------------------------------------------------------------------------------------------------
o The annual meeting of shareholders shall be held                         o The annual meeting of stockholders shall be held
  on a date and at a place fixed by the Chubb board                          on a date and at a place fixed by the Executive
  of directors.                                                              Risk board of directors.
----------------------------------------------------------------------------------------------------------------------------------
                                                 Special Meetings of Stockholders
----------------------------------------------------------------------------------------------------------------------------------
o Special meetings may be called at any time and                           o Special meetings of the Executive Risk
  for any purpose by:                                                        stockholders for any purpose(s) may be called
                                                                             only by the board of directors to be held at the
  o the Chairman of the Chubb board of                                       place, on the date and at the time as the board of
    directors;                                                               directors determines.
  o the Chairman of the Executive Committee;

  o a majority of the board;

  o the holders of 50% or more of the
    outstanding common shares; or

  o the New Jersey Superior Court, for good
    cause, upon application by the holder or
    holders of at least 10% of all the shares
    entitled to vote at a meeting.
----------------------------------------------------------------------------------------------------------------------------------
                                             Stockholder Inspection Rights and Stockholder Lists
----------------------------------------------------------------------------------------------------------------------------------
o Under New Jersey law, a shareholder has the                             o Under Delaware law, any Executive Risk
  right for any proper purpose to examine and/or                            stockholder is entitled to inspect and copy books
  copy minutes from shareholder meetings and                                and records, including the corporation's stock
  shareholder records, so long as the shareholder:                          ledger and a list of its stockholders as long as the
                                                                            inspection is for a proper purpose and during the
  o has been an Chubb shareholder of record for                             usual hours of business.
    at least six months;

  o is a holder of at least five percent of any class or series of outstanding shares; or

  o has been authorized in writing by the holders of at least five percent of any class or series of outstanding shares.

o The requesting shareholder must submit a written demand at least five days prior to the proposed date of examination.

o The materials must be examined during usual business hours, and the examination may be done in person or by an agent or attorney.

o Upon the written request of any shareholder, the corporation shall mail to the shareholder its balance sheet as at the end of the preceding fiscal year, and its profit and loss and surplus statements for that fiscal year.

                                      62


----------------------------------------------------------------------------------------------------------------------------------
                                              Stockholder Action Without Meeting
----------------------------------------------------------------------------------------------------------------------------------
o Under New Jersey law, any shareholder action                            o Under Executive Risk's charter, any action taken
  required or permitted to be taken by shareholder                          by its common stockholders must be taken at an
  vote, other than the annual election of directors,                        annual or special meeting of stockholders.  The
  can be taken without a meeting upon the written                           taking of any action by written consent is
  consent of shareholders who would have been                               specifically denied.
  entitled to cast the minimum number of votes
  necessary to authorize the action at a meeting
  where all shareholders entitled to vote were
  present and voting.  Under New Jersey law, the
  annual election of directors, if not conducted at a
  shareholders' meeting, may only be effected by
  unanimous written consent.

o Under New Jersey law, a shareholder vote on a plan of merger or consolidation or sale or disposition of all or substantially all of the assets, if not conducted at a shareholders' meeting, may only be effected by either:

 o unanimous written consent of all
   shareholders, or

 o written consent of shareholders who would
   have been entitled to cast the minimum
   number of votes necessary to authorize the
   action at a meeting, with advance notice to
   all other shareholders.
----------------------------------------------------------------------------------------------------------------------------------
                                                 Dividends and Distributions
----------------------------------------------------------------------------------------------------------------------------------
0 New Jersey law generally provides that a                                o Subject to any restrictions contained in the
  corporation may declare and pay dividends on its                          corporation's charter, Delaware law generally
  outstanding stock so long as the corporation is                           provides that a corporation may declare and pay
  not insolvent and would not become insolvent as                           dividends out of surplus or, if no surplus exists,
  a consequence of the dividend payment, or the                             out of net profits for the fiscal year in which the
  corporation's total assets would not be less than                         dividend is declared and/or the preceding fiscal
  its total liabilities.                                                    year.  Executive Risk's charter is silent on this
                                                                            issue.
                                                                            o Under Delaware law, the directors of a Delaware
                                                                              corporation may not, however, pay any dividends
                                                                              out of net profits if the capital of the corporation
                                                                              has been diminished by depreciation in the value
                                                                              of its property, or by losses, or otherwise, to an
                                                                              amount less than the aggregate amount of capital
                                                                              represented by the issued and outstanding stock
                                                                              of all classes.

                                      63


----------------------------------------------------------------------------------------------------------------------------------
                                                            Dissenters' Rights
----------------------------------------------------------------------------------------------------------------------------------
  Dissenters' rights are those rights granted to stockholders to dissent from particular types of corporate transactions, and to obtain payment for their shares.
----------------------------------------------------------------------------------------------------------------------------------
o New Jersey law generally allows dissenter's                             o Delaware law generally provides stockholders of
  rights of appraisal upon mergers, consolidations,                         a Delaware corporation the right to dissent from
  sales of all or substantially all of the corporation's                    mergers, statutory share exchanges and other
  assets or other corporate transactions specified in                       corporate transactions, and to obtain payment of
  the New Jersey Business Corporation Act, with                             the fair value of their shares in the event of those
  some exceptions listed below.  Unless the charter                         transactions, with some exceptions listed below.
  provides otherwise, appraisal rights are not                              Delaware law also provides that appraisal rights
  available under New Jersey law to a corporation's                         are not available to holders of shares of a
  shareholders with respect to a merger if the                              Delaware corporation that either
  merger did not require shareholder approval.                              o has shares listed on a national securities
  Chubb's charter does not provide otherwise.  In                             exchange or designated as a national market
  addition, unless otherwise provided in the charter,                         system security on an interdealer quotation
  no statutory right of appraisal exists in a merger                          system by the National Association of
  or consolidation where the stock of the New                                 Securities Dealers, Inc. or
  Jersey corporation is
                                                                            o has at least 2,000 record stockholders, unless
  o listed on a national securities exchange,                                 these stockholders are required by the terms
                                                                              of the merger to accept anything other than:
  o has at least 1,000 record shareholders, or
                                                                            o shares of stock of the surviving
  o where the consideration to be received                                    corporation;
    pursuant to the merger or consolidation
    consists of cash or shares, obligations or                              o shares of stock of another corporation
    other securities which, after the transaction,                            which, as of the effective date of the
    will be listed on a national securities                                   merger or consolidation, are listed on
    exchange or held of record by at least 1,000                              national securities exchange or
    holders.  Chubb's charter does not provide                                designated as a national market system
    otherwise.                                                                security on an interdealer quotation
                                                                              system by the National Association of
Furthermore, unless otherwise provided in the                                 Securities Dealers, Inc. or held of
corporation's charter, no appraisal rights are available                      record by more than 2,000
in a sale, lease, exchange or other disposition of all or                     stockholders;
substantially all of a corporation's assets
                                                                            o cash instead of fractional shares of such
  o with respect to shares that are listed on a                               stock; or
    national securities exchange or are held by at
    least 1,000 record shareholders or                                      o any combination of the above.

  o from a dissolution transaction in which                               o Appraisal rights are not available under Delaware
    substantially all of a corporation's net assets                         law in the event of the sale of all or substantially
    are to be distributed to its shareholders                               all of a corporation's assets or the adoption of an
    within one year after the date of the                                   amendment to its charter, unless rights to
    transaction and when the transaction is                                 appraisal are granted in the corporation's charter.
    wholly for                                                              Executive Risk's charter does not grant appraisal
                                                                            rights.
  o cash,

  o shares, obligations or other securities which will be listed on a national securities exchange or held by not less than 1,000 record holders or

  o cash and the securities listed above.
    Chubb's charter does not provide
    otherwise.

                                      64


----------------------------------------------------------------------------------------------------------------------------------
                                                   Approval of, and Special Rights with Respect to,
                                                   Mergers or Consolidations and Other Transactions
----------------------------------------------------------------------------------------------------------------------------------
o Under New Jersey corporation law and Chubb's                            o Under Delaware corporation law, unless
  charter, a merger requiring shareholder approval                          otherwise provided in the charter, a merger
  must be approved by two-thirds of the votes cast                          requiring stockholder approval requires the
  by shareholders entitled to vote on the merger.                           affirmative vote of a majority of the outstanding
                                                                            stock of the corporation.
  o Furthermore, under New Jersey law, unless
    otherwise provided in the corporation's charter,                        o Furthermore, under Delaware law, unless
    approval of the shareholders of a New Jersey                              otherwise provided in the corporation's charter,
    corporation which is a surviving corporation in a                         approval of the stockholders of a surviving
    merger is not required if                                                 corporation in a merger is not required if

    o the plan of merger does not make an                                   o the plan of merger does not make an
  amendment of the charter of the surviving                                   amendment of the charter of the surviving
  corporation that would otherwise require                                    corporation that would otherwise require
  shareholder approval,                                                       stockholder approval,

   0 the shares outstanding immediately before                              o the shares outstanding immediately before
     the effectiveness of the merger are not                                  the effectiveness of the merger are not
     changed by the merger, and                                               changed by the merger, and

   o the number of voting or participating shares                           o the number of voting or participating shares
     outstanding, including shares issuable upon                              outstanding, including shares issuable upon
     conversion of other securities or upon                                   conversion of other securities or upon
     exercise of rights or warrants issued                                    exercise of rights or warrants issued
     pursuant to the merger, after the merger,                                pursuant to the merger, after the merger,
     after giving effect to the merger, will not                              after giving effect to the merger, will not
     exceed by more than 40% the number of                                    exceed by more than 20% the number of
     voting and participating shares, as the case                             common shares, as the case may be, of the
     may be, of the surviving corporation                                     surviving corporation outstanding
     outstanding immediately prior to the merger.                             immediately prior to the merger.  Executive
     Chubb's charter does not provide otherwise.                              Risk's charter does not provide otherwise.

o Under New Jersey corporation law, a sale of all                         0 Under Delaware corporation law, a sale of all or
  or substantially all of a Chubb's assets outside of                       substantially all of a corporation's assets requires
  the regular course of business requires the                               the approval of the board of directors and the
  approval of the board of directors and the                                holders of a majority of the outstanding stock of
  affirmative vote of two-thirds of the votes cast by                       the corporation entitled to vote on the sale.
  shareholders entitled to vote on the sale.
----------------------------------------------------------------------------------------------------------------------------------
                                               STATE LAWS REGARDING DISSOLUTION AND LIQUIDATION
----------------------------------------------------------------------------------------------------------------------------------
                                                             Voluntary Dissolution
----------------------------------------------------------------------------------------------------------------------------------
o Under New Jersey law, the dissolution of Chubb                          o Delaware law generally provides that the
  must be approved by the holders of two-thirds of                          dissolution of a Delaware corporation must be
  the votes cast by shareholders entitled to vote on                        approved first by a majority of the whole board
  the dissolution.                                                          of directors and then recommended to the
                                                                            stockholders and approved by the holders of a
                                                                            majority of all votes entitled to be cast by each
                                                                            voting group entitled to vote on the dissolution,
                                                                            unless the charter of the corporation requires a
                                                                            greater or lesser vote.  There are no provisions in
                                                                            the Executive Risk charter that modify Delaware
                                                                            law requirements for dissolution.

                                      65


----------------------------------------------------------------------------------------------------------------------------------
                                               Liquidation Rights
----------------------------------------------------------------------------------------------------------------------------------
o In the event of the liquidation, dissolution or                         o In the event of the liquidation, dissolution
  winding-up of the affairs of Chubb, holders of                            or winding-up of the affairs of Executive Risk,
  outstanding Chubb common shares are entitled to                           holders of outstanding shares of Executive Risk
  share, in proportion to their respective interests,                       common stock are entitled to share ratably and
  in Chubb's assets and funds remaining after                               equally with all other holders of common shares,
  payment, or provision for payment, of all debts                           in Executive Risk's assets and funds remaining
  and other liabilities of Chubb and the amounts to                         after payment to the holders of preferred shares
  which the holders of preferred stock shall be                             of the specific amounts which they are entitled to
  entitled.                                                                 receive upon liquidation.

o Holders of shares of Chubb's Series B
  Participating Cumulative Preferred Stock, none of which are currently outstanding, are entitled to a liquidation preference of:

  o $1,000 per share, in the event of a voluntary liquidation, dissolution or winding-up, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of the payment, provided that the holders shall be entitled to receive an aggregate amount per share of not less than 1,000 times the aggregate amount to be distributed per share to holders of common shares.

State Anti-Takeover Laws

Chubb.

     There are provisions of New Jersey law, the Chubb charter and the Chubb by-laws that may be deemed to have an anti-takeover effect. These provisions are designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with Chubb to negotiate with the board of directors for the fair and equitable treatment of all shareholders.

     New Jersey has adopted a type of anti-takeover statute known as a "business combination" statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the transaction prior to the shareholder becoming an interested shareholder. In addition, New Jersey corporations may not engage at any time in a business combination with any interested shareholder of that corporation unless the transaction receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or the transaction meets minimum financial terms specified in the statute. An "interested shareholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five-year period has at any time owned 10% or more of the voting power. The term "business combination" is defined broadly to include, among other things,

     o the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder,

     o the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation's assets, or

     o the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

     The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be "frozen out" after the merger, by prohibiting transactions in which an acquiror could favor itself at the expense of minority shareholders. The New Jersey statute applies to New Jersey corporations that are organized under New Jersey law and have either their principal executive offices or significant business operations located in New Jersey. A New Jersey corporation may not opt out of the foregoing provisions.

     Executive Risk.

     Executive Risk is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that this stockholder became an interested stockholder, unless

     o prior to the date the stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation,

     o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by (A) persons who are both directors and officers and (B) employee stock plans in circumstances specified in
          Section 203, or on or after the date the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

     In Delaware, a business combination includes a merger, consolidation, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own 15 percent or more of the corporation's voting stock. The restrictions imposed by Section 203 will not apply to a corporation if, among other things,

     o the corporation's original charter contains a provision expressly electing not to be governed by Section 203 or

     o 12 months have passed after the corporation, by action of its stockholders holding a majority of the outstanding stock, adopts an amendment to its charter or by-laws expressly electing not to be governed by Section 203.

     Executive Risk has not elected not to be governed by Section 203 and, therefore, the restrictions imposed by Section 203 apply to Executive Risk.

Stockholder Rights Plans

     Chubb.

     Chubb has a shareholder rights plan under which each shareholder has one right for each share of common stock held. Each right entitles the registered holder to purchase from Chubb a unit consisting of one one-thousandth of a share of Chubb's Series B Participating Cumulative Preferred Stock, par value $1.00 per share, at a purchase price of $240 per unit. The rights are subject to adjustment to prevent dilution of the interests represented by each right. The description and terms of the rights are set forth in the Rights Agreement dated as of March 12, 1999 by and between Chubb and First Chicago Trust Company of New York, as rights agent.

     The rights are attached to all outstanding shares of common stock and trade with the common stock until the rights become exercisable, and no separate rights certificates will be distributed. The Chubb common shares issued to Executive Risk stockholders as part of the merger will have the rights attached. The rights will separate from the common stock upon the earlier of:

     o 10 days following the date of any public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of common stock, or

     o 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group acquiring beneficial ownership of 20% or more of the outstanding shares of common stock.

     Until the date when the rights under Chubb's shareholder rights plan separate from the common stock, or an earlier date on which these rights are redeemed, exchanged or expire,

     o the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates,

     o all common stock certificates issued after March 31, 1999 will contain a notation incorporating the terms of the shareholder rights plan by reference, and

     o the surrender for transfer of any certificates for common stock will also constitute the transfer of the rights associated with the common stock represented by those common stock certificates.

     The rights under Chubb's shareholder rights plan are not exercisable until the date when the rights separate from the common stock and will expire at the close of business on March 12, 2009 unless previously redeemed or exchanged by Chubb as described below.

     As soon as practicable after the date when the rights under Chubb's shareholder rights plan separate from the common stock, right certificates will be mailed to holders of record of common stock as of the close of business on the date when the rights separate from the common stock and, after that time, the separate right certificates alone will represent the rights. Only shares of common stock issued prior to the date when the rights under Chubb's shareholder rights plan separate from the common stock will be issued with rights.

     At any time after any person or group has become the beneficial owner of 20% or more of the outstanding shares of Chubb common stock, but before that person or group becomes the beneficial owner of 50% or more of the outstanding shares of Chubb common stock or the occurrence of any of the events described in the next paragraph, Chubb's board of directors may exchange all or part of the rights, other than rights beneficially owned by that beneficial owner of 20% or more of the outstanding shares of Chubb common stock, for shares of common stock at an exchange ratio of one share of common stock per right.

     In the event that any person becomes the beneficial owner of 20% or more of the outstanding shares of common stock, proper provision will be made so that each holder of a right, other than rights that are, or were, beneficially owned by the beneficial owner of 20% or more of the outstanding shares of common stock at any time it was the beneficial owner of 20% or more of the outstanding shares of common stock or were owned by that 20% beneficial owner but were transferred with the express purpose of avoiding the nullification of the rights, which will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right. In the event that, at any time following the date of any public announcement that a person or group has become the beneficial owner of 20% or more of the outstanding shares of common stock, (1) Chubb is acquired in a merger or other business combination transaction, or (2) 50% or more of Chubb's assets or earning power is sold, each holder of a right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

     The rights may be redeemed in whole, but not in part, at a price of $.01 per right by Chubb's board of directors at any time prior to the time any person or group has become an owner on 20% or more of the outstanding shares of common stock.

     Chubb's shareholder rights plan provides that a committee comprised of the independent directors of the Chubb board of directors, designated as the Independent Directors Committee, shall review the Shareholder Rights Plan to evaluate whether the shareholder rights plan continues to be in the best interests of Chubb and its shareholders on an annual basis and upon the occurrence of events which would lead the committee to believe that a person or group of affiliated or associated persons may acquire beneficial ownership of 20% or more of the outstanding shares of common stock. If deemed appropriate, the committee will recommend to Chubb's full board of directors to redeem the rights.

     Immediately upon the action of Chubb's board of directors ordering redemption of the rights, the rights will terminate and thereafter the only right of the holders of rights will be to receive the redemption price.

     Until a right is exercised, the holder of a right will have no rights as a shareholder of Chubb, beyond those as an existing shareholder, including the right to vote or to receive dividends. As long as the rights are attached to the common stock, Chubb will issue one right with each new share of common stock issued.

     Executive Risk.

     On December 30, 1993, the board of directors of Executive Risk declared a dividend of one right for each share of common stock, par value $.01 per share, and each share of class B common stock, par value $.01 per share, of Executive Risk. The dividend was payable on January 1, 1994 to the stockholders of record on that date. In addition, Executive Risk has authorized the issuance of one right with respect to each share of common stock that shall become outstanding between January 1, 1994 and the earliest of:

     o the date when separate certificates evidencing the rights are mailed to record holders of Executive Risk common stock,

     o the date when the board of directors of Executive Risk elect to redeem the rights and

     o    the date when the rights will expire.

Each right entitles the registered holder to purchase from Executive Risk one share of common stock at a price of $60.32 per share of common stock, subject to adjustment. On May 27, 1997, Executive Risk amended and restated its charter to eliminate the authorization of class B common stock, and no shares of class B common stock are outstanding. The description and terms of rights are set forth in an Amended and Restated Rights Agreement dated as of November 12, 1998, by and between Executive Risk and ChaseMellon Shareholder Services, L.L.C., as successor to Mellon Bank, N.A., as rights agent.

     Initially, the rights will be attached to all common share certificates and no separate rights certificates will be issued. Separate certificates evidencing the rights will be mailed to holders of record of the common shares as of the close of business on the earlier to occur of (1) the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common shares or (2) the date as may be determined by action of the board of directors of Executive Risk following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common shares.

     The Executive Risk rights agreement provides that, until the date when separate certificates evidencing the rights are mailed to record holders of Executive Risk common stock, or earlier redemption or expiration of the Rights,

     o    the rights will be transferred with and only with the common shares,

     o new common share certificates issued after January 1, 1994 upon transfer or new issuance of common shares will contain a notation incorporating the rights agreement by reference, and

     o the surrender for transfer of any certificates for common shares outstanding as of January 1, 1994 will also constitute the transfer of the rights associated with the common shares represented by the certificate.

     The rights are not exercisable until the date when separate certificates evidencing the rights are mailed to record holders of Executive Risk common stock. The rights will expire on January 1, 2004, unless this expiration date is extended or unless the rights are earlier redeemed or exchanged by Executive Risk, in each case, as described below.

     If a person or group becomes the beneficial owner of 15% or more of the outstanding shares of Executive Risk Stock, each holder of a right, other than that 15% beneficial owner, will thereafter have the right to receive, upon exercise, common stock or, in other circumstances set forth in the rights agreement, other similar securities of Executive Risk, having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the existence of a 15% beneficial owner, all rights that are, or, under those circumstances specified in the rights agreement were, beneficially owned by any 15% beneficial owner will be null and void.

     In the event that Executive Risk is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become a 15% beneficial owner, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise of a right at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the right. In the event that any person or group becomes a 15% beneficial owner, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the 15% beneficial owner, which will thereafter be void, will thereafter have the right to receive upon exercise that number of common stock having a market value of two times the exercise price of the right.

     At any time after any person or group becomes a 15% beneficial owner and prior to the acquisition by that person or group of 50% or more of the outstanding common shares, the board of directors of Executive Risk may exchange the rights, other than rights owned by that 15% beneficial owner which will have become void, in whole or in part, at an exchange ratio of one share of common stock, or, in other circumstances specified in the rights agreement, other similar securities of Executive Risk, per right, subject to adjustment.

     At any time prior to the date when separate certificates evidencing the rights are mailed to record holders of Executive Risk common stock, the board of directors of Executive Risk may redeem the rights, in whole but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at the time, on the basis and with the conditions as the board of directors of Executive Risk, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive a price of $.01 per right.

     Prior to the date when separate certificates evidencing the rights are mailed to record holders of Executive Risk common stock, Executive Risk and ChaseMellon Shareholder Services, L.L.C. shall, if Executive Risk so directs, supplement or amend any provision of the rights agreement without the approval of any holders of certificates representing shares of common stock. On and after the date when separate certificates evidencing the rights are mailed to record holders of Executive Risk common stock, Executive Risk and ChaseMellon Shareholder Services, L.L.C. shall, if Executive Risk so directs, supplement or amend the rights agreement without the approval of any holders of right certificates to

     o    cure any ambiguity,

     o correct or supplement any provision contained in the rights agreement which may be defective or inconsistent with any other provisions herein,

     o shorten or lengthen any time period hereunder, or to change or supplement the provisions hereof in any manner which Executive Risk may deem necessary or desirable and which shall not adversely affect the interests of the holders of right certificates;

provided, however, the rights agreement may not be supplemented or amended to lengthen a time period relating to when the rights may be redeemed if the rights are not then redeemable, or any other time period, unless this lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of rights. Notwithstanding anything contained in the rights agreement to the contrary, no supplement or amendment shall be made which changes the redemption price of $.01 per right, the expiration date of the rights, the purchase price of the rights or the number of shares of common stock for which a right is exercisable. Prior to the date when separate certificates evidencing the rights are mailed to record holders of Executive Risk common stock, the interests of the holders of rights shall be deemed coincident with the interests of the holders of common stock.

     The number of outstanding rights and the number of shares of common stock issuable upon exercise of each right are subject to adjustment.

     Until a right is exercised, the holder of a right will have no rights as a stockholder of Executive Risk, including, without limitation, the right to vote or to receive dividends.

     The Executive Risk board on February 6, 1999 voted to exempt the merger from the effects of the rights agreement.

Listing or Quotation of Chubb Common Shares; Delisting of Executive Risk Common Stock

     It is a condition to the merger that Chubb common shares issuable in the merger be approved for listing on the New York Stock Exchange on or prior to the effective time of the merger, subject to official notice of issuance. If the merger is consummated, shares of Executive Risk common stock will cease to be listed on the New York Stock Exchange.

                                 LEGAL MATTERS

     The validity of the Chubb common shares to be issued to Executive Risk stockholders pursuant to the merger will be passed upon by Shanley & Fisher, Professional Corporation, New Jersey counsel to Chubb. It is a condition to the consummation of the merger that Executive Risk receives an opinion from Dewey Ballantine LLP and Chubb receives an opinion from Davis Polk & Wardwell, to the effect that, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The conditions for consummation of the merger are described under the heading "Principal Provisions of the Merger Agreement--Conditions to the Consummation of the Merger" and details of the tax opinion are provided under the heading "The Merger--Material Federal Income Tax Consequences".

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of Chubb incorporated by reference into or included in Chubb's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in the proxy statement of Executive Risk, which is referred to and made a part of this prospectus and registration statement of Chubb, have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports with respect to those consolidated financial statements and financial statement schedules, and are incorporated in this prospectus and registration statement of Chubb by reference in reliance upon these reports given upon the authority of that firm as an expert in accounting and auditing.

     The consolidated financial statements and financial statement schedule of Executive Risk included in Executive Risk's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in the proxy statement of Executive Risk, which is referred to and made a part of this prospectus and registration statement of Chubb, have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports with respect to those consolidated financial statements and financial statement schedule and are incorporated in this prospectus and registration statement of Chubb by reference in reliance upon these reports given upon the authority of that firm as an expert in accounting and auditing.


     With respect to the unaudited consolidated financial statements included in Executive Risk's Quarterly Report on Form 10-Q for the quarters ended March 31, 1999 and March 31, 1998, incorporated by reference in the Proxy Statement of Executive Risk, which is referred to and made a part of this Prospectus and Registration Statement of Chubb, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Executive Risk's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the 1933 Act.


                          FUTURE STOCKHOLDER PROPOSALS

     Executive Risk does not intend to hold an 1999 Annual Meeting of Stockholders because of the merger. Therefore, it will not deliver proxy materials for an annual meeting. If proxy materials are required to be delivered and completion of the merger does not occur, however, stockholder proposals intended to be presented at the 2000 Annual Meeting of stockholders of Executive Risk must be received by the Secretary of Executive Risk by December 31, 1999 for inclusion in the proxy materials for that meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Chubb and Executive Risk file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Chubb's and Executive Risk's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     Chubb filed a Registration Statement on Form S-4 to register with the SEC the Chubb common shares to be issued to Executive Risk stockholders in the merger. This document is a part of that Registration Statement and constitutes a prospectus of Chubb in addition to being a proxy statement of Executive Risk for its special meeting. As permitted by SEC rules, this document does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows Chubb and Executive Risk to "incorporate by reference" information into this document, which means that Chubb and Executive Risk can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Chubb and Executive Risk have previously filed with the SEC. These documents contain important information about Chubb and Executive Risk and their financial performance.

                Chubb SEC Filings
                (File No. 1-8661)            Period
              ---------------------          ------


     Quarterly Report on Form 10-Q           Quarter ended March 31, 1999


     Annual Report on Form 10-K              Fiscal year ended December 31, 1998

     Current                                 Reports on Form 8-K Filed on
                                             March 30, 1999 and March 15,
                                             1999, February 10, 1999,
                                             January 19, 1999

     Description of Chubb Common Stock from Filed on February 2, 1984 Registration Statement on Form 8-A


     Chubb is also incorporating by reference additional documents that Chubb files with the SEC between the date of this document and the date of the Executive Risk special meeting.


     Executive Risk's SEC Filings
           (File No. 1-12800)                Period
     -------------------------------         ------

     Quarterly Report on Form 10-Q           Quarter ended March 31, 1999


     Annual Report on Form 10-K              Fiscal year ended December 31, 1998

     Current Reports on Form 8-K             Filed on February 9, 1999

Description of Executive Risk Common Stock   Filed on May 8, 1996
from Registration Statement on Form 8-A/A

     Executive Risk is also incorporating by reference additional documents that Executive Risk files with the SEC between the date of this document and the date of the Executive Risk special meeting.

     Chubb has supplied all information contained or incorporated by reference in this document relating to Chubb, and Executive Risk has supplied all the information contained or incorporated by reference in this document relating to Executive Risk.

     You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from Chubb or Executive Risk, as appropriate, or the SEC. Documents incorporated by reference are available from Chubb or Executive Risk, as appropriate, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document. Stockholders may obtain documents incorporated by reference in this document by Chubb by requesting them in writing or by telephone at the following address:

                             The Chubb Corporation
                             15 Mountain View Road
                         Warren, New Jersey 07061-1615
                              Tel: (908) 903-3561

Stockholders may obtain documents incorporated by reference in this document by Executive Risk by requesting them in writing or by telephone at the following address:

                              Executive Risk Inc.
                              82 Hopmeadow Street
                                 P.O. Box 2002
                        Simsbury, Connecticut 06070-7683
                              Tel: (860) 408-2000


     If you would like to request documents from Chubb or Executive Risk, please do so by [________], 1999 to receive them before the Executive Risk stockholder meeting. Chubb or Executive Risk will send requested documents by first-class mail within one business day of receiving the request.

     You should rely only on the information contained or incorporated by reference in this document to vote on the merger agreement proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [_________], 1999. You should not assume that the information contained in this document is accurate as of any date other than this date, and neither the mailing of this document to stockholders nor the issuance of Chubb common shares in the merger shall create any implication to the contrary.

                                                                        ANNEX A








                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                February 6, 1999

                                     among

                              EXECUTIVE RISK INC.

                             THE CHUBB CORPORATION

                                      and

                          EXCALIBUR ACQUISITION, INC.

                                        TABLE OF CONTENTS

                                     ----------------------

                                                                            PAGE

                                   ARTICLE 1
                                  DEFINITIONS

SECTION 1.01.  Definitions.....................................................2

                                   ARTICLE 2
                                   THE MERGER

SECTION 2.01.  The Merger......................................................6
SECTION 2.02.  Organizational Documents........................................7
SECTION 2.03.  Directors and Officers..........................................7

                                   ARTICLE 3
                  CONVERSION OF SECURITIES AND RELATED MATTERS

SECTION 3.01.  Conversion of Capital Stock.....................................8
SECTION 3.02.  Fractional Shares; Adjustments..................................8
SECTION 3.03.  Exchange of Certificates........................................9
SECTION 3.04.  Company Stock Options..........................................11

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power..................................12
SECTION 4.02.  Corporate Authorization........................................13
SECTION 4.03.  Governmental Authorization.....................................13
SECTION 4.04.  Non-Contravention..............................................13
SECTION 4.05.  Capitalization.................................................14
SECTION 4.06.  Subsidiaries...................................................15
SECTION 4.07.  The Company SEC Documents......................................16
SECTION 4.08.  Financial Statements; No Material Undisclosed Liabilities......16
SECTION 4.09.  Information to Be Supplied.....................................17
SECTION 4.10.  Absence of Certain Changes.....................................18
SECTION 4.11.  Litigation.....................................................18
SECTION 4.12.  Taxes..........................................................18
SECTION 4.13.  Employees and Employee Benefits................................19
SECTION 4.14.  Compliance with Insurance Laws; Licenses and Permits...........21

                                                                            PAGE

SECTION 4.15.  Insurance Matters..............................................23
SECTION 4.16.  Liabilities and Reserves.......................................24
SECTION 4.17.  Title to Properties............................................25
SECTION 4.18.  Intellectual Property..........................................25
SECTION 4.19.  Environmental Matters..........................................25
SECTION 4.20.  Finders' Fees; Opinions of Financial Advisor...................26
SECTION 4.21.  Required Vote; Board Approval..................................26
SECTION 4.22.  State Takeover Statutes; Rights Agreement......................26
SECTION 4.23.  Tax Treatment..................................................27
SECTION 4.24.  Year 2000 Compliance...........................................27

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.01.  Corporate Existence and Power..................................28
SECTION 5.02.  Corporate Authorization........................................28
SECTION 5.03.  Governmental Authorization.....................................28
SECTION 5.04.  Non-Contravention..............................................29
SECTION 5.05.  Capitalization of Parent and MergerSub.........................29
SECTION 5.06.  Parent SEC Documents...........................................30
SECTION 5.07.  Financial Statements; No Material Undisclosed Liabilities......31
SECTION 5.08.  Information to Be Supplied.....................................32
SECTION 5.09.  Absence of Certain Changes.....................................32
SECTION 5.10.  Litigation.....................................................32
SECTION 5.11.  Compliance with Laws; Licenses and Permits.....................33
SECTION 5.12.  Finders' Fees..................................................33
SECTION 5.13.  Liabilities and Reserves.......................................33
SECTION 5.14.  Year 2000 Compliance...........................................34
SECTION 5.15.  Tax Treatment..................................................34

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

SECTION 6.01.  The Company Interim Operations.................................35
SECTION 6.02.  Stockholder Meeting............................................38
SECTION 6.03.  Acquisition Proposals; Board Recommendation....................38
SECTION 6.04.  Transfer Taxes.................................................40
SECTION 6.05.  Retention Program..............................................40
SECTION 6.06.  Certain Agreements.............................................40

                                                                            PAGE

                                   ARTICLE 7
                              COVENANTS OF PARENT

SECTION 7.01.  Parent Interim Operations......................................41
SECTION 7.02.  Director and Officer Liability.................................42
SECTION 7.03.  Employee Benefits..............................................43
SECTION 7.04.  Stock Exchange Listing.........................................44
SECTION 7.05.  Conduct of MergerSub...........................................44

                                   ARTICLE 8
                      COVENANTS OF PARENT AND THE COMPANY

SECTION 8.01.  Reasonable Best Efforts........................................44
SECTION 8.02.  Certain Filings; Cooperation in Receipt of Consents............44
SECTION 8.03.  Public Announcements...........................................45
SECTION 8.04.  Access to Information; Notification of Certain Matters.........46
SECTION 8.05.  Further Assurances.............................................47
SECTION 8.06.  Tax and Accounting Treatment...................................47
SECTION 8.07.  Affiliate Letters..............................................47

                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

SECTION 9.01.  Conditions to the Obligations of Each Party....................47
SECTION 9.02.  Conditions to the Obligations of The Company...................48
SECTION 9.03.  Conditions to the Obligations of Parent and MergerSub..........49

                                   ARTICLE 10
                                  TERMINATION

SECTION 10.01.  Termination...................................................50
SECTION 10.02.  Effect of Termination.........................................51
SECTION 10.03.  Fees and Expenses.............................................52

                                   ARTICLE 11
                                 MISCELLANEOUS

SECTION 11.01.  Notices.......................................................53
SECTION 11.02.  Survival of Representations, Warranties and Covenants
                  after the Effective Time....................................54
SECTION 11.03.  Amendments; No Waivers........................................55

                                                                            PAGE

SECTION 11.04.  Successors and Assigns........................................55
SECTION 11.05.  Governing Law.................................................55
SECTION 11.06.  Counterparts; Effectiveness; Third Party Beneficiaries........55
SECTION 11.07.  Jurisdiction..................................................56
SECTION 11.08.  Waiver of Jury Trial..........................................56
SECTION 11.09.  Enforcement...................................................56
SECTION 11.10.  Entire Agreement..............................................56


                                    EXHIBITS

Exhibit A   --  Rule 145 Affiliate's Letter


                                   SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 6.01(i)
Schedule 7.03(c)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of February 6, 1999 among Executive Risk Inc., a Delaware corporation (the "Company"), The Chubb Corporation, a New Jersey corporation ("Parent"), and Excalibur Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("MergerSub").

                                    RECITALS

         WHEREAS, the Boards of Directors of the Company and Parent each have determined that a business combination between the Company and Parent is advisable and in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

         WHEREAS, the parties hereto intend that the merger provided for herein shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code") (a "368 Reorganization");

         WHEREAS, concurrently with entering into this Agreement, the Company has granted Parent an option to acquire up to 19.9% of newly issued Company Common Shares (as defined below) on the terms and subject to the conditions set forth in the Stock Option Agreement between the Company and Parent dated as of the date hereof (the "Stock Option Agreement"); and

         WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, Parent and MergerSub have approved and adopted this Agreement, the Stock Option Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

         "Acquisition Proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase of 30% or more of (i) any class of equity securities of the Company or Executive Risk Indemnity Inc. or (ii) the consolidated assets of the Company and its Subsidiaries or Executive Risk Indemnity Inc., other than the transactions contemplated by this Agreement and the Stock Option Agreement.

         "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York.

         "Company Balance Sheet" means the Company's consolidated balance sheet included in the Company 10-K relating to its fiscal year ended on December 31, 1997.

         "Company Common Share" means one share of common stock of the Company, $.01 par value per share.

         "Company SEC Documents" means (i) the annual reports on Form 10-K of the Company (the "Company 10-Ks") for the fiscal years ended December 31, 1996 and December 31, 1997, (ii) the quarterly reports on Form 10-Q of the Company (the "Company 10-Qs") for the fiscal quarters ended September 30, June 30 and March 31 of fiscal year 1998, (iii) the Company's proxy or information statements relating to meetings of, or actions taken without a meeting by, the Company stockholders held since December 31, 1996, and (iv) all other reports, filings, registration statements and other documents filed by the Company with the SEC since December 31, 1996.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Governmental Entity" means any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

         "knowledge" (and all correlative terms) as to any party means to the knowledge of the executive officers of such party identified in Section 1.01(a) of that party's Disclosure Schedule.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith and (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business.

         "Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of a Person and its Subsidiaries, taken as a whole, other than effects caused by (i) changes in general economic or securities markets conditions, (ii) changes that affect the insurance industry in general or (iii) the public announcement of the transactions contemplated by this Agreement. "Parent Material Adverse Effect" means a Material Adverse Effect in respect of Parent and "Company Material Adverse Effect" means a Material Adverse Effect in respect of the Company.

         "NYSE" means The New York Stock Exchange.

         "Parent Balance Sheet" means Parent's consolidated balance sheet included in the Parent 10-K relating to its fiscal year ended on December 31, 1997.

         "Parent Common Share" means one share of common stock of Parent, par value $1.00 per share.

         "Parent Insurance Subsidiaries" means the Subsidiaries which conduct Parent's insurance operations.

         "Parent SEC Documents" means (i) Parent's annual reports on Form 10-K for its fiscal years ended December 31, 1996 and December 31, 1997 (the

"Parent 10-Ks"), (ii) Parent's quarterly reports on Form 10-Q (the "Parent 10-Qs") for its fiscal quarters ended September 30, June 30 and March 31, of fiscal year 1998, (iii) Parent's proxy or information statements relating to meetings of, or actions taken without a meeting by, Parent's stockholders held since December 31, 1996, and (iv) all other reports, filings, registration statements and other documents filed by it with the SEC since December 31, 1996.

         "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

         "Proxy Statement/Prospectus" means the proxy statement/ prospectus including the Registration Statement and the proxy statement for the Company Stockholder Meeting, together with any amendments or supplements thereto.

         "Registration Statement" means the Registration Statement on Form S-4 registering under the Securities Act the Parent Common Shares issuable in connection with the Merger.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person. "Parent Subsidiary" means a Subsidiary of Parent and "Company Subsidiary" means a Subsidiary of the Company.

         "Superior Proposal" means a bona fide, written Acquisition Proposal for all of the outstanding Company Common Shares that is on terms that a majority of the Company's Board of Directors determines in good faith (after consultation with an investment bank of nationally recognized reputation and the Company's outside counsel) would result in a transaction, if consummated, that is more favorable to the Company's stockholders, from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal including any break-up fees, expense reimbursement provisions, conditions to consummation and the identity of the offeror) than the transactions contemplated hereby (after giving effect to any revised proposal made by or on behalf of Parent prior to the end of the three-Business-Day-period referred to in Section 6.03(d)).

         (b) Each of the following terms is defined in the Section set forth opposite such term:


         Terms                                                Section
         -----                                                -------
         Certificate of Merger                                2.01(b)
         Certificates                                         3.03(a)
         Closing                                              2.01(d)
         Code                                                 Recitals
         Company                                              Preamble
         Company Actuarial Analyses                           4.15(c)
         Company Employee Plans                               4.13(a)
         Company Insurance Contracts                          4.15(a)
         Company Insurance Subsidiaries                       4.06(b)
         Company Intellectual Property                        4.18
         Company Material Adverse Effect                      1.01(a)
         Company Option                                       3.04(a)
         Company Recommendation                               6.02
         Company Returns                                      4.12
         Company SAP Statements                               4.08(b)
         Company Securities                                   4.05(b)
         Company Stockholder Approval                         4.21(a)
         Company Stockholder Meeting                          6.02
         Company Subsidiary                                   1.01(a)
         Company Systems                                      4.24
         Company 10-Ks                                        1.01(a)
         Company 10-Qs                                        1.01(a)
         Confidentiality Agreement                            8.04(a)
         DGCL                                                 2.01(a)
         Effective Time                                       2.01(b)
         Employees                                            7.03(a)
         End Date                                             10.01(b)(i)
         Environmental Laws                                   4.19(b)
         ERISA                                                4.13(a)
         ERISA Affiliate                                      4.13(a)
         Exchange Agent                                       3.03(a)
         Exchange Fund                                        3.03(a)
         GAAP                                                 4.08(a)
         HSR Act                                              4.03(b)
         Indemnified Parties                                  7.02(b)
         Insurance Laws                                       4.14(a)
         Insurance Subsidiaries                               4.06(b)
         Laws                                                 4.14(b)
         Merger                                               2.01(a)

         Terms                                                Section
         MergerSub Common Share                               3.01(a)
         Merger Consideration                                 3.01(b)
         MergerSub                                            Preamble
         Multiemployer Plan                                   4.13(b)
         Owned Property                                       4.17
         Parent                                               Preamble
         Parent Cumulative Preferred                          5.05(a)
         Parent Material Adverse Effect                       1.01(a)
         Parent Option                                        3.04(a)
         Parent SAP Statements                                5.07(b)
         Parent Securities                                    5.05(b)
         Parent Serial Preferred                              5.05(a)
         Parent Subsidiary                                    1.01(a)
         Parent Systems                                       5.14
         Parent 10-Ks                                         1.01(a)
         Parent 10-Qs                                         1.01(a)
         Retirement Plan                                      4.13(b)
         Rights                                               3.01(b)
         Rights Agreement                                     3.01(b)
         Stock Option Agreement                               Preamble
         Surviving Corporation                                2.01(a)
         Termination Fee                                      10.03(e)
         Third Party Acquisition Event                        10.03(f)
         368 Reorganization                                   Recitals
         Transfer Taxes                                       6.04
         Year 2000 Compliant                                  4.24


                                   ARTICLE 2
                                   THE MERGER

         SECTION 2.01. The Merger. (a) At the Effective Time, MergerSub shall be merged (the "Merger") with and into the Company in accordance with the terms and conditions of this Agreement and of the General Corporation Law of the State of Delaware (the "DGCL"), at which time the separate existence of MergerSub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation").

          (b) Not later than the second Business Day after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to those conditions), the Company and MergerSub will file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such Certificate of Merger as the effective time of the Merger (the "Effective Time").

         (c) From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

         (d) The closing of the Merger (the "Closing") shall be held at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY (or such other place as agreed by the parties) at 10:00 a.m. New York City time on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to those conditions), unless the parties hereto agree to another date or time.

         SECTION 2.02. Organizational Documents. The Certificate of Merger shall provide that at the Effective Time (i) the Company's certificate of incorporation in effect immediately prior to the Effective Time shall be the Surviving Corporation's certificate of incorporation and (ii) MergerSub's bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation's bylaws, in each case until amended in accordance with applicable law.

         SECTION 2.03. Directors and Officers. From and after the Effective Time (until successors are duly elected or appointed and qualified), (i) MergerSub's directors at the Effective Time shall be the Surviving Corporation's directors and (ii) the Company's officers immediately prior to the Effective Time shall be the Surviving Corporation's officers.

                                   ARTICLE 3
                  CONVERSION OF SECURITIES AND RELATED MATTERS

         SECTION 3.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger:

         (a) Each share of common stock of MergerSub (each, a "MergerSub Common Share") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

         (b) Except as otherwise provided in Section 3.01(c) or Section 3.02(a), each Company Common Share outstanding immediately prior to the Effective Time, together with the rights ("Rights") attached thereto and issued pursuant to the Amended and Restated Rights Agreement dated as of November 12, 1998, between the Company and Chasemellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"), shall be converted into the right to receive 1.235 Parent Common Shares. This Agreement shall refer to the Parent Common Shares required to be issued pursuant to this Section 3.01(b), together with any cash payments required to be made in lieu of fractional Parent Common Shares, collectively as the "Merger Consideration."

          (c) Each Company Common Share held by the Company as treasury stock or owned by Parent or any Parent Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made in respect thereof.

         SECTION 3.02. Fractional Shares; Adjustments. (a) No fractional Parent Common Shares shall be issued in the Merger. All fractional Parent Common Shares that a holder of any Company Common Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional Parent Common Share results from such aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by multiplying the closing sale price of a Parent Common Share on the New York Stock Exchange on the trading day immediately preceding the Effective Time by the fraction of a Parent Common Share to which such holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent (as hereinafter defined) shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests, subject to and in accordance with the terms of Section 3.03.

         (b) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or securities convertible or exchangeable into capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any dividend or distribution thereon (other than regular quarterly cash dividends) or a record date with respect to any of the foregoing shall occur during such period, the number of Parent Common Shares constituting part of the Merger Consideration shall be appropriately adjusted to provide to the holders of the Parent Common Shares and the Company Common Shares the same economic effect as contemplated by this Agreement prior to the consummation of such event.

         SECTION 3.03.  Exchange of Certificates.

         (a) Exchange Agent. Promptly after the date hereof, Parent shall appoint First Chicago Trust Company of New York as an agent (the "Exchange Agent") for the benefit of holders of Company Common Shares for the purpose of exchanging, pursuant to this Article 3, certificates ("Certificates") that immediately prior to the Effective Time represented outstanding Company Common Shares which were converted into the right to receive the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration, together with any dividends or distributions with respect thereto, if any, to be paid in respect of Company Common Shares pursuant to this Article 3 (the "Exchange Fund"), and except as contemplated by Section 3.03(f) or Section 3.03(g) hereof, the Exchange Fund shall not be used for any other purpose.

         (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall send, or will cause the Exchange Agent to send, to each holder of record of a Certificate or Certificates a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.03. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and unpaid dividends and distributions thereon, if any, as provided in this Article 3 in respect of the Company Common Shares represented by such Certificate (after giving effect to any required withholding tax). Until surrendered as contemplated by this Section 3.03 each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and unpaid dividends and distributions thereon, if any, as provided in this Article 3. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration, together with any unpaid dividends and distributions on any such Parent Common Shares, as contemplated by this Article 3.

         (c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Common Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such Certificate is surrendered as provided in this Section 3.03. Following such surrender, there shall be paid, without interest, to the Person in whose name the Parent Common Shares have been registered (i) at the time of such surrender, the amount of dividends or other distributions with a record date at or after the Effective Time previously paid or payable on the date of such surrender with respect to such whole Parent Common Shares, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Common Shares, less the amount of any withholding taxes which may be required thereon.

         (d) No Further Ownership Rights in The Company Common Shares. All Parent Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article 3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares represented thereby, and, as of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company's stock transfer books of Company Common Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.03.

         (e) Return of Merger Consideration. Upon demand by Parent, the Exchange Agent shall deliver to Parent any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.03 that remains undistributed to holders of Company Common Shares one year after the Effective Time. Holders of Certificates who have not complied with this Section 3.03 prior to such demand shall thereafter look only to Parent for payment of any claim to the Merger Consideration and dividends or distributions, if any, in respect thereof.

         (f) No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Company Common Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by any holder of Company Common Shares immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable laws, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

         (g) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that the Surviving Corporation or Parent so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

         SECTION 3.04. Company Stock Options. (a) At the Effective Time, each option to purchase Company Common Shares (each, a "Company Option") outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be deemed to constitute an option (each a "Parent Option") to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of Parent Common Shares as the holder of such Company Option would have been entitled to receive pursuant to Section 3.01(b) of this Agreement had such holder exercised such Company Option in full immediately prior to the Effective Time

(rounded up to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price for Company Common Shares otherwise purchasable pursuant to such Company Option divided by
(y) the number of full Parent Common Shares deemed purchasable pursuant to such Company Option in accordance with the foregoing.

         (b) Prior to the Effective Time, the Company and Parent shall take all actions (including, if appropriate, amending the terms of the Company's stock option or compensation plans or arrangements) that are necessary to give effect to the transactions contemplated by Section 3.04(a).

         (c) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of the Parent Options. At or prior to the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form), with respect to the Parent Common Shares subject to such Parent Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement(s), maintain the current status of the prospectus(es) contained therein and comply with all applicable state securities or "blue sky" laws for so long as such Parent Options remain outstanding.


                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in (i) the Company Disclosure Schedule attached hereto or (ii) the Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Parent that:

         SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

         SECTION 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for the Company Stockholder Approval (as defined herein), have been duly authorized by all necessary corporate action. Assuming that each of this Agreement and the Stock Option Agreement constitutes the valid and binding obligation of Parent and MergerSub, as applicable, each of this Agreement and the Stock Option Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement and the consummation by the Company of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of a certificate of merger in accordance with the DGCL; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (c) compliance with, and the filing (if necessary) of a notification with the European Commission under, Council Regulation (EEC) No. 4064/89 and any other foreign filings or approvals; (d) compliance with any applicable requirements of the Securities Act and the Exchange Act; (e) such as may be required under any applicable state securities or blue sky laws; (f) filings with and approval of the Commissioners of Insurance of the jurisdictions listed on Section 4.03
(f) of the Company Disclosure Schedule; (g) such as may be required under the Connecticut Hazardous Waste Establishment Transfer Act and the rules and regulations promulgated thereunder; and (h) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a Company Material Adverse Effect, or (y) prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

         SECTION 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the Company's certificate of incorporation or bylaws, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Company Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit or status to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Company Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Company Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a Company Material Adverse Effect or (y) prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         SECTION 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 Company Common Shares and 4,000,000 shares of preferred stock, par value $0.01 per share. As of February 1, 1999, there were outstanding (x) 11,117,526 Company Common Shares, (y) no shares of Company preferred stock and (z) stock options to purchase an aggregate of 1,868,553 Company Common Shares (of which options to purchase an aggregate of 874,412 Company Common Shares were exercisable and of which 1,268,469 options have associated restoration or reload option rights). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

         (b) As of the date hereof, except (i) as set forth in this Section 4.05, (ii) the Rights, (iii) for changes since February 1, 1999 resulting from the exercise of stock options, the grant of stock options pursuant to Restoration Stock Option Agreements between the Company and directors and employees of the Company and its Subsidiaries in effect on the date hereof or the conversion of stock units and dividend equivalents thereon outstanding on such date, and (iv) for the rights of employees of the Company and its Subsidiaries pursuant to the Company's Performance Share Plan (pursuant to which up to a maximum of 114,300 Company Common Shares may be issued) and Stock Incentive Plan, as in effect on the date hereof there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

         SECTION 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and identifies the Company's (direct or indirect) percentage equity ownership interest therein.

         (b) The Company conducts its insurance operations through the Subsidiaries listed in Section 4.06(b) of the Company Disclosure Schedule (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company or reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer, or is an eligible excess or surplus lines insurer, in each other jurisdiction where it is required to be so licensed, authorized or eligible, and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except where the failure to be so licensed, authorized or eligible, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

         (c) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by the Company in, each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries or
(iii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries.

         SECTION 4.07. The Company SEC Documents. (a) The Company has made available to Parent the Company SEC Documents and any other communication received from or sent to the SEC. The Company has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1996. No Company Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

         (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

         (c) No Company SEC Document filed pursuant to the Exchange Act contained, as of its filing date or mailing date, as applicable, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 4.08. Financial Statements; No Material Undisclosed Liabilities. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company 10-Ks and the Company 10-Qs fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         (b) The Company has delivered or made available to Parent true and complete copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1995, 1996 and 1997 and the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Company SAP Statements"). The Company SAP Statements fairly present in all material respects, in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority applied on a consistent basis, the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the Company SAP Statements have been audited by Ernst & Young LLP, and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto. The Company has delivered or made available to Parent true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1995 relating to the Company Insurance Subsidiaries.

         (c) There are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of the Company, other than:

             (i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto;

             (ii) liabilities or obligations under this Agreement and the Stock Option Agreement or incurred in connection with the transactions contemplated hereby and thereby; and

             (iii) other liabilities or obligations, which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

         SECTION 4.09. Information to Be Supplied. (a) The information to be supplied in writing by the Company expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the Company Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to the Company) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         (b) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied in writing by Parent or MergerSub expressly for use therein.

         SECTION 4.10. Absence of Certain Changes. Since December 31, 1997, except as otherwise expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any action, event, occurrence, development, change in method of doing business, or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect; or (b) any change by the Company in accounting principles or methods (other than as required by GAAP).

         SECTION 4.11. Litigation. There is no action, suit, investigation, arbitration or proceeding (or to the knowledge of the Company any basis therefor) pending against, or to the knowledge of the Company threatened against, the Company or any Company Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

         SECTION 4.12. Taxes. (a) All material tax returns, statements, reports and forms (collectively, the "Company Returns") required to be filed with any taxing authority by, or with respect to, the Company and the Company Subsidiaries were filed on a timely basis and were true, complete and correct except to the extent that the failure to file or be true, complete and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; (b) the Company and the Company Subsidiaries have timely paid all material taxes (which for purposes of Section 4.12 shall include interest, penalties and additions to tax with respect thereto) shown as due and payable on the Company Returns (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet) except to the extent that the failure to pay would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) the Company and the Company Subsidiaries have made provision for all material taxes payable by them for which no Company Return has yet been filed except for inadequately reserved taxes that would not, individually or in the aggregate, have a Company Material Adverse Effect; (d) no taxing authority has asserted or initiated (or threatened to assert or initiate) in writing any action, suit, proceeding or claim against the Company or any of the Company Subsidiaries that, individually or in the aggregate, would have a Company Material Adverse Effect; (e) there is no application pending for approval of a change in accounting methods; (f) neither the Company nor any of the Company Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; and (g) neither the Company nor any of the Company Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to taxes or to compensate any third party for any tax payment or tax liability under a tax sharing or similar agreement.

         SECTION 4.13. Employees and Employee Benefits. (a) Section 4.13(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Company Subsidiary and covers any employee or former employee of the Company or any Company Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written summary descriptions thereof have been furnished, or will be made available upon request, to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "Company Employee Plans".

         (b) Neither the Company nor any current ERISA Affiliate maintains, contributes to or is required to contribute to, or has in the past maintained, contributed to or been required to contribute to any plan subject to Title IV of ERISA or Section 412 of the Code, including, without limitation, any "multiemployer plan" (as defined in Section 3(37) of ERISA). To the knowledge of the Company, no event has occurred or is reasonably likely to occur that would cause the Company or any ERISA Affiliate to incur liability or be subject to any lien under Title IV of ERISA or Section 412 of the Code with respect to any plan currently or previously maintained or contributed to by any former ERISA Affiliate. For purposes of this Agreement the term "ERISA Affiliate" shall mean any entity which, together with the Company, would be treated as a single employer under Section 414 of the Code.

         (c) Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service stating that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would cause it to be revoked, whether prospectively or retroactively. The Company has furnished, or will make available upon request, to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Employee Plan except as would not be reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that will make the Company or any Company Subsidiary, or any officer or director of the Company or any Company Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a Company Material Adverse Effect.

         (d) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, executive or director of the Company or any Company Subsidiary. To the knowledge of the Company, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would result in a material loss of tax deductions pursuant to the terms of Section 162(m) of the Code.

         (e) Neither the Company nor any Company Subsidiary maintains or contributes to any Company Employee Plan which provides, or has any liability to provide, life insurance, medical or other welfare benefits to any employee(s) upon their retirement or termination of employment, except as required by Section 601 of ERISA and Section 4980B of the Code.

         (f) There has been no amendment to, written interpretation or announcement (whether or not written) relating to any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plans in the aggregate above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

         (g) Neither the Company nor any Company Subsidiary is presently or has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to employees. There are no pending or, to the knowledge of the Company, threatened representation questions respecting any employees of the Company or any Company Subsidiary.

         (h) The Company and each Company Subsidiary is in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, wages, hours and withholding except as would not be reasonably likely to have a Company Material Adverse Affect.

         SECTION 4.14. Compliance with Insurance Laws; Licenses and Permits.
(a) The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct business and operations would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement or cause the loss of eligibility to do business where such loss would, individually or in the aggregate, have a Company Material Adverse Effect. Each Company Insurance Subsidiary and to the knowledge of the Company each program administrator listed on Section 4.14(a) of the Company Disclosure Schedule has marketed, sold and issued insurance products in compliance, in all material respects, with

Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold. There is no pending or, to the knowledge of the Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. None of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally) which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

         (b) In addition to Insurance Laws the business of each of the Company and the Company Insurance Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively with Insurance Laws, "Laws"), except for violation or possible violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement. No investigation or review by any Governmental Entity with respect to the Company is pending or to the knowledge of the Company, threatened, nor has any Governmental Entity to the knowledge of the Company indicated, formally or informally, an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement. The Company and the Company Insurance Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement. Section 4.14(b) of the

Company Disclosure Schedule sets forth (i) every insurance license of the Company or its Subsidiaries, and (ii) every jurisdiction where the Company and its Subsidiaries are eligible to engage in surplus lines business.

         SECTION 4.15. Insurance Matters. (a) Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, to the extent required under applicable law, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts") and any and all marketing materials, are on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection. Such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

         (b) To the knowledge of the Company, all reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect except for such treaties or agreements the failure of which to be in full force and effect as would not, individually or in the aggregate, be reasonably likely to result in a cost to the Company or any of its Subsidiaries of an amount in excess of $500,000. Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement except for such treaties or agreements the default under or termination of which as would not, individually or in the aggregate, be reasonably likely to result in a cost to the Company or any of its Subsidiaries of an amount in excess of $500,000. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.

         (c) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since December 31, 1995, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial

Analyses"). To the knowledge of the Company (x) the information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects and (y) each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared in all material respects using appropriate modeling procedures accurately applied and in conformity with published actuarial standards of practice consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

         (d) As of the date hereof, the persons specified in Section 1.01(a) of the Company Disclosure Schedule have no reason to believe that any rating presently held by the Company Insurance Subsidiaries will be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason other than as a result of the transactions contemplated hereby.

         SECTION 4.16. Liabilities and Reserves. (a) The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary for the year ended December 31, 1997 and the nine month period ended September 30, 1998 for unearned premiums, losses, loss adjustment expenses, claims and similar purposes (including claims litigation) are in compliance in all material respects with the requirements for reserves established by the insurance departments of the jurisdiction of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with published actuarial standards of practice and principles consistently applied, and are fairly stated in all material respects in accordance with accepted actuarial and statutory accounting principles.
 Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company SAP Statements. The admitted assets of the Company and each Company Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws.

         (b) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the Company, no claim or assessment is pending or threatened against any Company Insurance Subsidiary by (i) any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers or (ii) any assigned risk plan or other involuntary market plan which if determined adversely would, individually or in the aggregate, be reasonably likely to result in a cost to the Company or any of its Subsidiary of an amount in excess of $500,000.

         SECTION 4.17. Title to Properties. The Company has good and marketable title to its headquarters located at 82 Hopmeadow Street in Simsbury, Connecticut ("Owned Property") and such property is free and clear of all Liens except for such Liens, defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business, taken as a whole, as currently conducted.

         SECTION 4.18. Intellectual Property. With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "Company Intellectual Property") necessary to carry on the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted. Neither the Company nor any Company Subsidiary has received any written notice of infringement of or challenge to, and, to the Company's knowledge, there are no claims pending with respect to the rights of others to the use of, any Company Intellectual Property. Section 4.18 to the Company Disclosure Schedule identifies each trademark, service mark and trade name registered with the U.S. Trademark and Patent Office which the Company and its Subsidiaries own.

         SECTION 4.19. Environmental Matters. (a) With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, (i) no written notice, notification, demand, request for information, citations, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, the Company or any Company Subsidiary, with respect to any applicable Environmental Law, (ii) the Company and the Company Subsidiaries are and have been in compliance with all applicable Environmental Laws and (iii) there are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no fact, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

         (b) For purposes of this Section 4.19 the term "Environmental Laws" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

         SECTION 4.20. Finders' Fees; Opinions of Financial Advisor. (a) Except for Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc., there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or the Stock Option Agreement.

         (b) The Company has received the opinions of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc., dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Shares from a financial point of view.

         SECTION 4.21. Required Vote; Board Approval. (a) The only vote of the holders of any class or series of capital stock of the Company required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote (the "Company Stockholder Approval") of the holders of a majority of the outstanding Company Common Shares in favor of the adoption and approval of this Agreement and the Merger.

         (b) The Company's Board of Directors has unanimously (a) determined that this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby and (c) resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

         SECTION 4.22. State Takeover Statutes; Rights Agreement. (a) The Company has taken all actions required to be taken by it in order to exempt this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, neither such Section nor to the knowledge of the Company any other anti-takeover statute or regulation applies to the Merger or any of such transactions. To the knowledge of the Company no other "control share acquisition", "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement and the Stock Option Agreement or any of the transactions contemplated hereby and thereby.

         (b) The Company has taken all action necessary, so long as this Agreement or the Stock Option Agreement is in effect, to (i) render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement and (ii) ensure that (A) neither Parent, MergerSub nor any of their Affiliates will become an Acquiring Person (as defined in the Rights Agreement) as a result of the transactions contemplated hereby and thereby and (B) neither a Distribution Date nor an Acquisition Date (each as defined in the Rights Agreement) shall occur by reason of the approval or execution of this Agreement or the Stock Option Agreement, the announcement or consummation of the Merger or the announcement or consummation of any of the other transactions contemplated by this Agreement and the Stock Option Agreement.

         SECTION 4.23. Tax Treatment. Neither the Company nor any of its Affiliates has taken or agreed to take any action or, to the knowledge of the Company is aware of any fact or circumstance that would prevent the Merger from qualifying as a 368 Reorganization.

         SECTION 4.24. Year 2000 Compliance. The Company has (i) completed a review and assessment of all areas within the business and operations of the Company and the Subsidiaries (including those areas affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer software and systems used by the Company or any of the Subsidiaries (or their respective suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, which plan and timeline have been made available to Parent and (iii) to date, implemented such plan in all material respects in accordance with such timetable. The Company reasonably believes that all computer software and systems (including those of suppliers and vendors) that are used in the business or operations of the Company or the Subsidiaries as presently conducted (the "Company Systems") will on a timely basis be able to perform properly date-sensitive functions for all dates before and from and after January 1, 2000 ("Year 2000 Compliant") except for such failures to perform which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Except as disclosed in (i) the Parent Disclosure Schedule attached hereto or (ii) the Parent SEC Documents filed prior to the date hereof, Parent represents and warrants to the Company that:

         SECTION 5.01. Corporate Existence and Power. Each of Parent and MergerSub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of Parent's restated certificate of incorporation and bylaws as currently in effect. MergerSub was formed solely for the purpose of effecting the Merger and, since the date of its incorporation, MergerSub has not engaged in any activities and has not incurred any liabilities or obligations other than in connection with its formation and in connection with or as contemplated by this Agreement.

         SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and MergerSub (as applicable) of this Agreement and the Stock Option Agreement and the consummation by Parent and MergerSub (as applicable) of the transactions contemplated hereby and thereby are within the corporate powers of Parent and MergerSub (as applicable) and have been duly authorized by all necessary corporate action. Assuming that each of this Agreement and the Stock Option Agreement constitutes the valid and binding obligation of the Company, each of this Agreement and the Stock Option Agreement constitutes a valid and binding agreement of each of Parent and MergerSub (as applicable), enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

         SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and MergerSub of this Agreement, the execution delivery and performance by Parent of the Stock Option Agreement and the consummation by Parent and MergerSub of the transactions contemplated hereby and thereby (as applicable) require no action by or in respect of, or filing with, any Governmental

Entity other than (a) those set forth in clauses (a) through (g) of Section
4.03 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (i) be reasonably likely to have a Parent Material Adverse Effect, or (ii) prevent or materially impair the ability of Parent and MergerSub to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

         SECTION 5.04. Non-Contravention. The execution, delivery and performance by Parent and MergerSub of this Agreement, the execution delivery and performance by Parent of the Stock Option Agreement and the consummation by Parent and MergerSub of the transactions contemplated hereby and thereby (as applicable) do not and will not (a) contravene or conflict with the restated certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of MergerSub, (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any Parent Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or any Parent Subsidiary or to a loss of any benefit or status to which Parent or any Parent Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any Parent Subsidiary or any license, franchise, permit or other similar authorization held by Parent or any Parent Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of Parent or any Parent Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, (x) be reasonably likely to have a Parent Material Adverse Effect or (y) prevent or materially impair the ability of Parent or MergerSub to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

         SECTION 5.05. Capitalization of Parent and MergerSub. (a) The authorized capital stock of Parent consists of 600,000,000 Parent Common Shares, and 4,000,000 shares of preferred stock, $1.00 par value per share (of which 500,000 have been designated Series A Cumulative Participating Preferred Stock). There were outstanding (i) as of January 31, 1999, 162,008,492 Parent Common Shares and no shares of the preferred stock, (ii) as of December 31, 1998, stock options to purchase an aggregate of 9,669,816 Parent Common Shares (of which options to purchase an aggregate of 6,573,577 Parent Common Shares were vested and exercisable) and (iii) as of December 31, 1998, employee performance incentive awards relating to an aggregate of 556,517 Parent Common Shares. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

         (b) As of the date hereof, except as set forth in this Section 5.05 and except for changes since December 31, 1998 resulting from the grant of stock options and other awards under the Parent's Long-Term Stock Incentive Plan (1996) in the ordinary course of business consistent with past practice and the exercise of stock options outstanding on such date and the payment of performance incentive awards outstanding on such date, there are no outstanding
(i) shares of capital stock or other voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, and (iii) options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Parent Securities"). There are no outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities.

         (c) The Parent Common Shares to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and nonassessable and free of any preemptive or other similar right.

         (d) The authorized capital stock of MergerSub consists solely of 100 MergerSub Common Shares, of which, as of the date hereof, 100 were issued and outstanding. All outstanding MergerSub Common Shares have been duly authorized and validly issued and are fully paid and nonassessable, free of any preemptive or other similar right.

         SECTION 5.06. Parent SEC Documents. (a) Parent has made available to the Company the Parent SEC Documents. Parent has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1996.

         (b) As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

         (c) No Parent SEC Document filed pursuant to the Exchange Act contained, as of its filing date or mailing date, as applicable, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such document or amendment became effective contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 5.07. Financial Statements; No Material Undisclosed Liabilities. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent 10-Ks and the Parent 10-Qs fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         (b) Parent has delivered or made available to the Company true and complete copies of the annual and quarterly statements of each of the United States Parent Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1995, 1996 and 1997 and the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Parent SAP Statements"). The Parent SAP Statements fairly present in all material respects, in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority applied on a consistent basis, the statutory financial position of such Parent Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Parent SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Parent SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the Parent SAP Statements have been audited by Ernst & Young LLP, and Parent has delivered or made available to the Company true and complete copies of all audit opinions related thereto.

         (c) There are no liabilities of Parent or any Parent Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that are required by GAAP to be set forth on a consolidated balance sheet of Parent, other than:

             (i) liabilities or obligations disclosed or provided for in the Parent Balance Sheet (including the notes thereto);

             (ii) liabilities or obligations under this Agreement and the Stock Option Agreement or incurred in connection with the transactions contemplated hereby and thereby; and

             (iii) other liabilities or obligations, which, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

         SECTION 5.08. Information to Be Supplied. (a) The information to be supplied in writing by Parent expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the Company Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to Parent) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         (b) Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus with respect to information supplied in writing by the Company expressly for use therein.

         SECTION 5.09. Absence of Certain Changes. Since December 31, 1997, except as otherwise expressly contemplated by this Agreement, Parent and the Parent Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any action, event, occurrence, development, change in method of doing business or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Parent Material Adverse Effect.

         SECTION 5.10. Litigation. There is no action, suit, investigation, arbitration or proceeding (or to the knowledge of Parent any basis therefor) pending against, or to the knowledge of Parent threatened against, Parent or any Parent Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that, individually or in the aggregate, would be reasonably likely to have a Parent Material Adverse Effect.

         SECTION 5.11. Compliance with Laws; Licenses and Permits. (a) Neither Parent nor any Parent Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations which, individually or in the aggregate, would not be reasonably likely to have, a Parent Material Adverse Effect. None of the Parent Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority specifically relating to such Parent Insurance Subsidiary (as opposed to insurance companies generally) which would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

         (b) Each of Parent and the Parent Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by Parent and the Parent Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent is pending or to the knowledge of the Parent, threatened, nor has any Governmental Entity to the knowledge of Parent indicated, formally or informally, an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

         SECTION 5.12. Finders' Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or the Stock Option Agreement.

         SECTION 5.13. Liabilities and Reserves. (a) The reserves carried on the Parent SAP Statements of each Parent Insurance Subsidiary for the year ended December 31, 1997 and the nine month period ended September 30, 1998 for unearned premiums, losses, loss adjustment expenses, claims and similar purposes (including claims litigation) are in compliance in all material respects with the requirements for reserves established by the insurance departments of the jurisdiction of domicile of such Parent Insurance Subsidiary, were determined in all material respects in accordance with published actuarial standards of practice and principles consistently applied, and are fairly stated in all material respects in accordance with accepted actuarial and statutory accounting principles. Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Parent and each Parent Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Parent SAP Statements. The admitted assets of Parent and each Parent Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws.

         (b) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of Parent, no claim or assessment is pending or threatened against any Parent Insurance Subsidiary by (i) any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers or (ii) any assigned risk plan or other involuntary market plan which if determined adversely would, individually or in the aggregate, be reasonably likely to result in a cost to Parent or any Subsidiary of an amount in excess of $5,000,000.

         SECTION 5.14. Year 2000 Compliance. Parent has (i) completed a review and assessment of all areas within the business and operations of Parent and the Subsidiaries (including those areas affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer software and systems used by Parent or any of the Subsidiaries (or their respective suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, which plan and timeline have been made available to the Company and (iii) to date, implemented such plan in all material respects in accordance with such timetable. Parent reasonably believes that all computer software and systems (including those of vendors and suppliers) that are used in the business or operations of Parent or the Subsidiaries as presently conducted (the "Parent Systems") will on a timely basis be able to perform properly date-sensitive functions for all dates before and from and after January 1, 2000 ("Year 2000 Compliant") except for such failures to perform which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

         SECTION 5.15. Tax Treatment. Neither Parent nor any of its Affiliates has taken or agreed to take any action or to the knowledge of Parent is aware of any fact or circumstance that would prevent the Merger from qualifying as a 368 Reorganization.

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

         The Company agrees that:

         SECTION 6.01. The Company Interim Operations. Except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of Parent (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for the Company or any Company Subsidiary to carry on its business and
(iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, nor shall it permit any Company Subsidiary to:

         (a) amend the Company's certificate of incorporation or by-laws;

         (b) split, combine or reclassify any shares of capital stock of the Company or any less-than-wholly-owned Company Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any Company Subsidiary, except for regular quarterly cash dividends (having customary record and payment dates, not in excess of $.02 per Company Common Share);

         (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than
(A) the issuance of Company Common Shares upon the exercise of stock options or pursuant to the Company's Performance Share Plan and Stock Incentive Plan in accordance with their present terms and (B) the granting of options to acquire Company Common Shares in the ordinary course of business consistent with past practice; (ii) amend in any material respect any material term of any outstanding security of the Company or any Company Subsidiary or (iii) consent, including consent by the applicable committee, to any transfer of a Company Stock Option;

         (d) other than in connection with transactions permitted by Section 6.01(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for the Company and Company Subsidiaries made available to Parent, (ii) incurred in the ordinary course of business of the Company and the Company Subsidiaries or (iii) not otherwise described in clauses (i) and/or (ii) which, do not exceed $5 million individually or $10 million in the aggregate;

         (e) except for acquisitions in the ordinary course of the investment activities of the Company and its Subsidiaries consistent with past practice, acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $10 million, or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $5 million;

         (f) sell, lease, encumber or otherwise dispose of any assets, other than (i) sales in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of the Company's business and (iii) assets related to discontinued operations of the Company or any Company Subsidiary;

         (g) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of others or request any advances in respect of, or make any drawdowns on, any existing indebtedness which advance or drawdown exceeds $5 million, individually, or $25 million in the aggregate;

         (h) (i) enter into any agreement or arrangement that would, after the Effective Time, limit or restrict Parent, any Parent Subsidiary or any of their respective Affiliates other than the Company and its Subsidiaries, from engaging or competing in any line of business or in any location, or (ii) amend, modify or terminate any material contract, agreement or arrangement of the Company or any Company Subsidiary or otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary thereunder, other than (x) amendment of stock option agreements, in effect on the date hereof, with employees, officers and directors of the Company and its Subsidiaries to provide that unvested stock options shall vest upon a change in control of the Company and (y) causing all accrued benefits under the Company's Benefit Equalization Plan to be fully funded through an irrevocable "Rabbi" trust or similar funding vehicle to be established by the Company and (z) entering into agreements with certain employees of the Company to fully indemnify them for the effects of any excise tax that may be imposed under Section 4999 of the Code (or any successor provision) provided that the total aggregate amount paid under such agreements shall not exceed $2 million;

         (i) (i) except in the ordinary course of business consistent with past practice as required by law or an existing agreement, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by law or an agreement existing on the date hereof or as contemplated by Schedule 6.01(i) hereto grant any material severance or termination pay to any director, officer or employee of the Company or any Company Subsidiary, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business, make any material contribution to any existing such plan or (iv) except as may be required by law or pursuant to any agreement existing on the date hereof, amend in any material respect any Company Employee Plan, other than (x) amendment of stock option agreements, in effect on the date hereof, with employees, officers and directors of the Company and its Subsidiaries to provide that unvested stock options shall vest upon a change in control of the Company and (y) causing all accrued benefits under the Company's Benefit Equalization Plan to be fully funded through an irrevocable "Rabbi" trust or similar funding vehicle to be established by the Company and (z) entering into agreements with certain employees of the Company to fully indemnify them for the effects of any excise tax that may be imposed under Section 4999 of the Code (or any successor provision) provided that the total aggregate amount paid under such agreements shall not exceed $2 million;

         (j) change the Company's (x) methods of accounting in effect at September 30, 1998, except as required by changes in GAAP or by Regulation S- X of the Exchange Act, as concurred in by its independent public accountants or
(y) fiscal year;

         (k) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of the Company and the Company Subsidiaries, taken as a whole;

         (l) pay, discharge, settle or satisfy (x) any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount in excess of $500,000 (other than insurance and reinsurance claims arising in the ordinary course of business consistent with past practice) other than ordinary course repayment of indebtedness or payment of contractual obligations when due;

         (m) enter into any (x) new quota share, excess or other reinsurance transaction with a term expiring after December 31, 1999 or (y) any renewal or extension of an existing treaty or other program for a term that exceeds one year (unless such treaty or program shall be terminable immediately after such one-year term by the Company or the Company Subsidiary, as applicable);

         (n) take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

         (o) agree, resolve or commit to do any of the foregoing.

         Notwithstanding anything to the contrary in this Agreement, the Company shall use its commercially reasonable efforts to complete the plan referred to in Section 4.24 on a timely basis.

         SECTION 6.02. Stockholder Meeting. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Company Stockholder Approval. Unless otherwise required by its fiduciary duties (as determined in good faith by a majority of its members after receipt of advice of its outside legal counsel), (i) the Company's Board of Directors shall recommend approval and adoption by its stockholders of this Agreement (the "Company Recommendation"), (ii) neither the Company's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Company Recommendation in a manner materially adverse to Parent or take any action or make any statement materially inconsistent with the Company Recommendation and (iii) the Company shall use its reasonable best efforts to solicit the Company Stockholder Approval.

         SECTION 6.03. Acquisition Proposals; Board Recommendation. (a) The Company agrees that it shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of the Company or any Company Subsidiary, directly or indirectly, to (i) take any action to solicit, initiate or facilitate or encourage the submission of any Acquisition Proposal, (ii) engage in any negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities or (iv) enter into any agreement with respect to any Acquisition Proposal, other than in the manner contemplated by Section 6.03(d); provided, however, that the Company may take any actions described in the foregoing clauses (i), (ii),
(iii), or (iv) in respect of any Person who makes a bona fide Acquisition Proposal, but only if (x) the Board of Directors of the Company determines in good faith (after receipt of advice of its outside legal counsel) that it is required to take such actions in order to comply with its fiduciary duties under applicable law and (y) prior to furnishing any non-public information to such Person, such Person shall have entered into a confidentiality agreement with the Company on terms no less favorable to the Company than the Confidentiality Agreement between the Company and Parent dated as of January 5, 1999. The Company shall cease and cause to be terminated immediately all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could be reasonably expected to lead to, any Acquisition Proposal.

         (b) Unless the Company's Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, the Company Recommendation in accordance with Section 6.03(d), neither the Company's Board of Directors nor any committee thereof shall recommend any Acquisition Proposal to the Company stockholders. Notwithstanding the foregoing, nothing contained in this Section 6.03(b) or elsewhere in this Agreement shall prevent the Company's Board of Directors from complying with Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal or making any disclosure required by applicable law.

         (c) Promptly (but in no event later than 24 hours) after receipt by the Company or any Company Subsidiary (or any of their respective directors, officers, agents or advisors) of any Acquisition Proposal, any contacts concerning, or any request for non-public information or for access to the properties, books or records of the Company or any Company Subsidiary or any request for a waiver or release under any standstill or similar agreement, by any Person that has made an Acquisition Proposal or indicates that it is considering making an Acquisition Proposal, the Company shall notify Parent that a Person may be considering making an Acquisition Proposal, which notice shall state the identity of such Person and the material terms and conditions of such proposal. The Company shall keep Parent reasonably apprised of any material developments with respect to such proposal.

         (d) Pursuant to the terms of Section 10.01, the Company may terminate this Agreement if (x) the Company's Board of Directors shall have authorized the

Company, subject to the terms and conditions of this Agreement, to enter into a binding agreement concerning a transaction that constitutes a Superior Proposal, (y) the Company notifies Parent that it intends to enter into such agreement, specifying the material terms and conditions of such agreement, and
(z) the Company pays Parent the fee contemplated by Section 10.03(b) provided, however, that the Company may not so terminate this Agreement if, within three Business Days of receiving such notice Parent makes an offer such that the Board of Directors of the Company determines that such Superior Proposal is no longer a Superior Proposal (it being understood that the Company shall not enter into such binding agreement during such three Business Day period).

         SECTION 6.04. Transfer Taxes. All state, local, foreign or provincial sales, use, real property transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto) attributable to the Merger (collectively, the "Transfer Taxes") shall be timely paid by the Company.

         SECTION 6.05. Retention Program. At the request of Parent, the Company shall, and shall cause each Company Subsidiary to, cooperate in good faith with Parent to assist in the implementation of an employee retention benefit program designed by Parent, in it sole discretion; provided, however, that all benefits and payments under such retention benefit program shall be contingent upon the consummation of the transactions contemplated herein and the Surviving Corporation shall be solely liable for all obligations and liabilities under any such retention benefit program.

         SECTION 6.06. Certain Agreements. The Company shall, and shall cause its Subsidiaries to, provide reasonable advance notice to such officer or employee as may from time to time be designated by Parent of its intention to enter into any agreement or arrangement that limits or restricts the Company, any Company Subsidiary or any of their respective Affiliates, or that would, following the Effective Time, limit or restrict the Company or any Company Subsidiary, from engaging or competing in any line of business or in any location, and shall, in each case, consult with such designee and in good faith consider any proposals (including as to the advisability of entering into any such contract) or requests for changes as Parent may reasonably suggest.

                                   ARTICLE 7
                              COVENANTS OF PARENT

         Parent agrees that:

         SECTION 7.01. Parent Interim Operations. Except as set forth in the Parent Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, Parent shall, and shall cause each of the Parent Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for Parent or any Parent Subsidiary to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement and the Stock Option Agreement, from the date hereof until the Effective Time, without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), Parent shall not, not shall it permit any Parent Subsidiary to:

         (a) make any amendment to Parent's restated certificate of incorporation that changes any material term or provision of the Parent Common Shares;

         (b) make any material changes to MergerSub's certificate of incorporation;

         (c) take any action that would or would be reasonably likely to prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or the Stock Option Agreement, including actions that would be reasonably likely to prevent or materially impair the ability of Parent, the Company or any of their Subsidiaries to obtain any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity prior to the Effective Time in connection with the execution and delivery of this Agreement or the Stock Option Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement;

         (d) authorize or pay any extraordinary dividend on, or other extraordinary distribution with respect to, Parent's capital stock or engage in any recapitalization, restructuring or reorganization with respect to Parent's capital stock which materially and adversely affects the rights of the holders of Parent Common Shares;

         (e) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability except for such settlements or compromises as individually or in the aggregate would not be reasonably likely to have a Parent Material Adverse Effect;

         (f) take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

         (g) agree, resolve or otherwise commit to do any of the foregoing.

         SECTION 7.02. Director and Officer Liability. (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company's certificate of incorporation, as amended, and the Company's bylaws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or the Company Subsidiaries.

         (b) The Company shall indemnify and hold harmless, and, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, in each case to the fullest extent permitted under applicable law, each present and former director or officer of the Company and each Company Subsidiary and each such person who served at the request of the Company or any Company Subsidiary as a director or officer, (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement) and the Stock Option Agreement). Subject to an Indemnified Party's obligation to refund any advances in accordance with the DGCL, Parent shall advance all expenses reasonably incurred by such Indemnified Party.

         (c) Immediately prior to the Closing, the Company shall purchase, from an insurer chosen by the Company, a single payment, run-off policy of directors' and officers' liability insurance covering current and former officers and directors of the Company and its Subsidiaries on terms and conditions as favorable as may be available (but no more favorable to the Indemnified Parties than the policy in effect as of the date hereof) for a premium not to exceed $250,000 in the aggregate, such policy to become effective at the Closing and remain in effect for a period of six years after the Closing.

          (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and his or her heirs and legal representatives, and shall be in addition to any other rights any Indemnified person may have.

         SECTION 7.03. Employee Benefits. (a) Following the Effective Time and until December 31, 1999 Parent shall, or shall cause Surviving Corporation and its Subsidiaries to, continue to maintain each Company Employee Plan in existence on the date hereof (other than any stock option or other equity-related plans maintained by the Company) in accordance with their existing terms and during the period of January 1, 2000 through December 31, 2000, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, maintain benefit plans which are in the aggregate at least as favorable to the employees of the Surviving Corporation and its Subsidiaries (the "Employees") as the benefit plans in effect as of the date hereof, excluding for these purposes any stock option or other equity-related plans maintained by the Company.

         (b) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Employees under any welfare plan in which such Employees may be eligible to participate after the Effective Date (except to the extent that such conditions or waiting periods would apply under the then existing plans of the Company and the Company Subsidiaries absent any change in such welfare plan coverage), (ii) provide each Employee with credit for all service with the Company and the Company Subsidiaries for purposes of participation eligibility and vesting (but not for purposes of benefit calculation, early retirement factors or benefit accruals, other than benefits previously accrued under a Company Employee Plan) under each employee benefit plan covering such Employees after the Effective Time.

         (c) Parent shall at the regular meeting of the Organization and Compensation Committee of the Board of Directors of Parent to be held in March of 1999, recommend to such committee to grant to certain employees of the Company, as of the Effective Time, options on not more than 200,000 Parent Common Shares under Parent's Long-Term Stock Incentive Plan based on the recommendations by the Company and in accordance with the terms described on
Schedule 7.03(c).

         SECTION 7.04. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in connection with the Merger or upon exercise of Parent Options to be listed on the NYSE, subject to official notice of issuance.

         SECTION 7.05. Conduct of MergerSub. Parent will take all action necessary to cause MergerSub (a) to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) not to engage in any activities or incur any liabilities or obligations other than in connection with or as contemplated by this Agreement.


                                   ARTICLE 8
                      COVENANTS OF PARENT AND THE COMPANY

         The parties hereto agree that:

         SECTION 8.01. Reasonable Best Efforts. Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

         SECTION 8.02. Certain Filings; Cooperation in Receipt of Consents. (a) As promptly as practicable after the date hereof, Parent and the Company shall prepare and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of the Company and Parent shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Parent shall also take any action required to be taken under any applicable state securities or blue sky laws in connection with the issuance of Parent Common Shares in the Merger.

         (b) No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or Parent without the approval of the other party, which will not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time the Company or Parent discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company and Parent.

         (c) The Company and Parent shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers and
(iii) setting a mutually acceptable date for the Company Stockholder Meeting. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

         SECTION 8.03. Public Announcements. The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 8.04. Access to Information; Notification of Certain Matters.
(a) From the date hereof until the Effective Time and subject to applicable law, the Company and Parent shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish or make available to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. All such information shall be governed by the terms of the Confidentiality Agreement between Parent and the Company dated January 5, 1999 (the "Confidentiality Agreement") (provided, however, that Parent shall be permitted to use such information for all purposes of consummating this Agreement and transition planning). No information or knowledge obtained in any investigation pursuant to this Section 8.04(a) shall affect or be deemed to modify any representation or warranty made by any party hereunder.

         (b) Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

             (i) any communication received by such party from, or given by such party to, any Governmental Entity in connection with any of the transactions contemplated hereby; and

             (ii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement provided, however, that the delivery of any notice pursuant to this Section 8.04(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 8.06. Tax and Accounting Treatment. (a) Prior to and following the Effective Time, each party shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause the Merger not so to qualify.

         (b) Each party shall use its reasonable best efforts to obtain the opinions referred to in Sections 9.02(b) and 9.03(c).

         SECTION 8.07. Affiliate Letters. Within 30 days following the date hereof, the Company shall cause to be delivered to Parent a letter identifying, to the Company's knowledge, all Persons who may be deemed to be "affiliates" of the Company for purposes of Rule 145(c) under the Securities Act. The Company shall use commercially reasonable efforts to cause each such Person who is so identified to deliver to Parent on or prior to the Effective Time a letter agreement substantially in the form of Exhibit A-1 to this Agreement.


                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

         SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) the Company Stockholder Approval shall have been obtained;

         (b) the Parent Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

         (c) (i) the Proxy Statement/Prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Proxy Statement/Prospectus shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (ii) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

         (d) (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been earlier terminated and (ii) if required by applicable law, the parties shall have received a decision from the European Commission under Regulation 4064/89 that the proposed Merger and any matters arising therefrom fall within either Article 6.1(a) or Article 6.1(b) of such Regulation and that, in any event, the Merger will not be referred to any competent authority or dealt with by the European Commission pursuant to
Article 9.3 of such Regulation;

         (e) all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Commissioner of Insurance, or any other governmental authority of any jurisdiction, in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made or obtained (as the case may be) other than any such consents, approvals or permits, the absence of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and

         (f) no Governmental Entity of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger.

         SECTION 9.02. Conditions to the Obligations of The Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

         (a) (i) Parent and MergerSub each shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Certificate of Merger, (ii) (A) the representations and warranties of Parent contained in this Agreement that are qualified by reference to a Parent Material Adverse Effect shall be true and correct when made and at and as of the time of filing the Certificate of Merger, as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date) and (B) all other representations and warranties of Parent shall have been true and correct when made and at and as of the time of the filing of the Certificate of Merger as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date), except for such inaccuracies as are not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent to the foregoing effect;

         (b) The Company shall have received an opinion of Dewey Ballantine LLP in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Certificate of Merger, to the effect that the Merger will be treated for federal income tax purposes as a 368 Reorganization. In rendering such opinion, such counsel shall be entitled to rely upon customary representations of officers of the Company and Parent in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein; and

         (c) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Sections 4.03 and 5.03 which if not obtained or made
(i) would render consummation of the Merger illegal or (ii) (assuming the Effective Time had occurred) would be reasonably likely to have a Parent Material Adverse Effect.

         SECTION 9.03. Conditions to the Obligations of Parent and MergerSub. The obligations of Parent and MergerSub to consummate the Merger are subject to the satisfaction of the following further conditions:

         (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in this Agreement that are qualified by reference to a Company Material Adverse Effect shall be true and correct when made and at and as of the time of the filing of the Certificate of Merger, as if made at and as of such time (except to the extent any such representation or warranty speaks as of an earlier date, in which case it shall be true and correct as of such date) and (B) all other representations and warranties of the Company shall have been true and correct when made and at and as of the time of filing of the Certificate of Merger, as if made as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date), except for such inaccuracies as are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, and (iii) Parent shall have received a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of the Company to the foregoing effect;

         (b) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Sections 4.03 and 5.03 which if not obtained or made
(i) would render consummation of the Merger illegal or (ii) (assuming the Effective Time had occurred) would be reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect; and

         (c) Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Certificate of Merger, to the effect that the Merger will be treated for federal income tax purposes as a 368 Reorganization. In rendering such opinion, such counsel shall be entitled to rely upon customary representations of officers of the Company and Parent in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein.


                                   ARTICLE 10
                                  TERMINATION

         SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party (except if such termination is pursuant to Section 10.01(a)), whether before or after the Company Stockholder Approval shall have been obtained:

         (a) by mutual written agreement of Parent and the Company;

         (b) by either Parent or the Company, if

             (i) the Merger shall not have been consummated by December 31, 1999 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the End Date;

             (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company, Parent or MergerSub from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree;

             (iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

         (c) by the Company, (i) if a breach of any representation, warranty, covenant or agreement on the part of Parent or MergerSub set forth in this Agreement shall have occurred which would cause the condition set forth in
Section 9.02(a) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or (ii) as contemplated by Section 6.03(d); or

         (d) by Parent, (i) if the Company's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the Company Recommendation in a manner materially adverse to Parent and/or (B) recommended any Acquisition Proposal to the Company's stockholders; (ii) if there shall have occurred a willful and material breach of Sections 6.02 or 6.03 by the Company, any Company Subsidiary or any of their respective officers, directors, employees, advisors or other agents; or (iii) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

         SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01 (including any such termination by way of Section 6.03(d)), there shall be no liability or obligation on the part of Parent, the Company, MergerSub, or any of their respective officers, directors, stockholders, agents or Affiliates, except as set forth in Section 10.03; provided that the provisions of Sections 10.02, 10.03, 11.01, 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09 and 11.10 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         SECTION 10.03. Fees and Expenses. (a) Except as set forth in this
Section 10.03, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Nothing herein shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement; provided, however, that the Company shall have no further liability or obligation pursuant to this Agreement if it shall have paid the Termination Fee (as hereinafter defined).

         (b) If this Agreement is terminated pursuant to Section 10.01(c)(ii), or Section 10.01(d)(i), the Company shall (i) pay to Parent a Termination Fee and (ii) reimburse Parent for its actual, documented out-of-pocket expenses incurred to third parties in connection with the transactions contemplated hereby not to exceed $4 million.

         (c) If this Agreement is terminated by either party pursuant to
Section 10.01(b)(iii),

             (x) the Company shall reimburse Parent for its actual, documented out-of-pocket expenses incurred to third parties in connection with the transactions contemplated hereby not to exceed $4 million, and

             (y) if (A) at the time of termination, an Acquisition Proposal shall have been made and be pending and (B) within 12 months after such termination, a Third Party Acquisition Event occurs, the Company shall pay to Parent the Termination Fee within one Business Day of the earlier to occur of the date on which it enters into any agreement constituting, or consummates such Third Party Acquisition Event.

         (d) If this Agreement is terminated by Parent pursuant to Section 10.01(d)(ii),

             (x) the Company shall reimburse Parent for its actual, documented out-of-pocket expenses incurred to third parties in connection with the transactions contemplated hereby not to exceed $5 million, and

             (y) if within 12 months after such termination, a Third Party Acquisition Event occurs, the Company shall pay to Parent the Termination Fee within one Business Day of the earlier of the date on which it enters into any agreement constituting, or consummates, such Third Party Acquisition Event.

         (e) "Termination Fee" means, in the case of a termination fee payable pursuant to (i) Section 10.03(b) or 10.03(c) hereof, $30 million, or (ii)
Section 10.03(d), $40 million.

         (f) A "Third Party Acquisition Event" means (i) the consummation of an Acquisition Proposal involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of this Agreement would have constituted an Acquisition Proposal or (ii) the entering into by the Company or any of the Company Subsidiaries of a definitive agreement with respect to any such transaction.

         (g) Any payment of the Termination Fee (and reimbursement of expenses) pursuant to this Section 10.03 shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement). If one party fails to pay to (or reimburse) the other promptly any fee or expense due hereunder (including the Termination Fee), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid to the date it is paid.

         (h) Notwithstanding anything herein to the contrary, no party shall be required to pay a Termination Fee to the other party if the other party is in material breach of this Agreement.


                                   ARTICLE 11
                                 MISCELLANEOUS

         SECTION 11.01.  Notices.  Except as otherwise expressly set forth in
Section 6.03(c), all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to Parent or MergerSub, to:

               The Chubb Corporation
               15 Mountain View Road
               P.O. Box 1615
               Warren, New Jersey 07061-1615
               Attention: General Counsel
               Facsimile: (908) 903-3607

               with a copy to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, NY  10017
               Attention:  Dennis S. Hersch
               Facsimile:  (212) 450-4800

         if to the Company, to:

               Executive Risk Inc.
               82 Hopmeadow Street
               P.O. Box 2002
               Simsbury, CT 06070-7683
               Attention: General Counsel
               Facsimile: (860) 408-2464

               with a copy to:

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, NY 10019
               Attention: James A. FitzPatrick, Jr.
               Facsimile: (212) 259-6333

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         SECTION 11.02. Survival of Representations, Warranties and Covenants after the Effective Time. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles 2 and 3 and Sections 6.04, 7.02, 7.03, 11.02, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10 shall survive the Effective Time.

         SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and MergerSub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the Company Stockholder Approval, no such amendment or waiver shall, without the further approval of such stockholders, be made that would require such approval under any applicable law, rule or regulation.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 11.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent or MergerSub may transfer or assign to any wholly owned Parent Subsidiary the right to enter into the transactions contemplated by this Agreement, provided that no such assignment shall be permitted if it would delay or impede the Merger or any of the other transactions contemplated by this Agreement, and any such transfer or assignment will not relieve Parent or MergerSub of its obligations hereunder. Any purported assignment in violation hereof shall be null and void.

         SECTION 11.05. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without reference to its principles of conflicts of laws.

         SECTION 11.06. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Section 7.02, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         SECTION 11.07. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

         SECTION 11.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO
TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR
RELATED TO THIS AGREEMENT OR THE TRANSACTIONS
CONTEMPLATED HEREBY.

         SECTION 11.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 11.10. Entire Agreement. This Agreement (together with the exhibits and schedules hereto), the Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            EXECUTIVE RISK INC.



                                            By: /s/ Stephen J. Sills
                                               --------------------------------
                                               Name:  Stephen J. Sills
                                               Title: President and Chief
                                                        Executive Officer


                                            THE CHUBB CORPORATION



                                            By: /s/ Dean R. O'Hare
                                               --------------------------------
                                               Name:  Dean R. O'Hare
                                               Title: Chairman and Chief
                                                        Executive Officer


                                            EXCALIBUR ACQUISITION, INC.



                                            By: /s/ Glenn A. Montgomery
                                               --------------------------------
                                                Name:  Glenn A. Montgomery
                                                Title: Vice President

The following schedules have been omitted from the merger agreement:

Company Disclosure Schedule

Section 1.01 List of executive officers of Executive Risk with "Knowledge" (as defined in Section 1.01(a) of the merger agreement).

Section 4.03(f) Governmental authorizations which may be required.

Section 4.04(c) Exceptions to the representation regarding non-contravention.

Section 4.06 List of subsidiaries, jurisdictions and Executive Risk's direct or indirect ownership interest.

Section 4.12(f).  Disclosure required by the representation regarding taxes.

Section 4.13 List of employee benefit plans and disclosure required by the representation regarding employee benefits.

Section 4.14. Disclosure required by the representation regarding compliance with laws and permits.

Section 4.18 Disclosure required by the representation regarding intellectual property.

Section 6.01 Exceptions from the covenant regarding interim operations.

Parent Disclosure Schedule

Section 1.01 List of executive officers of Chubb with "Knowledge" (as defined in Section 1.01(a) of the merger agreement).

Section 5.05(b) Disclosure required by the representation regarding Chubb's capitalization.

Schedule 6.01(i)

Permissible terms of an Executive Risk severance policy

Schedule 7.03(c)

Option Grants under Chubb's Long-Term Stock Incentive Plan.

                                                                    ANNEX B

                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT (the "Option Agreement") dated as of February 6, 1999 between The Chubb Corporation, a New Jersey corporation ("Buyer" or "Holder"), and Executive Risk Inc., a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, both Buyer's and the Company's Board of Directors have approved an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement") providing for the merger of a wholly owned Subsidiary of Buyer with and into the Company; and

         WHEREAS, as a condition to Buyer's entering into the Merger Agreement, Buyer has required that the Company agree, and the Company has agreed, to grant to Buyer the option set forth herein to purchase authorized but unissued Company Common Shares.

         NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

           1. Definitions. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

           2. Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to Buyer an unconditional, irrevocable option (the "Option") to purchase up to that number of shares which equals 19.9% of the issued and outstanding Company Common Shares (the "Option Shares") immediately prior to the first exercise of this Option at a price per share (the "Option Price") equal to $71.70, payable in cash as provided in Section 4 hereof. The number of Option Shares and the Option Price are subject to adjustment as set forth herein.

           3. Exercise and Termination of Option. (a) The Holder may exercise the Option, in whole or in part, and from time to time, after the occurrence of a Trigger Event and prior to the day (the "Termination Date") which is 45 days after the Trigger Event. "Trigger Event" shall mean an event which obligates the

Company to pay the Termination Fee pursuant to Section 10.03(b) of the Merger Agreement.

          (b) If the Holder is entitled to and wishes to exercise the Option, it shall deliver to the Company a written notice (the date of receipt of which is referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than five business days nor later than 20 calendar days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of a purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided further that, without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Holder and, if applicable, the Company shall promptly file the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with Holder in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or
(ii) such approval has been obtained, and in either event, any requisite waiting period has passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (c) If (i) the Holder receives official notice that an approval of any regulatory authority required for the purchase of the Option Shares would not be issued or granted or (ii) a Closing Date shall not have occurred within twelve months after the related Notice Date due to the failure to obtain any such required approval, the Holder shall be entitled to exercise its right as set forth in Section 8 hereof or, to the extent legally permitted, to exercise the Option in connection with the resale of Company Common Shares or other securities pursuant to a registration statement as provided in Section 9 hereof.

          (d) It shall be a condition to the exercise of this Option that (i) no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the Option Shares issued by any federal or state court of competent jurisdiction in the United States is in effect at such time, (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated at or prior to such time, and (iii) any approval required to be obtained prior to the delivery of the Option Shares under the laws of any jurisdiction shall have been obtained and shall be in full force and effect.

           4. Payment and Delivery of Certificates. (a) At the Closing referred to in Section 3 hereof, the Holder shall pay to the Company on the Closing Date the aggregate Purchase Price for the Company Common Shares purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated not later than one business day prior to such Closing Date by the Company; provided that failure or refusal of the Company to designate such a bank account shall not preclude the Holder from exercising the Option.

          (b) At such Closing, simultaneously with the delivery of cash as provided in Section 4(a), the Company shall deliver to the Holder a certificate or certificates representing the number of Company Common Shares purchased by the Holder, registered in the name of the Holder or a nominee designated in writing by the Holder (which shall be a wholly owned subsidiary), which shares shall be fully paid and non-assessable and free and clear of all Liens, claims, charges and encumbrances of any kind whatsoever. Any certificates so issued shall bear a legend reflecting any resale restrictions applicable to the shares represented thereby.

          (c) At the time any Company Common Shares are issued pursuant to any exercise of the Option, if the Company shall have issued any share purchase rights or similar securities to holders of Company Common Shares prior thereto, then each Company Common Share issued pursuant to an exercise of the Option shall also represent rights with terms substantially the same as and at least as favorable to the Holder as those issued to other holders of Company Common Shares.

          (d) When the Holder provides the written notice of exercise of the Option provided for in Section 3(b) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the Company Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Company Common Shares shall not then be actually delivered to the Holder.

           5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Buyer as follows:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within the Company's corporate powers,

(ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any Governmental Entity, except for compliance with any applicable requirements of the HSR Act and pursuant to any applicable insurance laws, (iv) do not contravene, or conflict with the certificate of incorporation or by-laws of the Company, (v) assuming compliance with clause (iii) above, contravene or conflict with or constitute a violation of any provision of any law, regulation or judgment, injunction, order or decree binding upon the Company or any of its subsidiaries and (vi) will not require any consent, approval or notice under and will not conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or allow the acceleration of the performance of, any material obligation of the Company or any of its Subsidiaries under, or result in the creation of a lien, charge or encumbrance upon, any of the properties, assets or business of the Company or any of its Subsidiaries under any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is subject or bound other than, in the case of each of (iii), (iv), (v) or (vi), any such items that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this transaction. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

          (b) Except for any filings required to be made under the HSR Act and any approvals of any Commissioners of Insurance, the Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Option Shares upon the exercise of the Option terminates, will have reserved for issuance, upon any exercise of the Option, the number of Company Common Shares subject to the Option (less the number of Company Common Shares previously issued upon any partial exercise of the Option or as to which the Option may no longer be exercised). All of the Company Common Shares to be issued pursuant to the Option are duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all claims, liens, charges, encumbrances and security interests, and not subject to any preemptive rights.

           6. Representations and Warranties of the Purchaser. The Buyer hereby represents and warrants to the Company as follows:

          (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The execution, delivery and performance by the Buyer of this Agreement are within the Buyer's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, except for any filings required to be made under the HSR Act and any applicable insurance laws, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Buyer or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

          (b) The Buyer is acquiring the Option and will acquire the Option Shares for investment purposes only and not with a view to any resale or distribution thereof, and will not sell any Option Shares purchased pursuant to the Option except in compliance with the Securities Act.

           7. Adjustment upon Changes in Capitalization. (a) In the event of any change in Company Common Shares by reason of stock dividends, stock splits, split-ups, spin-offs, recapitalizations, recombinations, extraordinary dividends or the like, the type and number of Option Shares, and the Option Price, as the case may be, shall be adjusted appropriately in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such adjustment and the full satisfaction of the Company's obligations hereunder.

          (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, if the Company enters into an agreement with respect to an Acquisition Proposal involving the exchange of Company Common Shares for shares or other securities of the Company or another person, then the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Holder would have received in respect of Company Common Shares if the Option had been exercised immediately prior to the consummation of such Acquisition Proposal, or the record date therefor, as applicable; provided that nothing in this Section 7(b) shall be deemed to affect the ability of the Holder to exercise the Option pursuant to the terms hereof.

           8. Repurchase. (a) At any time when the Option is exercisable pursuant to Section 3(a) hereof, at the request of the Holder, the Company (or any successor entity thereof) shall repurchase the Option (or any portion thereof) from the Holder together with any Company Common Shares purchased by the Holder pursuant thereto which the Holder then beneficially owns and has requested that the Company repurchase, at a price per share equal to the higher of (x) the highest price per share at which a tender or exchange offer has been made for Company Common Shares following the date hereof or (y) the highest closing price per share of Company Common Shares as reported by the NYSE Composite Tape for any day following the date on which an Acquisition Proposal shall have been made, less in the case of each Option Share, the Option Price.

          (b) In the event Holder exercises its rights under this Section 8, the Company shall, within 10 business days thereafter, pay the required amount to Holder by wire transfer of immediately available funds to an account designated by Holder and Holder shall surrender to the Company the Option and any certificates evidencing the Company Common Shares purchased thereunder with respect to which Holder then has beneficial ownership.

          (c) The period for exercise of the rights provided under this Section 8 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, for the expiration of all statutory waiting periods, and to the extent required to obtain any required stockholder approval or until such stockholder approval is no longer required pursuant to the Company's certificate of incorporation; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

           (d) If within 12 months after the date the Merger Agreement was terminated pursuant to the terms thereof, neither the Holder nor any other person has acquired more than fifty percent of the issued and outstanding Company Common Shares, the Company will then have the right to purchase (the "Repurchase Right") all, but not less than all, of the Company Common Shares acquired upon exercise of this Option of which the Holder is the beneficial owner on the date the Company gives written notice of its intention to exercise the Repurchase Right, at a price per share equal to the greater of (i) the Option Price or (ii) the average of the closing price per Company Common Share on the NYSE Composite Tape for the five consecutive trading days ending on and including the trading date immediately prior to the consummation of such repurchase of Company Common Shares.

           9. Registration Rights. At any time within 2 years after a Closing, if requested by the Holder or any affiliate of the Holder who is a beneficial owner of Company Common Shares issued upon exercise of the Option (each a "Shareholder"), the Company shall, as expeditiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the Company Common Shares that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Shareholder. Each such Shareholder shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. The Company shall use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at the Company's expense except for underwriting commissions and the fees and disbursements of such Shareholder's counsel attributable to the registration of such Company Common Shares. In no event shall the Company be required to effect more than three registrations hereunder. The filing of any registration statement required hereunder may be delayed for such period of time (not to exceed 90 days) as may reasonably be required to facilitate any public distribution by the Company of Company Common Shares, if a special audit of the Company would otherwise be required in connection therewith, at a time during which the Company is in possession of material, non-public information concerning it, its business affairs or a material transaction, in each case, the public disclosure of which could have a material adverse effect on the Company or significantly disrupt such material transaction or if, in the Company's reasonable good faith judgement, such filing would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential. If requested by any such Shareholder in connection with such registration, the Company shall become a party to any underwriting agreement relating to the sale of such shares on terms and including obligations and indemnities that are customary for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Shareholder, the Company agrees to send a copy thereof to any other person known to the Company to be entitled to registration rights under this Section 9, in each case, by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

          10. Listing. If Company Common Shares or any other securities to be acquired upon exercise of the Option are then-listed on the NYSE or any other national securities exchange, upon the request of Holder, the Company will promptly file an application to list the Company Common Shares or other securities to be acquired upon exercise of the Option on the NYSE or such other exchange and will use its best efforts to obtain approval of such listings as soon as practicable.

          11. Limitation on Profits. (a) Notwithstanding any other provision contained herein or in the Merger Agreement to the contrary, in no event shall Buyer's Total Profit (as defined below) exceed the amount of the applicable Termination Fee and if it otherwise would exceed such amount, the Holder shall repay the excess amounts to the Company in cash so that the Total Profit shall not exceed the amount of the applicable Termination Fee.

          (b) Notwithstanding anything to the contrary contained herein, the Option may not be exercised for a number of Company Common Shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than the amount of the applicable Termination Fee and if it otherwise would exceed such amount, the exercise price for such shares will be increased so that the Notional Total Profit shall not exceed the amount of the applicable Termination Fee;

          (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of the Termination Fee received by the Buyer pursuant to Section 10.03 of the Merger Agreement, (ii) the amount received by Buyer in connection with the Company's repurchase of the Option (or any portion thereof) and/or Option Share, as applicable, pursuant to
Section 8 hereof, (iii) (x) the net cash amounts received by Buyer pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, less (y) Buyer's Purchase Price for such Option Shares, and (iv) any amounts received by Buyer on the transfer of the Option (or any portion thereof) to any unaffiliated party.

          (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Buyer may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that each such share, together with each other Option Share, held by Buyer and its affiliates as of such date, were sold for cash at the closing market price on the NYSE Composite Tape for one Company Common Share as of the close of business on the preceding trading day (less customary brokerage commissions).

          12. Transferability of the Option. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except Buyer may assign, in whole or in part, its rights and obligations hereunder to any wholly owned subsidiary of Buyer, provided that no such assignment will relieve Buyer of its obligations hereunder. Any purported assignment in violation hereof shall be null and void.

          13.   Miscellaneous.

          (a) Expenses. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b) Entire Agreement. This Option Agreement, the Confidentiality Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement between the parties with respect to the subject matter hereto and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

          (c) Successors; No Third-Party Beneficiaries. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted transferees and assigns. Nothing in this Option Agreement is intended to confer upon any Person, other than the parties hereto, and their respective successors and permitted assigns, any rights or remedies hereunder.

          (d) Severability. Any term, provision, covenant or restriction contained in this Option Agreement held by any court of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

          (e) Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 11.01 of the Merger Agreement (which is incorporated herein by reference).

          (f) Counterparts. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

          (g) Further Assurances. In the event of any exercise of the Option by Holder, the Company and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (h) Specific Performance. The parties hereto agree that if for any reason Holder or the Company shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

          (i) Governing Law. This Option Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without reference to its principles of conflicts of laws.

          (j) Consent to Jurisdiction; Venue. Section 11.07 of the Merger Agreement is hereby incorporated herein by reference.

          (k) Section 16(b). Periods of time that otherwise would run pursuant to Section 3 or 8 hereof shall also be extended to the extent necessary for any Holder to avoid liability under Section 16(b) of the Exchange Act.

          (l) Waiver and Amendment. Any provision of this Option Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                                    THE CHUBB CORPORATION

                                    By:  /s/   Dean R. O'Hare
                                       --------------------------------
                                       Name: Dean R. O'Hare
                                       Title: Chairman and Chief Executive
                                              Officer

                                    EXECUTIVE RISK INC.

                                    By:  /s/ Stephen J. Sills
                                       ---------------------------------
                                       Name: Stephen J. Sills
                                       Title: President and Chief Executive
                                              Officer

                                                                ANNEX C

                                VOTING AGREEMENT

         AGREEMENT, dated as of February 6, 1999 between The Chubb Corporation a New Jersey corporation ("Buyer"), and each other person set forth on the signature pages hereof (each a "Stockholder" and collectively the "Stockholders"). Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

         WHEREAS, in order to induce Buyer and Excalibur Acquisition, Inc., a Delaware Corporation ("Merger Subsidiary") to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), with Executive Risk Inc., a Delaware corporation (the "Company"), Buyer has requested the Stockholders, and each Stockholder has agreed, to enter into this Agreement with respect to shares of common stock, par value $.01 per share, of the Company (the "Common Stock") that each Stockholder beneficially owns and shares of Common Stock that each Stockholder may hereafter acquire (collectively, the "Shares").

         NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE 1
                        GRANT OF PROXY; VOTING AGREEMENT

         SECTION 1.01. Voting Agreement. (a) Each Stockholder hereby irrevocably and unconditionally agrees to vote all Shares that each Stockholder is entitled to vote, at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company, in favor of the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

          (b) Each Stockholder hereby agrees that it will not vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

         SECTION 1.02. Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Buyer as the Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section
1.01 above as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to the Shares. The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.


                                    ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

         Each Stockholder represents and warrants to Buyer that:

         SECTION 2.01. Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers of Stockholder. This Agreement constitutes a valid and binding Agreement of Stockholder. If the Stockholder is married and the Shares set forth on the signature page hereto opposite such Stockholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder's spouse.

         SECTION 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not, (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any Lien on any asset of Stockholder, other than, in respect of each of clauses (i), (ii) and (iii), any such items as would not, individually or in the aggregate, prevent or materially impair the ability of Stockholder to consummate the transactions contemplated by this Agreement.

         SECTION 2.03. Ownership of Shares. Stockholder is the beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

         SECTION 2.04. Total Shares. Except for the Shares, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

         SECTION 2.05. Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.


                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to each Stockholder:

         SECTION 3.01. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Buyer.

                                    ARTICLE 4
                            COVENANTS OF STOCKHOLDERS

         Each Stockholder hereby covenants and agrees that:

         SECTION 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any shares of Common Stock during the term of this Agreement; provided, however, that Stockholder may sell such number of Shares as may be necessary to satisfy tax liabilities of such Stockholder. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Buyer promptly, and to provide all details requested by Buyer, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

         SECTION 4.02. No Solicitation. (a) From the date hereof until the termination hereof, Stockholder, in its capacity as a Stockholder, will not, and will authorize or knowingly permit any investment bankers, attorneys, accountants, consultants and other agents or advisors ("Representatives") of Stockholder not to, directly or indirectly, (i) take any action to solicit, initiate or facilitate or encourage the submission of any Acquisition Proposal,
(ii) engage in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement to which Stockholder is a party with respect to any class of equity securities of the Company; provided, that notwithstanding any other provision of this Agreement, Stockholder may take any action in its capacity as a director of the Company that the Board of Directors would be permitted to take in accordance with the terms and conditions of the Merger Agreement.

          (b) Stockholder will notify Buyer promptly (but in no event later than 24 hours) upon obtaining any knowledge of any Acquisition Proposal or of any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries or any request for a waiver or release under any standstill or similar agreement by any Person who indicates that it is considering making, or has made, an Acquisition Proposal. The notice shall state the identity of the offer or and the material terms and conditions of such proposal, inquiry, contact or request. Stockholder shall keep Buyer reasonably apprised of any material development with respect to such proposal. Stockholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably expected to lead to, any Acquisition Proposal.


                                    ARTICLE 5
                                  MISCELLANEOUS

         SECTION 5.01. Further Assurances. Buyer and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

         SECTION 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

         SECTION 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          SECTION 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any Affiliate of Buyer.

         SECTION 5.05. Governing Law. This Agreement shall construed in accordance with and governed by the laws of the State of Delaware.

         SECTION 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         SECTION 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         SECTION 5.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        THE CHUBB CORPORATION

                                        By: /s/ Dean R. O'Hare
                                           --------------------------------
                                           Name:  Dean R. O'Hare
                                           Title: Chairman and Chief Executive
                                                  Officer



                                                 No. of shares of Common Stock
                                                     of the Company beneficially
                                                     owned as of February 1,
                                                     1999:(1)

   /s/   Robert H. Kullas                                 143,930
-----------------------------
Name: Robert H. Kullas

 /s/ Stephen J. Sills                                     485,824
-----------------------------
Name: Stephen J. Sills

   /s/ Robert V. Deutsch                                  373,275
-----------------------------
Name: Robert V. Deutsch

 /s/ Gary G. Benanav                                       15,687
-----------------------------
Name: Gary G. Benanav

 /s/ Barbara G. Cohen                                       3,017
-----------------------------
Name: Barbara G. Cohen

 /s/ John G. Crosby                                        16,748
-----------------------------
Name: John G. Crosby

 /s/ Patrick A. Gerschel                                  724,318
-----------------------------
Name: Patrick A. Gerschel

--------
(1) Please include shares of Common Stock subject to option.

 /s/ Peter Goldberg                                         8,740
-----------------------------
Name: Peter Goldberg

 /s/ Michael D. Rice                                       11,984
-----------------------------
Name: Michael D. Rice

 /s/ Joseph D. Sargent                                     42,543
-----------------------------
Name: Joseph D. Sargent

 /s/ Irving B. Yoskowitz                                     2,366
-----------------------------
Name: Irving B. Yoskowitz

                                                            ANNEX D

                                                          February 6, 1999

The Board of Directors
Executive Risk Inc.
82 Hopmeadow Street
Simsbury, CT 06070

Dear Members of the Board:

         You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $.01 per share ("Company Common Stock"), of Executive Risk Inc. (the "Company") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 6, 1999 (the "Agreement"), among the Company, The Chubb Corporation ("Chubb") and Executive Risk Acquisition, Inc., a direct wholly owned subsidiary of Chubb, pursuant to which Executive Risk Acquisition, Inc. shall be merged (the "Merger") with and into the Company.

         Pursuant to the Agreement, each share of Company Common Stock shall be converted into the right to receive 1.235 shares of common stock, $1.00 par value per share ("Chubb Common Stock"), of Chubb.

         In arriving at our opinion, we have reviewed the drafts dated February 4, 1999 of the Agreement and the related Voting Agreement and Stock Option Agreement. We also have reviewed financial and other information that was publicly available, including research analysts' earnings projections for Chubb, or was furnished to us by the Company and Chubb including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Chubb with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock and Chubb Common Stock, reviewed prices and premiums paid in certain other relevant business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

         In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Chubb or their respective representatives, or that was otherwise reviewed by us. With respect to the Company financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. With respect to the earnings projections for Chubb reviewed by us, we have assumed that they do not differ materially from those of the management of Chubb. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. DLJ assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

         Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Chubb Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

         Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company and for Chubb in the past and has received customary compensation for its services. DLJ is currently engaged by Chubb with respect to matters unrelated to the Merger. In addition, a managing director in DLJ's Mergers and Acquisitions Group is a member of the Board of Directors of Chubb and a member of the Board of Directors of the Company is currently working with affiliates of DLJ with respect to matters unrelated to the Merger.

         Based upon and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.

                                            Very truly yours,

                                            DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                            By:__________________________
                                                Timothy M. Dwyer
                                                Managing Director

                                                                 ANNEX E


February 6, 1999

Board of Directors
Executive Risk Inc.
82 Hopmeadow Street
Simsbury, CT 06070

Members of the Board of Directors:

                  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares ("Shares") of common stock, $.01 par value per share (the "Company Common Stock"), of Executive Risk Inc. (the "Company"), of the Exchange Ratio (as defined below) in connection with the proposed merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of February 6, 1999 (the "Agreement"), among the Company, The Chubb Corporation ("Parent") and Excalibur Acquisition, Inc. ("MergerSub").

                  As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, in the Merger, MergerSub will merge with and into the Company, and each outstanding Share (other than Shares held by the Company as treasury stock or owned by Parent or any of its subsidiaries), together with the associated Right (as defined in the Agreement), will be converted into 1.235 shares (the "Exchange Ratio") of common stock, par value $1.00 per share (the "Parent Common Stock"), of Parent, and the Company will continue as the surviving corporation, which will be a wholly owned subsidiary of Parent.

                  In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Agreement; a draft of the Stock Option Agreement, dated as of February 6, 1999, between the Company and Parent; and a draft of the Voting Agreement, dated as of February 6, 1999, among Parent and certain stockholders of the Company (collectively, the "Transaction Agreements"), in each case that you have advised us is substantially in the form to be executed by the parties; (ii) certain publicly available information concerning the Company and Parent; (iii) certain other financial information with respect to the Company and Parent, including both companies' estimates of the cost savings and revenue enhancements expected to be derived from the Merger, that were provided to us by the Company and Parent, respectively; (iv) certain publicly available information, prepared by third-parties, including equity research analysts, concerning the business, operations and financial prospects of the Company and Parent and the sectors in which they operate; (v) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock and the Parent Common Stock; (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or Parent and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We also have considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have discussed the past and current business operations and financial conditions of the Company and Parent as well as other matters we believe relevant to our inquiry with certain officers and employees of the Company and Parent, respectively.

                  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. We have not conducted a physical inspection of any of the properties or facilities of the Company or Parent, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities, nor have we been furnished with any such evaluations or appraisals. We are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In that regard, we have made no analyses of, and express no opinion as to, the adequacy of the loss and loss adjustment expense reserves of the Company or Parent. With respect to financial forecasts, we have relied on (x) management estimates with regard to the Company, which estimates we have been advised by the management of the Company and have assumed were reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and (y) publicly available third-party equity research forecasts with regard to Parent, and, in each such case, we express no view with respect to such forecasts or the assumptions on which they were based. We also have assumed that the Transaction Agreements, when executed and delivered, will not contain any terms or conditions that differ materially from the terms and conditions contained in the drafts of the Transaction Agreements we have reviewed, that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Merger contained in the Agreement.

                  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company and Parent; (ii) the business prospects of the Company and Parent; (iii) the historical and current market for the Company Common Stock, the Parent Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company or Parent; and (iv) the nature and terms of certain other merger and acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that might exist for the Company. We were not asked to, and did not, solicit any proposals to merge with or acquire the Company. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Exchange Ratio and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation of the Merger to the Company or a recommendation to any holder of Shares as to how such holder should vote with respect to the Merger. Our opinion also does not constitute an opinion or imply any conclusion as to the price at which the Company Common Stock will trade following announcement of the Merger, at which the Parent Common Stock will trade following the announcement of the Merger or at which the Parent Common Stock will trade following the consummation of the Merger.

                  As you are aware, Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Merger and will receive a fee in connection with its services providing this opinion. Additionally, Salomon Smith Barney Inc. or its predecessors or affiliates have previously rendered certain investment banking and financial advisory services to the Company and Parent, for which we or our predecessors or affiliates received customary compensation. In addition, in the ordinary course of business, Salomon Smith Barney Inc. may actively trade the securities of the Company and Parent for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc.) may have other business relationships with the Company and Parent.

                  This opinion is intended for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney Inc., except that this opinion may be reproduced in full in, and references to the opinion and to Salomon Smith Barney Inc. and its relationship with the Company (in each case in such form as Salomon Smith Barney Inc. shall approve) may be included in, the proxy statement the Company distributes to holders of Shares in connection with the Merger and in the registration statement on Form S-4 filed by Parent of which such proxy statement forms a part.

                  Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Shares.

                                                          Very truly yours,

                                    PART II

Item 20.  Indemnification of Directors and Officers.

     Indemnification. Section 14A:3-5(2) of the New Jersey Business Corporation Act ("NJBCA") provides that a corporation may indemnify a director, officer, employee or agent against his or her expenses and liabilities provided that such director, officer, employee or agent establishes that his acts were committed in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, with no reasonable cause to believe his or her conduct was unlawful.

     Section 14A:3-5(3) of the NJBCA provides that a corporation has the power to indemnify a director, officer, employee or agent against his or her expenses in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor which involves the director, officer, employee or agent by reason of his or her being or having been a director, officer, employee or agent if he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification will be available under this Section of the NJBCA in respect of a claim, issue or matter which is settled or otherwise disposed of or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Sections 14A:3-5(4), (5) and (6) of the NJBCA specify the manner in which payment of indemnification under Sections 14A:3-5(2) and 14A:3-5(3) of the NJBCA may be authorized by the corporation. Section 14A:3-5(4) provides that a corporation shall indemnify a director, officer, employee or agent against expenses to the extent that such person has been successful on the merits or otherwise in any proceeding referred to in Sections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein. Section 14A:3-5(5) of the NJBCA provides that indemnification may only be made upon a determination that indemnification is proper in the circumstances because the director, officer, employee or agent met the applicable standard of conduct under Sections 14A:3-5(2) and 14A:3-5(3) of the NJBCA. Unless otherwise provided for in the charter or by-laws, such determination shall be made by the board of directors or a committee, acting by a majority vote of a quorum consisting of directors who were not a party in the proceeding, by independent legal counsel designated by the board of directors in a written opinion, or by the shareholders if the charter, by-laws, board resolution or the shareholders so direct. Section 14A:3-5(6) of the NJBCA provides that expenses incurred by a director, officer, employee or agent may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt or an undertaking by or on behalf of such person if it shall ultimately be determined that he or she is not entitled to be indemnified as provided for under the NJBCA.

     Section 14A:3-5(7) of the NJBCA provides, that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 14A:3-5(2) and Section 14A:3-5(3) of the NJBCA and contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Section 14A:3-5(8) of the NJBCA provides that indemnification and advancement of expenses provided by or granted pursuant to the other subsections of 14A:3-5 shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director, officer, employee or agent may be entitled under a charter, bylaw, agreement, vote of shareholders, or otherwise; provided than no indemnification shall be made to or on behalf of a director, officer, employee or agent if a judgment or other final adjudication adverse to the director, officer, employee or agent establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, as defined elsewhere in the NJBCA, (b) were not in good faith or involved a knowing violation of law or
(c) resulted in receipt by the director, officer, employee or agent of an improper personal benefit.

     Section 14A:3-5(9) of the NJBCA authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section, (2) directors and officers in instances in which they may be indemnified by a corporation under such section, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section.

     Article Twelfth of the Restated Charter of Chubb provides in part as follows:

          "Each "Corporate Agent" shall be indemnified by the Corporation against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his having been such "Corporate Agent" to the fullest extent permitted by applicable law as the same exists or may hereafter be amended or modified. The right to indemnification conferred by this paragraph 2 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law as the same exists or may hereafter be amended or modified. The right to indemnification conferred in this paragraph 2 shall be a contract right".

     "Corporate Agent" is generally defined as any director, officer or employee of Chubb.

     Insurance. Chubb has purchased certain liability insurance for its officers and directors as permitted by Section 14A:3-5(9) of the NJBCA and has entered into indemnity agreements with its directors and certain officers providing indemnification in addition to that provided under the NJBCA as permitted by Section 14A:3-5(8) of the NJBCA.

     Executive Risk Directors and Officers. The merger agreement provides that Executive Risk's indemnification provisions shall survive the merger and shall not be modified for at least six years after the effective time of the merger in any manner that would adversely affect the rights of persons indemnified thereunder.

     Executive Risk is required by its by-laws to indemnify a director, officer, employee, or agent of Executive Risk who is or was made a party to any proceeding by reason of the fact that he is or was such a director, officer, employee or agent or is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, at the request of Executive Risk if:

     o    he or she acted in good faith;

     o he or she believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and

     o in the case of any criminal proceeding, he or she had no reasonable cause to believe his conduct was unlawful.

     Furthermore, the Executive Risk by-laws provide that each director, officer, employee or agent of Executive Risk shall be indemnified against all costs and expenses reasonably incurred by or imposed upon him in connection with or resulting from any action, suit or proceeding to which he or she may be made a party by reason of his being or having been a director, officer, employee or agent of Executive Risk (whether or not he continues to be such at the time of incurring such cost or expense), provided that payment of expenses by a director or officer in advance of the final disposition of the proceeding shall be made only upon delivery to Executive Risk of an undertaking that the director or officer will repay all amounts if it is determined that he or she is not entitled to be indemnified.

     The merger agreement also provides that Executive Risk shall indemnify and hold harmless, and, after the effective time of the merger, Chubb shall, and shall cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director or officer of Executive Risk and each Executive Risk subsidiary against all liabilities and expenses, including reasonable attorneys' fees, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the effective time of the merger, including the transactions contemplated by the merger agreement.


     Immediately prior to Closing, Executive Risk shall purchase, from an insurer chosen by Executive Risk, a single payment, run-off policy of directors' and officers' liability insurance covering current and former officers and directors of Executive Risk and its subsidiaries on terms and conditions as favorable as may be available, but no more favorable than the protection as that provided by Executive Risk's directors' and officers' liability insurance policies as of the date of the merger agreement, for a premium not to exceed $250,000 in the aggregate, such policy to become effective at the Closing and remain in effect for six years after the Closing.


Item 21.  Exhibits and Financial Statement Schedules.

     (a)  List of Exhibits

     Exhibit
      Number                                      Description
     -------                                      -----------
       2.1 Agreement and Plan of Merger dated as of February 6, 1999 among The Chubb Corporation, Executive Risk Inc. and Excalibur Acquisition, Inc. (included as Annex A to the Proxy Statement/Prospectus contained in this Registration Statement).

       2.2 Stock Option Agreement dated as of February 6, 1999 between The Chubb Corporation and Executive Risk Inc. (included as Annex B to the Proxy Statement/Prospectus contained in this Registration Statement).

       2.3 Voting Agreement dated as of February 6, 1999 between The Chubb Corporation and directors of Executive Risk Inc. (included as Annex C to the Proxy Statement/Prospectus contained in this Registration Statement).

       3.1 Form of Restated Charter of The Chubb Corporation (incorporated by reference to Chubb's Form 10-K filed on March 29, 1999).

       3.2 Form of Restated By-laws of The Chubb Corporation (incorporated by reference to Chubb's registration statement on Form 8-K dated December 17, 1998).


       4.1     Specimen Common Stock Certificate.**


       4.2 Rights Agreement dated as of March 12, 1999 by and between The Chubb Corporation and First Chicago Trust Company of New York, as rights agent (incorporated by reference to Chubb's current report on Form 8-K filed on March 30, 1999).


       5 Opinion of Shanley & Fisher, Professional Corporation regarding the validity of the securities being registered.**


       8.1 Opinion of Dewey Ballantine LLP regarding certain federal income tax consequences relating to the merger.

       8.2 Opinion of Davis Polk & Wardwell regarding certain federal income tax consequences relating to the merger.

       15.1    Letter re: Unaudited Interim Financial Information


       23.1    Consent of Ernst & Young LLP.

       23.2    Consent of Ernst & Young LLP.

       23.3 Consent of Shanley & Fisher, Professional Corporation (included in the opinion filed as Exhibit 5 to this Registration Statement).

       23.4 Consent of Dewey Ballantine LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).

       23.5 Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

       24 Powers of Attorney for the directors and certain officers of Chubb.*

       99.1    Consent of Donaldson, Lufkin & Jenrette Securities Corporation.*

       99.2    Consent of Salomon Smith Barney Inc.*

       99.3    Form of Executive Risk Inc. Proxy Card.*


---------
* Filed previously with Registration Statement on Form S-4 (No. 333-73073) on February 26, 1999.
** Filed previously with Amendment No. 1 to Registration Statement on Form S-4 (No. 333-73073) on April 16, 1999.


(b)  Not applicable.

(c) The opinions of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc. are included as Annex D and Annex E, respectively, to the Proxy Statement/Prospectus contained in this Registration Statement.

Item 22.  Undertakings.

      (a)  The undersigned registrant hereby undertakes:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

     Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Warren, State of New Jersey, on the 19th day of May, 1999.


                                      THE CHUBB CORPORATION
                                      (Registrant)

                                      By: /s/ Gail E. Devlin
                                         --------------------------------------
                                         Name:  Gail E. Devlin
                                         Title: Senior Vice President


                            -----------------------



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 (No. 333-73073) has been signed by the following persons in the capacities as Directors and officers of The Chubb Corporation and on the date indicated.


        Signature                        Title                     Date
        ---------                        -----                     ----



           *
--------------------------     Chairman, Chief Executive       May 19, 1999
     (Dean R. O'Hare)            Officer and Director

           *
--------------------------     Director                        May 19, 1999
      (Zoe E. Baird)

           *
--------------------------     Director                        May 19, 1999
      (John C. Beck)

           *
--------------------------     Director                        May 19, 1999
    (Sheila P. Burke)

           *
--------------------------     Director                        May 19, 1999
  (James I. Cash, Jr.)

           *
--------------------------     Director                        May 19, 1999
    (Percy Chubb, III)

           *
--------------------------     Director                        May 19, 1999
   (Joel J. Cohen)

           *
--------------------------     Director                        May 19, 1999
  (James M. Cornelius)

           *
--------------------------     Director                        May 19, 1999
     (David H. Hoag)

          *
--------------------------     Director                        May 19, 1999
   (Thomas C. MacAvoy)

           *
--------------------------     Director                        May 19, 1999
    (Warren B. Rudman)

           *
--------------------------     Director                        May 19, 1999
(Sir David G. Scholey, CBE)

           *
--------------------------     Director                        May 19, 1999
   (Raymond G. H. Seitz)

           *
--------------------------     Director                        May 19, 1999
    (Lawrence M. Small)

           *
--------------------------     Director                        May 19, 1999
    (James M. Zimmerman)

           *
-------------------------      Executive Vice President and    May 19, 1999
     (David B. Kelso)            Chief Financial Officer

           *
-------------------------      Senior Vice President and       May 19, 1999
     (Henry B. Schram)           Chief Accounting Officer





*By /s/ Henry G. Gulick
   ----------------------------------
   (Henry G. Gulick, attorney-in-fact)

                                 EXHIBIT INDEX

     Exhibit
      Number                                      Description
     -------                                      -----------
       2.1 Agreement and Plan of Merger dated as of February 6, 1999 among The Chubb Corporation, Executive Risk Inc. and Excalibur Acquisition, Inc. (included as Annex A to the Proxy Statement/Prospectus contained in this Registration Statement).

       2.2 Stock Option Agreement dated as of February 6, 1999 between The Chubb Corporation and Executive Risk Inc. (included as Annex B to the Proxy Statement/Prospectus contained in this Registration Statement).

       2.3 Voting Agreement dated as of February 6, 1999 between The Chubb Corporation and directors of Executive Risk Inc. (included as Annex C to the Proxy Statement/Prospectus contained in this Registration Statement).

       3.1 Form of Restated Charter of The Chubb Corporation (incorporated by reference to Chubb's Form 10-K filed on March 29, 1999).

       3.2 Form of Restated By-laws of The Chubb Corporation (incorporated by reference to Chubb's registration statement on Form 8-K dated December 17, 1998).


       4.1     Specimen Common Stock Certificate.**


       4.2 Rights Agreement dated as of March 12, 1999 by and between The Chubb Corporation and First Chicago Trust Company of New York, as rights agent (incorporated by reference to Chubb's current report on Form 8-K filed on March 30, 1999).


       5 Opinion of Shanley & Fisher, Professional Corporation regarding the validity of the securities being registered.**


       8.1 Opinion of Dewey Ballantine LLP regarding certain federal income tax consequences relating to the merger.

       8.2 Opinion of Davis Polk & Wardwell regarding certain federal income tax consequences relating to the merger.

       15.1    Letter re: Unaudited Interim Financial Information


       23.1    Consent of Ernst & Young LLP.

       23.2    Consent of Ernst & Young LLP.

       23.3 Consent of Shanley & Fisher, Professional Corporation (included in the opinion filed as Exhibit 5 to this Registration Statement).

       23.4 Consent of Dewey Ballantine LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).

       23.5 Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

       24 Powers of Attorney for the directors and certain officers of Chubb.*

       99.1    Consent of Donaldson, Lufkin & Jenrette Securities Corporation.*

       99.2    Consent of Salomon Smith Barney Inc.*

       99.3    Form of Executive Risk Inc. Proxy Card.*


---------
* Filed previously with Registration Statement on Form S-4 (No. 333-73073) on February 26, 1999.
** Filed previously with Amendment No. 1 to Registration Statement on Form S-4 (No. 333-73073) on April 16, 1999.